UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STANDARD PACIFIC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

STANDARD PACIFIC CORP.

15326 Alton Parkway

Irvine, California 92618-2338

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 18, 2008

A Special Meeting of Stockholders of Standard Pacific Corp. will be held at the Company’s corporate office, 15326 Alton Parkway, Irvine, California 92618-2338, on Monday, August 18, 2008 at 10:30 a.m., local time, for the following purposes:

(1)	To approve the conversion of shares of the Company’s outstanding Senior Convertible Preferred Stock into Series B Junior Participating Convertible Preferred Stock, the issuance of Series B Junior Participating Convertible Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon the conversion of the Series B Junior Participating Convertible Preferred Stock.

(2)	To approve and authorize the adoption of the Company’s Amended and Restated Certificate of Incorporation, which would, among other things, (i) increase the total number of shares of capital stock that Standard Pacific Corp. is authorized to issue from 210,000,000 shares to 610,000,000 shares by increasing the total number of authorized shares of common stock from 200,000,000 shares to 600,000,000 shares, (ii) declassify the Board of Directors, (iii) remove provisions providing for a supermajority vote in connection with certain actions; (iv) renounce, pursuant to Section 122(17) of the Delaware General Corporation Law, any interest or expectancy of the Company in business opportunities presented to directors and stockholders affiliated with MatlinPatterson Global Advisers LLC, and (v) remove the prohibition on the ability of our stockholder’s to act by written consent for so long as the Investor and its affiliates hold at least 40% of our voting securities;

(3)	To approve an amendment to the Standard Pacific Corp. 2008 Equity Incentive Plan to increase the number of shares available for issuance under that plan by 19,023,543 shares; and

(4)	To transact such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice. Submission of these proposals to our stockholders is required under the terms of the Investment Agreement, dated May 26, 2008, as amended, between the Company and MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC.

The Board of Directors recommends stockholders vote FOR each of the proposals.

The Board of Directors has fixed the close of business on July 9, 2008 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and any and all postponements and adjournments thereof.

In order to constitute a quorum for the conduct of business at the Special Meeting, it is necessary that holders of a majority of the outstanding voting securities of the Company be present in person or be represented by proxy. Your attention is directed to the accompanying proxy statement. To assure your representation at the Special Meeting, please date, sign and mail the enclosed proxy card for which a return envelope is provided. Alternatively, you may provide voting instructions by telephone or the Internet, 24 hours a day, 7 days a week. Please follow the voting instructions printed on the enclosed proxy card. Stockholders who attend the Special Meeting may vote in person even though they have previously mailed their proxy card or provided voting instructions via telephone or the Internet.

By Order of the Board of Directors

CLAY A. HALVORSEN
Secretary

Irvine, California

July 17, 2008

Page
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

PROXY STATEMENT	1

GENERAL INFORMATION	1

RECORD DATE AND VOTING	1

SUMMARY OF THE PROPOSALS	3

BACKGROUND TO THE PROPOSALS	10

PROPOSAL 1: APPROVAL OF CONVERSION OF THE SENIOR PREFERRED STOCK INTO SERIES B PREFERRED STOCK, THE ISSUANCE OF SERIES B PREFERRED STOCK UPON THE EXERCISE OF THE WARRANT AND THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED STOCK	32

PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STANDARD PACIFIC CORP.	34

PROPOSAL 3: APPROVAL OF AMENDMENT TO THE STANDARD PACIFIC CORP. 2008 EQUITY INCENTIVE PLAN	38

EQUITY COMPENSATION PLAN INFORMATION	47

EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS	48

EXECUTIVE COMPENSATION	56

REPORT OF THE COMPENSATION COMMITTEE	61

DIRECTOR COMPENSATION	61

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63

FORWARD-LOOKING STATEMENTS	65

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS	67

INCORPORATION BY REFERENCE	67

OTHER MATTERS	68

APPENDIX A: CERTIFICATE OF DESIGNATIONS OF SENIOR CONVERTIBLE PREFERRED STOCK OF STANDARD PACIFIC CORP.	A-1

APPENDIX B: CERTIFICATE OF DESIGNATIONS OF SERIES B JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK OF STANDARD PACIFIC CORP.	B-1

APPENDIX C: AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STANDARD PACIFIC CORP.	C-1

APPENDIX D: STANDARD PACIFIC CORP. 2008 EQUITY INCENTIVE PLAN	D-1

PROXY STATEMENT

STANDARD PACIFIC CORP.

15326 Alton Parkway

Irvine, California 92618-2338

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 18, 2008

GENERAL INFORMATION

This proxy statement is being mailed to stockholders on or about July 17, 2008 in connection with the solicitation on behalf of the Board of Directors of Standard Pacific Corp., a Delaware corporation, of proxies for use at the Special Meeting of Stockholders of the Company to be held at the Company’s corporate office, 15326 Alton Parkway, Irvine, California 92618-2338, on Monday, August 18, 2008 at 10:30 a.m., local time, and at any and all postponements and adjournments thereof.

The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail or personally. In addition, we have retained The Altman Group, a proxy solicitor, to assist us in the solicitation of proxies. We anticipate that the cost of proxy solicitation would be approximately $15,000, plus reasonable out-of-pocket expenses.

RECORD DATE AND VOTING

Holders of the Company’s common stock and the Company’s Senior Preferred Stock are entitled to vote at the Special Meeting. Holders of the Company’s common stock are entitled to one vote per share of common stock on each matter presented for action by the stockholders at the Special Meeting. Holders of the Company’s Senior Preferred Stock are entitled to 47.81 votes per share of Senior Preferred Stock on each matter presented for action by the stockholders at the Special Meeting, except for Proposal 1, on which proposal such shares are not entitled to vote. The shares of common stock and Senior Preferred Stock entitled to vote at the Special Meeting are referred to herein as the “Shares.” Only stockholders of record as of the close of business on Wednesday July 9, 2008 (the “Record Date”) are entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, the Company had outstanding a total of 72,967,611 shares of common stock and 381,250 shares of Senior Preferred Stock. The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the outstanding Shares is necessary to constitute a quorum for the transaction of business at the Special Meeting. As of the Record Date, holders of our common stock held 80.01% of the voting power and holders of our Senior Preferred Stock held 19.99% of the voting power.

The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained therein at the Special Meeting, including all adjournments and postponements. In the absence of instructions, Shares represented by properly completed proxies will be voted FOR the conversion and issuance described in Proposal 1 below, FOR the adoption of the Amended and Restated Certificate of Incorporation described in Proposal 2 below and FOR the amendment to the Standard Pacific Corp. 2008 Equity Incentive Plan described in Proposal 3 below. Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the Internet, or by attending the Special Meeting and casting his or her vote in person. A stockholder’s last timely vote will be the vote that is counted.

Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by the Company to act as inspector of elections for the meeting. The inspector of elections will treat abstentions as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the rules of the New York Stock Exchange, if your broker holds Shares in your name, then the broker does not have discretionary authority to vote your Shares with respect to the Proposals. Accordingly, if you do not instruct your broker to vote your Shares, your Shares will not be represented and voted at the Special Meeting.

Stockholders can provide voting instructions by telephone by calling toll free 1-866-540-5760 from the U.S. or Canada, or via the Internet at www.proxyvoting.com/spf at anytime before 11:59 p.m. Eastern Time on August 17, 2008. Stockholders may call 1-800-311-3176 with questions regarding voting. Telephone and Internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on August 17, 2008. Please have the proxy card in hand when you telephone or visit the website.

Throughout this proxy statement:

•	“Standard Pacific,” “the Company,” “we,” “us” and “our” refer to Standard Pacific Corp.

•	“Investment Agreement” refers to the Investment Agreement between Standard Pacific and the Investor, dated May 26, 2008.

•	“Investor” refers to MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC.

•	“SEC” refers to the Securities and Exchange Commission.

•	“Senior Preferred Stock” refers to the Company’s Senior Convertible Preferred Stock, $.01 par value per share.

•	“Series B Preferred Stock” refers to the Company’s Series B Junior Participating Convertible Preferred Stock, $.01 par value per share.

•	“Stockholders Agreement” refers to the Stockholders Agreement, dated as of June 27, 2008, by and between Standard Pacific and the Investor.

SUMMARY OF THE PROPOSALS

Investor:	The holder of the Senior Preferred Stock is MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC.

The Company’s issuance of securities to the Investor:	On May 26, 2008, the Company entered into the Investment Agreement with the Investor.

On June 27, 2008, pursuant to the Investment Agreement:

•

The Company issued 381,250 shares of Senior Preferred Stock to the Investor for $381,250,000 in cash. If Proposals 1 and 2 are approved, the shares of Senior Preferred Stock will be automatically converted into shares of Series B Preferred Stock and the shares of Series B Preferred Stock will be convertible into 125 million shares of the Company’s common stock.

•

The Investor exchanged outstanding notes of the Company with an aggregate principal amount of $128,496,000, for a warrant to purchase 272,670 shares of Senior Preferred Stock at a common stock equivalent exercise price of $4.10 per share (the “Warrant”). If Proposals 1 and 2 are approved, the Warrant will be exercisable for Series B Preferred Stock and the shares of Series B Preferred Stock issuable upon exercise of the Warrant (assuming the Investor does not make a cashless exercise) will be convertible into 89.4 million shares of the Company’s common stock.

The consummation of these transactions, which occurred on June 27, 2008, is referred to herein as the “First Closing”. The shares of Senior Preferred Stock were issued, and the Senior Preferred Stock issuable upon exercise of the Warrant will be issued, from our authorized shares and stockholders are not being asked to vote upon the issuance and sale of those securities.

If the stockholders approve Proposals 1 and 2, the shares of Senior Preferred Stock will be automatically converted into Series B Preferred Stock. In addition, upon such approvals, the Warrant will become exercisable for shares of Series B Preferred Stock.

In the event that either Proposal 1 or Proposal 2, or both, are not approved by the stockholders at the Special Meeting, the Senior Preferred Stock will remain outstanding and will not be converted into Series B Preferred Stock and the Warrant will remain exercisable for Senior Preferred Stock. In such event, we have agreed to include such proposals (and our Board of Directors is required to recommend approval of such proposals) at a meeting of our stockholders no less than once in each subsequent six-month period beginning on September 15, 2008 until such approvals are obtained.

Rights Offering:	Pursuant to the Investment Agreement, following the First Closing, the Company agreed to as soon as reasonably practicable commence a rights offering pursuant to which each holder of the Company’s common stock will be offered the right to purchase up to such holder’s pro rata share of approximately 50 million shares of our common stock at a per share price of $3.05 (the equivalent price per share paid by the Investor for the Senior Preferred Stock on an as-converted basis). This proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any of the common stock in the rights offering. The Investor has agreed to purchase, in the form of preferred stock, any common stock not purchased by the Company’s common stockholders in the rights offering. This purchase will be consummated in a separate closing following the rights offering. The rights offering described above is referred to herein as the “Rights Offering.”

Reasons for the Investment and Rights Offering:

As a result of the deterioration in homebuilding market conditions and the impact of these conditions on our overall financial condition, in late 2007, the Board retained financial advisors, and with their input, initiated a process to examine alternative financial and strategic opportunities. One of the primary focuses of this process was strengthening the Company’s balance sheet to enable the Company to more effectively weather the downturn and position it to compete aggressively as market conditions improve. Based on a thorough evaluation of alternatives by our Board, the Company entered into an agreement with the Investor, which committed to invest, in the aggregate, more than $530 million of equity in the Company. The transaction structure was also designed to afford our existing stockholders the opportunity to participate in the transaction by making an additional investment in the Company at the same common stock equivalent price paid by the Investor through a rights offering for approximately 50 million shares of common stock. The Investor has agreed to purchase, in the form of preferred stock, the shares not purchased by our stockholders in the Rights Offering.

See “Background to the Proposals—Reasons for the Investment and Rights Offering.”

Rights of the Senior Preferred Stock:	The terms of the Senior Preferred Stock include the following:

•

Dividends. The Senior Preferred Stock will receive, on an as-converted basis, non-cumulative cash dividends if declared on the Company’s common stock. In addition, unless the stockholders approve Proposals 1 and 2, the Senior Preferred Stock will accrue cumulative dividends, whether or not declared, at a rate equal to 17% of the liquidation preference per annum from and after September 15, 2008, which rate will increase by 0.5% every six months until stockholders approve Proposals 1 and 2. Such annualized dividend rate will be capped at 20%. As of the First Closing, the aggregate liquidation preference of the outstanding Senior Preferred Stock was $381,250,000.

•

Liquidation. Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Senior Preferred Stock will receive for each share of Senior Preferred Stock, payment of a liquidating distribution in the amount of the greater of:

•	the then-current liquidation preference plus any accrued dividends; and

•	the amount payable if the Senior Preferred Stock had been converted into Series B Preferred Stock and then converted into common stock immediately prior to the liquidating distribution.

The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a liquidation, dissolution or winding up; provided, that, a “fundamental change,” as described below, will constitute a liquidation, dissolution or winding up of the Company unless waived by the vote or consent of the holders of a majority of the shares of Senior Preferred Stock at the time outstanding.

•	Voting. The Senior Preferred Stock is entitled to vote, on an as-converted basis, with holders of common stock, provided that such shares shall not exceed 19.99% of the voting power of the Company.

•	Conversion. Upon approval of Proposals 1 and 2, the Senior Preferred Stock will automatically convert into shares of Series B Preferred Stock.

See “Background to the Proposals—Terms of the Preferred Stock—Senior Preferred Stock.”

Rights of the Series B Preferred Stock:	The terms of the Series B Preferred Stock include the following:

•	Dividends. The Series B Preferred Stock will receive, on an as-converted basis, non-cumulative cash dividends if declared on the Company’s common stock.

•

Liquidation. Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Stock will receive payment of a liquidating distribution of the remaining assets of the Company as if the Series B Preferred Stock had been converted into common stock immediately prior to the liquidating distribution.

•

Voting. The Series B Preferred Stock is entitled to vote, on an as converted basis, with the common stock, provided that no holder of Series B Preferred Stock, shall have “beneficial ownership” of more than 49% of the total voting power of the capital stock entitled to vote in the election of the Board of Directors.

•

Conversion. Upon transfer of the Series B Preferred Stock to any person who is not an affiliate of the Investor, the Series B Preferred Stock will automatically convert into shares of the Company’s common stock. The Investor may also at any time voluntarily convert the Series B Preferred Stock into common stock provided that the Investor would not beneficially own more than 49% of the total voting power of the Company.

See “Background to the Proposals—Terms of the Preferred Stock—Series B Preferred Stock.”

Stockholders Agreement:	Pursuant to the Investment Agreement, at the First Closing, the Company and the Investor entered into the Stockholders Agreement, which provides the Investor the ability to designate up to three directors to the Company’s board of directors.

If we receive stockholder approval of Proposals l and 2, for so long as the Investor owns at least 10% of the total voting power of the Company, then it will be entitled to designate such number of directors to serve on the Company’s board of directors as would be proportionate to the total voting power of voting stock beneficially owned by the Investor and its affiliates, provided that the number of directors appointed by the Investor shall never exceed one person less than a majority of the directors then serving on the Company’s board of directors. To the extent that the Investor and its affiliates decrease their holdings of voting stock of the Company, the Company has the right to request the resignation of directors designated by the Investor to maintain the Investor’s proportionate share.

The Stockholders Agreement also:

•	contains standstill provisions and restrictions on the Investor’s ability to transfer the Company’s securities acquired in the transaction; and

•	grants to the Investor and certain assignees customary registration rights.

See “Background to the Proposals—Terms of the Stockholders Agreement.”

Future transactions with the Investor and its Affiliates:	The Company may from time-to-time enter into further transactions with the Investor or its affiliates, which may require stockholder approval under Delaware law or the NYSE Listed Company Manual.

See “Future Transactions with the Investor and its Affiliates”

Reason for seeking approval for the conversion of the Senior Preferred Stock to Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the conversion of the Series B Preferred Stock to common stock:

Because our common stock is listed on the New York Stock Exchange (the “NYSE”), we are subject to NYSE rules and regulations. Section 312.03 of the NYSE Listed Company Manual, requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions:

•	if the common stock to be issued has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance; or

•	if the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance.

Our proposed conversion of the Senior Preferred Stock into Series B Preferred Stock and exercise of the Warrant for Series B Preferred Stock falls under this rule because the shares of Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock and exercise of the Warrant will have voting power in excess of 20% of the voting power outstanding before the issuance of the Senior Preferred Stock and the Warrant, and the common stock issuable upon conversion of the Series B Preferred Stock will exceed 20% of the number of shares of our common stock outstanding before the issuance.

See “Proposal One—Approval of Conversion of the Senior Preferred Stock into Series B Preferred Stock, the Issuance of Series B Preferred Stock Upon the Exercise of the Warrant and the Issuance of Common Stock Upon Conversion of the Series B Preferred Stock.”

Reason for seeking the authorization of the amendments to our Certificate of Incorporation:	If Proposal 1 is approved, we will not have a sufficient number of authorized shares of common stock to effect the conversion of all of the Series B Preferred Stock into common stock. We are seeking to increase the number of shares of common stock authorized by our Certificate of Incorporation to provide us with a sufficient number of authorized shares to effect the conversion of all of the Series B Preferred Stock into common stock and to provide us with additional authorized shares to be used from time to time for general corporate purposes, including capital raising transactions, employee benefit plans, and acquisitions. In addition, the amendment will:

•	declassify our Board of Directors (resulting in each member of our Board of Directors being elected annually),

•	remove provisions providing for a supermajority vote of stockholders in connection with certain actions,

•

renounce, pursuant to Section 122(17) of the Delaware General Corporation Law, our interest or expectancy in business opportunities presented to directors and stockholders affiliated with the Investor; and

•	remove the prohibition on the ability of our stockholder’s to act by written consent for so long as the Investor and its affiliates hold at least 40% of our voting securities.

The amendment of our Certificate of Incorporation requires approval of the holders of our voting securities pursuant to the Delaware General Corporation Law.

See “Proposal Two—Approval of Amended and Restated Certificate of Incorporation of Standard Pacific Corp.”

Reason for seeking approval for the amendment to the Standard Pacific Corp. 2008 Equity Incentive Plan:	In connection with the transactions contemplated by the Investment Agreement, the Investor requested and the Company agreed that the Compensation Committee of the Board would consider implementing new management and employee incentives to further align management’s and other employees’ interests with those of the Company’s stockholders. The Compensation Committee and Board believe that stock-based incentives are an effective compensation tool to help achieve this alignment, as well as to promote management ownership of the Company’s common stock and further the Company’s emphasis on pay for performance. In order to increase the aggregate number of shares available for stock-based incentives, the Board is seeking stockholder approval under Section 312.03 of the NYSE Listed Company Manual for an increase in the shares available for issuance under the Standard Pacific Corp. 2008 Equity Incentive Plan to an aggregate of 21,940,000 shares, which represents approximately 6% of the Company’s outstanding shares, on a fully diluted basis.

Interests of the Company’s management that may differ from your interests:	The Company’s executive officers, other than its Chief Executive Officer, Jeffrey Peterson, have change of control agreements under which severance benefits are payable if the Company terminates their employment without cause or the executive officers terminate their employment for good reason in connection with or for two years after a change of control, as defined in the change of control agreements. The conversion of the Senior Preferred Stock to Series B Preferred Stock will constitute a change of control for purposes of the change of control agreements. As a result, if the employment of any of the Company’s executive officers, other than our Chief Executive Officer, is terminated within the two year period after stockholder approval of Proposals 1 and 2, or in connection with the transactions contemplated by such proposals, they will be entitled to payments under such agreements. No payment is due to such executive officers if they continue to be employed by the Company in their current positions.

In addition, each of the Company’s executive officers has been granted stock options, restricted stock, and performance share awards pursuant to the terms of the Company’s various stock incentive plans. These awards, along with those granted to the Company’s other employees and its directors, will vest upon the conversion of the

Senior Preferred Stock to Series B Preferred Stock pursuant to the terms of the awards as well as pursuant to the change in control agreements described above.

See “Background to the Proposals—Interests of the Company’s Management in the Proposals and Potential Conflicts of Interest.”

Board Recommendation:	Our Board believes that the approval of Proposals 1, 2 and 3 by the stockholders would be in our best interests and the best interests of our stockholders. Among other factors, with respect to Proposals 1 and 2, the Board believes that it is in the best interests of the Company and its stockholders to eliminate the requirement to pay dividends on the Senior Preferred Stock and to eliminate the liquidation preference existing in favor of the Senior Preferred Stock. With respect to Proposal 3, the Board believes that stock-based incentives are an effective compensation tool to help achieve further alignment of management’s and other employees’ interests with those of the Company’s other stockholders, as well as to promote management ownership of the Company’s common stock and further the Company’s emphasis on pay for performance, and therefore in order to increase the aggregate number of shares available for stock-based incentives, the Board recommends stockholder approval for the amendment to the 2008 Standard Pacific Corp. Equity Incentive Plan to increase the shares available for issuance thereunder.

BACKGROUND TO THE PROPOSALS

Reasons for the Investment and Rights Offering

During 2006 and 2007 and continuing into 2008, our operations were impacted by weak housing demand in most of the major housing markets across the country. The decline in demand throughout this period led to significant home price reductions and incentives to move inventory which eroded our margins and triggered asset impairments and land deposit write-offs. For the three months ended March 31, 2008 and for the year ended December 31, 2007, we incurred net losses of $216.4 million, or $3.34 per diluted share, and $767.3 million, or $11.85 per diluted share, respectively. The significant net losses experienced during these periods were driven in large part by pretax inventory impairments and other write-offs, which totaled $1,655.6 million for the two year period ended March 31, 2008.

The net losses we incurred during the current market downturn negatively impacted our ability to comply with the financial covenants and conditions to borrowing (particularly the net worth and leverage covenants and conditions) contained in our credit facilities. We amended our credit facilities twice during 2007 to provide covenant relief. Notwithstanding these amendments, we were unable to comply with certain of the amended financial covenants contained in our credit facilities as of January 1, 2008 and as a result we sought and obtained a series of waivers of our non-compliance. In addition, our financial condition as of March 31, 2008 left us unable to meet the conditions that would permit us to incur additional indebtedness (other than specified categories of indebtedness) under our public notes or to make restricted payments (including payments to satisfy joint venture obligations).

As a result of the deterioration in homebuilding market conditions and the impact of these conditions on our overall financial condition, in late 2007, the Board approved the engagement of Credit Suisse Securities (USA) LLC and Miller Buckfire & Co., LLC, as our financial advisors, and with their input initiated a process to examine alternative financial and strategic opportunities to provide the Company with additional liquidity and operating flexibility. One of the primary focuses of this process was strengthening the Company’s balance sheet to enable the Company to more effectively weather the current downturn and position it to compete aggressively as market conditions improve. We examined a wide range of potential strategic and financial alternatives, including the sale of equity and debt securities, debt exchanges, the sale of non-core land assets and operating divisions, and a merger, business combination or sale of the Company.

Based on a thorough evaluation of these alternatives by our Board (including the advice of Credit Suisse Securities (USA) LLC and Miller Buckfire & Co., LLC), on May 26, 2008 the Company entered into the Investment Agreement, pursuant to which the Investor committed to invest, in the aggregate, more than $530 million of equity in the Company.

Pursuant to the terms of the Investment Agreement, at the First Closing, the Investor invested approximately $381.3 million in cash for shares of our Senior Preferred Stock, which, subject to stockholder approval, is convertible into 125 million shares of the Company’s common stock at a common stock equivalent price of $3.05 per share (nearly a 37% premium over the closing price of our common stock on May 23, 2008). The Investor also exchanged approximately $128.5 million in principal amount of the Company’s outstanding notes for the Warrant to purchase 272,670 shares of Senior Preferred Stock (or Series B Preferred Stock, if our stockholders approve Proposal 1 and 2) at a common stock equivalent exercise price of $4.10 per share, which shares, subject to stockholder approval, are convertible into 89.4 million shares of the Company’s common stock.

Further, the transaction structure was designed to afford our existing stockholders the opportunity to participate in the transaction by making an additional investment in the Company at the same common stock equivalent price paid by the Investor for the Senior Preferred Stock through a rights offering to our existing public stockholders pursuant to which each holder of our common stock will be offered the transferable right to purchase up to such holder’s pro rata share of approximately 50 million shares of our common stock at a per share price of $3.05, or an aggregate purchase price of approximately $152.5 million. The Investor has agreed to purchase, in the form of preferred stock, the shares not purchased by our stockholders in the Rights Offering.

Investment Agreement

On May 26, 2008, the Company entered into the Investment Agreement with the Investor. At the First Closing, pursuant to the Investment Agreement:

•

The Company issued 381,250 shares of Senior Preferred Stock to the Investor for $381,250,000 in cash. If Proposals 1 and 2 are approved, the shares of Senior Preferred Stock will be automatically converted into shares of Series B Preferred Stock and the shares of Series B Preferred Stock will be convertible into 125 million shares of the Company’s common stock.

•

The Investor exchanged outstanding notes of the Company with an aggregate principal amount of $128,496,000, for the Warrant, which provides for the purchase of 272,670 shares of Senior Preferred Stock at a common stock equivalent exercise price of $4.10 per share. If Proposals 1 and 2 are approved, the Warrant will be exercisable for Series B Preferred Stock and the shares of Series B Preferred Stock issuable upon exercise of the Warrant (assuming the Investor does not make a cashless exercise) will be convertible into 89.4 million shares of the Company’s common stock.

In the event that either Proposal 1 or Proposal 2, or both, are not approved by the stockholders at the Special Meeting, the Senior Preferred Stock will remain outstanding and will not be converted into Series B Preferred Stock and the Warrant will remain exercisable for Senior Preferred Stock. In such event, we have agreed to include such proposals (and our Board of Directors is required to recommend approval of such proposals) at a meeting of our stockholders no less than once in each subsequent six-month period beginning on September 15, 2008 until such approvals are obtained.

Maximum Share Ownership of the Investor Pursuant to the Investment Agreement

The table below sets forth:

•

the maximum number of shares of Senior Preferred Stock that will be outstanding and held by the Investor pursuant to the Investment Agreement and the transactions contemplated thereby if the stockholders do not approve both Proposals 1 and 2;

•

the maximum number of shares of Series B Preferred Stock that will be initially issuable upon conversion of such shares of Senior Preferred Stock and exercise of the Warrant if the stockholders approve both proposals at the Special Meeting; and

•	the maximum number of shares of common stock initially issuable upon conversion of such shares of Series B Preferred Stock.

	No Approval	Stockholder Approval
	Maximum Shares of Senior Preferred Stock	Maximum Shares of Series B Preferred Stock Issuable	Maximum Shares of Common Stock Issuable
At the First Closing:	381,250	381,250	125,000,000
Upon exercise of the Warrant (assumes no cashless exercise):	272,670	272,670	89,400,000
Issuable to the Investor in the Rights Offering (assumes no shares purchased by other stockholders in the Rights Offering):	152,500	152,500	50,000,000

TOTAL:	806,420	806,420	264,400,000

PERCENTAGE OF THE ECONOMIC RETURNS ON AN AS-CONVERTED TO COMMON STOCK BASIS:
• If the Investor is not required to purchase any of the shares in the Rights Offering:			Approx. 64%

• If the Investor is required to purchase all of the shares in the Rights Offering:			Approx. 78%

If Proposals 1 and 2 are not approved, the Senior Preferred Stock will accrete special dividends to the liquidation preference. This will result in a commensurate increase in the number of shares of Series B Preferred Stock into which the Senior Preferred Stock will convert and a commensurate increase in the number of shares of common stock issuable upon conversion of the Series B Preferred Stock. In addition, the number of shares above are subject to customary antidilution adjustments as described under “—Terms of the Preferred Stock.”

Terms of the Preferred Stock

The following is a summary of the material terms of the powers, designations, preferences and other rights of the Senior Preferred Stock and the Series B Preferred Stock. The Certificate of Designations for the Senior Preferred Stock and the Series B Preferred Stock are attached to this proxy statement as Appendix A and Appendix B, respectively. Stockholders are urged to read these attachments in their entirety.

Senior Preferred Stock

Designation and Amount

There are 1,500,000 shares of preferred stock designated as “Senior Convertible Preferred Stock.” The Senior Preferred Stock has an initial liquidation preference of $1,000 per share.

Ranking

The Senior Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, ranks:

•

equal with each other class or series of preferred stock established after the date on which the Senior Preferred Stock was first issued by the Company, the terms of which expressly provide that such class or series will rank equal with the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company; and

•

senior to the Company’s common stock, Series A Junior Participating Cumulative Preferred Stock, Series B Preferred Stock and each other class or series of capital stock outstanding or established after the date on which the Senior Preferred Stock was first issued by the Company, the terms of which do not expressly provide that it ranks equal with or senior to the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividends

Dividends on Common Stock

If the Board of Directors declares a cash dividend payable to holders of the Company’s common stock, holders of Senior Preferred Stock will be entitled to receive a non-cumulative cash dividend in an amount per share of Senior Preferred Stock equal to the product of (1) the per share dividend declared and paid in respect of each share of common stock and (2) the number of shares of common stock into which such share of Senior Preferred Stock would then be convertible if stockholders had approved Proposals 1 and 2. No cash dividends are permitted to be paid to holders of securities junior to the Senior Preferred Stock unless such non-cumulative cash dividends are paid at the same time with respect to the Senior Preferred Stock.

Special Dividends

Unless our stockholders approve Proposals 1 and 2 on or before September 15, 2008 (and until such time as our stockholders approve these proposals), holders of Senior Preferred Stock will also be entitled to receive special dividends, beginning September 15, 2008, at a rate equal to 17% of the Senior Preferred Stock’s liquidation preference per annum. The special dividends will be increased by 0.5% every six months until such time as stockholders approve Proposals 1 and 2 and will continue to accrue, whether or not declared, but will be capped at a maximum rate of 20% per annum. The special dividends will be payable quarterly in arrears on December 15, March 15, June 15 and September 15 of each year; provided that the first date that such dividends will be declared by the Board of Directors will be September 15, 2009. The declaration and payment of special dividends will solely result in accretion of the amount of the accrued dividends to the liquidation preference and will not require the Company to make any payments in cash or any other form solely as a result of such declaration and payment.

Liquidation

If the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of Senior Preferred Stock will be entitled to receive for each share of Senior Preferred Stock liquidating distributions in the amount of the greater of:

•

the then-current liquidation preference per share of Senior Preferred Stock, plus an amount equal to any accrued dividends, whether or not declared, thereon to and including the date of such liquidation (to the extent not already added to the liquidation preference); provided, that, if a liquidation, dissolution, or winding up occurs prior to December 15, 2008, the special dividend, whether or not declared, will be deemed to be the full amount that would have accrued between September 15, 2008 and December 15, 2008, and

•

the amount that would be payable if the share of Senior Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Series B Preferred Stock equal to the liquidation preference divided by the applicable conversion price and the shares of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of common stock in accordance with the terms thereof.

Any such liquidating distribution will be paid to the holders of Senior Preferred Stock before any distribution of assets is made to the holders of the Series B Preferred Stock or any other junior securities. After payment of the full amount of such liquidating distributions, holders of the Senior Preferred Stock shall not be entitled to participate in any further distribution of the remaining assets of the Company.

If the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding up are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Senior Preferred Stock and the corresponding amounts payable on any parity securities, the holders of the Senior Preferred Stock and the holders of the parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a liquidation, dissolution or winding up; provided, that, a “fundamental change,” as described below, will constitute a liquidation, dissolution or winding up of the Company unless waived by the vote or consent of the holders of a majority of the shares of Senior Preferred Stock at the time outstanding.

Maturity

The Senior Preferred Stock will be perpetual unless converted to Series B Preferred Stock.

Redemptions

The Senior Preferred Stock is not redeemable.

Mandatory Conversion

Upon receipt of stockholder approval of Proposals 1 and 2, the Senior Preferred Stock will automatically convert into shares of Series B Preferred Stock. The number of shares of Series B Preferred Stock into which a share of Senior Preferred Stock will be convertible is determined by dividing the then-current liquidation preference by the applicable conversion price. Cash will be paid in lieu of fractional shares. The initial conversion price is $1,000 per share, and thus each share of Senior Preferred Stock is initially convertible into one share of Series B Preferred Stock. Shares of Senior Preferred Stock once converted or reacquired by the Company will resume the status of authorized and unissued preferred stock, undesignated as to series, and available for further issuance.

Anti-Dilution Adjustments

The conversion price of the Senior Preferred Stock is subject to customary anti-dilution adjustments for any of the following:

•	stock dividends and distributions on the shares of Series B Preferred Stock;

•	subdivisions, splits or combinations of the shares of Series B Preferred Stock;

•	issuances to holders of the Series B Preferred Stock of certain rights or warrants entitling them to purchase shares of Series B Preferred Stock at less than the then current market price;

•	issuances to holders of the Series B Preferred Stock of certain evidences of indebtedness, shares of capital stock, securities, cash or assets;

•	distributions of exclusively cash to holders of the Series B Preferred Stock, subject to certain exceptions; or

•

completion of an issuer self tender offer or exchange offer for the Series B Preferred Stock at a price exceeding the aggregate closing price for the common stock into which the Series B Preferred Stock is then convertible.

Reorganization Events

If any of the following events occur (but only if such events do not constitute a “fundamental change” as such term is defined below) then each share of Senior Preferred Stock outstanding immediately prior to such event will remain outstanding but will become convertible (when and if convertible pursuant to the terms of the certificate of designations for the Senior Preferred Stock) into the kind of securities, cash and other property receivable in such event by a holder of that number of shares of common stock into which the share of Senior Preferred Stock would then be convertible assuming receipt of stockholder approval of Proposals 1 and 2:

•

any consolidation or merger of the Company with or into another entity, or other similar transaction, in each case pursuant to which the Company’s common stock will be converted into cash, securities or other property of the Company or another entity;

•

any sale, transfer, lease or conveyance to another entity of all or substantially all of the property and assets of the Company, in each case pursuant to which the Company’s common stock will be converted into cash, securities or other property of the Company or another entity; or

•	any reclassification of the Company’s common stock including into securities other than the common stock.

Fundamental Change

A fundamental change will occur if:

•

a “person” or “group” (other than any “person” or “group” that includes the Investor or any of its affiliates) within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate beneficial owner of voting securities of the Company representing more than 50% of the voting power of the outstanding voting stock of the Company; or

•

the occurrence, prior to stockholder approval of Proposals 1 and 2, of the consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any entity other than one of the Company’s subsidiaries or the Investor or any of its affiliates, in each case pursuant to which the Company’s common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving entity immediately after the transaction.

The Company may not enter into any agreement for a transaction constituting a fundamental change unless such agreement:

•

entitles the holders of the Senior Preferred Stock to receive the securities, cash and other property that the holders would have been entitled to receive upon a liquidation, dissolution or winding up of the Company as provided under the heading “Liquidation” above, or

•

in each case, subject to obtaining the required consent specified in the last paragraph under the heading “Liquidation” above, (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation in which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, has such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole.

The Company will not be prohibited from entering into or consummating a transaction constituting a fundamental change, if the Senior Preferred Stock is treated as described above.

Voting Rights

The holders of the Senior Preferred Stock will be entitled to vote, on an as-converted basis, with holders of the common stock on all matters that the holders of common stock are entitled to vote upon; provided, that the votes attributable to such shares with respect to any holder of the Senior Preferred Stock will automatically be reduced:

•

pro-rata among all holders of the Senior Preferred Stock such that the total voting power of all of the shares of Senior Preferred Stock is not more than 19.99% of the total voting power of the outstanding common stock on the date of issuance of the Senior Preferred Stock; and

•

pro-rata among holders of the Senior Preferred Stock included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) with such holder, and in making any such pro rata determination, taking into account any other capital stock beneficially owned by such holders, so that no “person” or “group”, is or becomes the beneficial owner (generally as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 49% of the total voting power of the capital stock entitled to vote in the election of the Board of Directors. These voting rights shall be interpreted in a manner consistent with the definition of “Change of Control” set forth in the indentures governing the Company’s public notes that were outstanding on the date of filing of the certificate of designations for the Senior Preferred Stock, such that a “Change of Control” shall not occur as a result of the voting rights attributable to the Senior Preferred Stock.

So long as any shares of Senior Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Senior Preferred Stock at the time outstanding (voting as a single class with all other classes and series of parity securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series) will be necessary for effecting any of the following actions, whether or not such approval is required by Delaware law:

•

any amendment, alteration or repeal of any provision of the certificate of incorporation, the certificate of designations for the Senior Preferred Stock, or the Company’s bylaws, whether by merger, consolidation, business combination or otherwise, that would alter or change the voting powers, preferences or special rights of the Senior Preferred Stock so as to affect them adversely;

•

any amendment or alteration of the certificate of incorporation, including any certificate of designations (whether by merger, consolidation, business combination or otherwise), to authorize or create, or increase the authorized amount of, any shares of any parity securities or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Senior Preferred Stock in the payment of dividends or in the distribution of assets in a liquidation transaction; or

•

the consummation of a binding share exchange or reclassification involving the Senior Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of the Senior Preferred Stock will have no separate right to vote under the certificate of designations for the Senior Preferred Stock or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if:

¡	the Company has complied with the provisions described above for a transaction constituting a fundamental change;

¡

the transaction shall be a “reorganization event” in which each share of Senior Preferred Stock shall become convertible into the exchange property described above under the heading “Reorganization Event”; or

¡

in each case (subject to obtaining the required consent of holders of the Senior Preferred Stock) (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders of the Senior Preferred Stock thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole.

Any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of the Senior Preferred Stock, or any securities convertible into preferred stock ranking equally with and/or junior to the Senior Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/

or the distribution of assets upon a liquidation transaction, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Senior Preferred Stock and the holders of the Senior Preferred Stock will have no right to vote solely by reason of such an increase, creation or issuance.

Repurchases of Junior Securities

As long as the Senior Preferred Stock remains outstanding, the Company may not redeem, purchase or acquire any of its common stock or other securities junior to the Senior Preferred Stock, other than:

•

redemptions, purchases or other acquisitions of junior securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan; and

•	conversions into or exchanges for other junior securities and cash solely in lieu of fractional shares of the junior securities.

Series B Preferred Stock

Designation and Amount

The number of preferred shares to be designated as “Series B Junior Participating Convertible Preferred Stock” will be 5,000,000.

Ranking

The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank equal to the Series A Junior Participating Cumulative Preferred Stock of the Company (the “Series A Preferred Stock”) and junior to the Senior Preferred Stock and all other preferred stock of the Company, other than a class or series of preferred stock established after the date on which shares of the Series B Preferred Stock are first issued by the Company the terms of which expressly provide that such class or series will rank on a parity with or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividends and Distributions

From and after the date on which shares of the Series B Preferred Stock are first issued, if the Board of Directors declares and pays a dividend in the form of cash or other assets (other than shares of common stock or rights or warrants to subscribe for common stock) in respect of any shares of common stock of the Company, holders of the Series B Preferred Stock will be entitled to receive non-cumulative dividends in an amount per share of Series B Preferred Stock equal to the product of (1) the per share dividend declared and paid in respect of each share of common stock and (2) the number of shares of common stock into which such share of Series B Preferred Stock is then convertible. No dividends shall be payable to holders of shares of common stock unless the full dividends are paid at the same time in respect of the Series B Preferred Stock. If the Board of Directors does not declare a dividend in respect of any dividend period, the holders of the Series B Preferred Stock will have no right to receive any dividend for such dividend period.

Liquidation, Dissolution or Winding Up

If the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled to receive liquidating distributions of the remaining assets of the Company as if each share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into shares of common stock.

If the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and outstanding shares of common stock and Series A Preferred Stock, holders of the Series B Preferred Stock and holders of shares of common stock and Series A Preferred Stock will share ratably in any distribution of the assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a liquidation, dissolution or winding up.

Maturity

The Series B Preferred Stock will be perpetual unless converted to common stock in accordance with the certificate of designations for the Series B Preferred Stock.

Redemptions

The Series B Preferred Stock will not be redeemable.

Optional Conversion

Subject to the terms and conditions set forth in the certificate of designations for the Series B Preferred Stock, each share of Series B Preferred Stock may be converted at any time, at the option of the holder of the Series B Preferred Stock, into shares of common stock; provided that any holder of the Series B Preferred Stock may only convert such number of shares of Series B Preferred Stock into shares of common stock such that such holder (including a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that includes such holder), does not become a beneficial owner (generally as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of greater than 49% of the total voting power of the capital stock entitled to vote in the election of the Board of Directors after giving effect to such conversion.

Mandatory Conversion

If the Investor or its affiliates sell, transfer or otherwise dispose of shares of Series B Preferred Stock to any person or entity (other than the Investor or its affiliates), such shares will automatically convert into shares of common stock effective as of the consummation of such sale, transfer or other disposition.

Number of Shares Upon Conversion

The number of shares of common stock into which a share of Series B Preferred Stock will be convertible will be determined by dividing $1,000 by the applicable conversion price. Cash will be paid in lieu of fractional shares. The initial conversion price is $3.05 and thus each share of Series B Preferred Stock is initially convertible into 327.86885 shares of common stock of the Company. Shares of Series B Preferred Stock once converted or reacquired by the Company will resume the status of authorized and unissued preferred stock, undesignated as to series, and available for further issuance.

Anti-Dilution Adjustments

The conversion price of the Series B Preferred Stock is subject to customary anti-dilution adjustments for any of the following:

•	stock dividends and distributions on the shares of common stock;

•	subdivisions, splits or combinations of the shares of common stock;

•	issuances to holders of the common stock of certain rights or warrants entitling them to purchase shares of common stock at less than the then current market price; and

•	completion of an issuer self tender offer or exchange offer for the common stock at a price exceeding the aggregate closing price for the common stock.

Reorganization Events

If any of the following events occur each share of Series B Preferred Stock outstanding immediately prior to such “reorganization event” shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such reorganization event by the holder of that number of shares of the Company’s common stock into which the shares of Series B Preferred Stock would then be convertible:

•

any consolidation or merger of the Company with or into another entity, or other similar transaction, in each case pursuant to which the Company’s common stock will be converted into cash, securities or other property of the Company or another entity;

•

any sale, transfer, lease or conveyance to another entity of all or substantially all of the property and assets of the Company, in each case pursuant to which the Company’s common stock will be converted into cash, securities or other property of the Company or another entity; or

•	any reclassification of the Company’s common stock into securities including securities other than the Company’s common stock.

Fundamental Change

A “fundamental change” means the occurrence of the consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any entity other than one or more of the Company’s subsidiaries or the Investor or any of its affiliates, in each case pursuant to which the Company’s common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the entities that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving entity immediately after the transaction.

The Company may not enter into any agreement for a transaction constituting a fundamental change unless such agreement:

•

entitles holders of the Series B Preferred Stock to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of the Company’s common stock that was not the counterparty to such transaction or an affiliate of such other party;

•	provides that each share of Series B Preferred Stock will be converted into the number of shares of common stock into which it is then convertible; or

•

provides that (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders of the Series B Preferred Stock thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Voting Rights

The holders of the Series B Preferred Stock will vote together with the holders of the Company’s common stock on all matters upon which the holders of common stock are entitled to vote. Each share of Series B Preferred Stock will be entitled to such number of votes as the number of shares of common stock into which such share of Series B Preferred Stock is convertible at the time of the record date for any such vote; provided, that the votes attributable to such shares with respect to any holder of the Series B Preferred Stock shall be automatically reduced pro rata among holders of the Series B Preferred Stock included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) with such holder, and in making any such pro rata determination, taking into account any other capital stock beneficially owned by such holders, so that no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (generally as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 49% of the total voting power of the capital stock entitled to vote in the election of the Board of Directors. These voting rights shall be interpreted in a manner consistent with the definition of “Change of Control” set forth in the indentures governing the Company’s public notes that are outstanding on the date of the filing of the certificate of designations for the Series B Preferred Stock, such that a “Change of Control” shall not occur as a result of the voting rights attributable to the Series B Preferred Stock.

So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•

any amendment, alteration or repeal of any provision of the certificate of incorporation, the certificate of designations for the Series B Preferred Stock, or the Company’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or

•

the consummation of a binding share exchange or reclassification involving the Company’s common stock or a merger or consolidation of the Company with another entity, except that holders of the Series B Preferred Stock will have no separate right to vote under the certificate of designations for the Series B Preferred Stock or under Section 251 of the Delaware General Corporation Law or otherwise under Delaware law if:

¡	the Company shall have complied with the provisions relating to a fundamental change described above;

¡

the transaction shall be a reorganization event in which each share of Series B Preferred Stock shall be convertible into the exchange property described above under the heading “Reorganization Event”; or

¡

(1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities or common stock of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities or common stock, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders of the Series B Preferred Stock thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, or any securities convertible into preferred stock ranking junior to, equally with and/or senior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding Section 251 of the Delaware General Corporation Law or any other provision of Delaware law, holders of the Series B Preferred Stock will have no right to separately vote solely by reason of such an increase, creation or issuance.

Terms of the Stockholders Agreement

The following is a summary of the material terms of the Stockholders Agreement that the Company and the Investor entered into in connection with the First Closing.

Corporate Governance

Board Representation

Upon the First Closing, the Investor was entitled to appoint to our Board of Directors (the “Board”) up to three nominees designated by the Investor, and the Board was required to increase the size of the Board to accommodate such increase. The Investor has nominated two persons for consideration to appointment to the Board, David Matlin, Chief Executive Officer and global portfolio manager and domestic portfolio manager of MatlinPatterson Global Advisers LLC, an affiliate of the Investor, and Kenneth Campbell III, a partner in MatlinPatterson Global Advisers LLC. The directors designated by the Investor are expected to be appointed to the Board at the next regularly scheduled meeting of the Board on July 29, 2008. The terms of the Stockholder Agreement permit the Board to increase or decrease the size of the Board from time-to-time, so long as it uses its reasonable best efforts to have an authorized number of directors that is an odd number.

After receipt of stockholder approval of Proposals 1 and 2, as long as the Investor and its affiliates collectively own 10% of the Company’s total voting power, the Investor will be entitled to designate such number of directors to serve on the Board as would be proportionate to the total voting power beneficially owned by the Investor and its affiliates. The number of directors that the Investor is entitled to designate will be capped at one person less than a majority of the directors then serving on the Board. If the Investor and its affiliates decrease their beneficial ownership, then the Company has the right to request that Investor designated directors resign so that the number of directors designated by the Investor will be proportionate to the total voting power held by the Investor and its affiliates.

The Company will be required to nominate each director designated by the Investor in connection with any proxy statement or information statement pursuant to which the Company intends to solicit stockholders with respect to the election of directors and to have the Board recommend in connection with such proxy statement or information statement that the stockholders of the Company vote for the election of each Investor designated director.

The election and appointment of each Investor designated director will be subject to all legal requirements and the Company’s reasonable governance standards regarding service as a director of the Company and to the reasonable approval of the Nominating and Corporate Governance Committee of the Board. Additionally, unless otherwise approved by a majority of the non-management independent directors of the Board, no director designated by the Investor can be an officer or director of:

•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;

•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or

•

a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million.

The Investor will use its reasonable best efforts to elect to the Board the independent directors nominated by the Nominating and Governance Committee. However, pursuant to the Stockholders Agreement, the Investor is required to vote in favor of or withhold authority for such nominees in the same proportion as all of the Company’s stockholders (other than the Investor and its affiliates) vote at any special or annual meeting of stockholders or in connection with any other vote relating to director elections.

Board Committees

Unless not permitted under the independence requirements of the NYSE Listed Company Manual, at least one of the directors designated by the Investor and such additional directors as may be agreed by the independent directors and the Investor will be a member of each committee of the Board, other than the Audit Committee and any committee formed to consider certain transactions with the Investor.

Quorum

At least one director designated by the Investor must be present at any meeting of the Board for a quorum of directors to exist, except that a meeting of the Board will not require the presence of a director designated by the Investor for purposes of a quorum if all directors designated by the Investor fail to attend a duly called Board meeting relating to the same subject matter and such meeting is adjourned and the directors fail to attend the adjourned meeting of the Board, provided it is at least two business days after the meeting at which they failed to attend, and they are given notice of the adjourned meeting.

Corporate Opportunities

As long as the Investor, its director designees and their affiliates comply with confidentiality obligations in the Stockholders Agreement, the Company has agreed to renounce certain corporate and investment opportunities that may come to the attention of the Investor, its director designees and their affiliates. Such provisions do not apply to opportunities that come to the attention of such persons or entities as a result of their position with the Company or that of their affiliates with the Company. The Company has acknowledged:

•

that the Company and its subsidiaries have no interest in any of the business activities of the Investor’s director designees or the Investor, or those of their respective affiliates, or those of their respective officers, directors, managers, stockholders, members, partners or employees, whether or not competitive with the activities of the Company and its subsidiaries;

•

that the Investor’s director designees and the Investor, and their respective affiliates, and their respective officers, directors, managers, stockholders, members, partners or employees, are not obligated to present such opportunities to the Company or its subsidiaries; and

•

that the Investor’s director designees and the Investor, and their respective affiliates, and their respective, officers, directors, managers, stockholders, members, partners or employees, may invest in and, except for the Investor’s director designees, may serve on boards of directors or similar governing bodies of persons competing with the Company or its subsidiaries or persons that have a material economic relationship with the Company or its subsidiaries.

Notwithstanding the foregoing, the directors and officers of the Company, including the directors designated by the Investor, are not relieved of any fiduciary duty or other duty or obligation to the Company’s stockholders.

Pre-Approval

Certain proposed transactions with the Investor will be required to be pre-approved by a majority of the non-management independent directors of the Board.

Standstill Provisions

Pursuant to the Stockholders Agreement, the Investor has agreed that it and its affiliates will not:

•

solicit proxies with respect to a meeting of stockholders of the Company in any way that is inconsistent with the provisions of the Stockholders Agreement or the recommendations of the Board, except as approved by the independent directors;

•	become a participant in any election contest in opposition to any director slate nominated by the Board;

•	call, or in any way participate in a call for, any special meeting of stockholders of the Company;

•	request or take any action to obtain or retain any list of holders of any securities of the Company;

•

initiate or propose the approval of one or more stockholder proposals with respect to the Company under Rule 14a-8 of the Exchange Act, or induce or attempt to induce any other person to initiate or propose any stockholder proposal with respect to the Company;

•

seek election to or seek to place a representative on the Board (other than the directors designated under the Stockholders Agreement) or except in connection with the termination of an executive employment contract, seek the removal of any member of the Board;

•

in connection with any business combination involving the Company, any extraordinary dividend or liquidation of the Company, or the acquisition of a substantial portion of the equity securities or assets of the Company or any subsidiary of the Company:

¡	solicit, encourage, negotiate with or provide non-public information to any other person,

¡	make any statement or proposal to the Board or any director or officer of the Company, or

¡	otherwise make any public announcement or proposal whatsoever.

The foregoing will not apply to discussions between the Investor and the Company or any of their respective affiliates, or with respect to the second bullet above, will not limit the ability of the Investor or any of its director designees to make any statements or proposals or to discuss any proposal with any officer, director or advisor of the Company or advisor of the Board unless it would reasonably be expected to require the Company to make a public announcement regarding such discussion, statement or proposal;

•

form, join or in any way participate in or encourage the formation of a group, as defined under Section 13(d)(3) and Rule 13d-3 of the Exchange Act with respect to any voting stock of the Company, other than a group consisting of only the Investor, the Company and their affiliates, except pursuant to an acquisition proposal to acquire the Company that is consistent with the terms of the Stockholders Agreement and provided that neither the Investor, nor its affiliates, may form, join or participate in or encourage the formation of a group in which the members, together with all of such members’ respective affiliates, will, together with the Investor and its affiliates, beneficially own 50% or more of the Company’s total voting stock;

•	short the Company’s stock or enter into derivative transactions to transfer the economic risk of owning the Company’s stock;

•

except in connection with a transfer to an affiliate as permitted by the Stockholders Agreement, deposit any voting stock into a voting trust or subject any such voting stock to any arrangement or agreement with respect to the voting thereof, other than any such trust, arrangement or agreement:

¡	the only parties to, or beneficiaries of, which are the Investor, the Company or their affiliates and

¡	the terms of which do not require or permit any party thereto to act in a manner inconsistent with the Stockholders Agreement;

•

publicly disclose any intention, plan or arrangement inconsistent with the terms of the Stockholders Agreement, or make any such disclosure privately if it would reasonably be expected to require the Company to make a public announcement regarding such intention, plan or arrangement;

•

except in connection with a transaction in compliance with specified provisions of the Stockholders Agreement, make any filing public with any governmental authority, including the SEC, or make any other public statement that the Investor or its affiliates, individually or together, own more than 49% of the voting power of the voting stock of the Company, or that is otherwise inconsistent with the Stockholders Agreement;

•

except as approved by the independent directors, take any action or solicit any action by written consent with respect to any voting stock of the Company, other than a written consent solely executed under Section 12(b) of the Company’s certificate of designations for the Senior Preferred Stock or Section 12(b) of the Company’s certificate of designations for the Series B Preferred Stock;

•	except as specifically permitted by the Stockholders Agreement, otherwise act to control or influence the Company or its management, Board, policies or affairs; or

•	request the Board to waive any of the obligations of the Investor set forth in the foregoing list.

Restrictions on Transfer of Shares

Prior to the earlier of the second anniversary of the closing of the Rights Offering and March 15, 2011, the Investor and its affiliates are prohibited from transferring any capital stock of the Company, except for certain transfers to permitted affiliates that agree to be bound by the Stockholders Agreement, and if any such permitted affiliate is no longer a permitted affiliate at any time after such transfer, then such affiliate will transfer such capital stock back to the Investor or a then permitted affiliate.

After the expiration of such period, transfers may be made:

•	to any permitted affiliate;

•	to any person that will not, after such transfer, beneficially own 15% or more of the total voting power of the Company after the transaction;

•	in a bona fide pledge to a financial institution to secure borrowings as permitted by applicable laws, rules and regulations;

•

to underwriters in connection with an underwritten public offering of the Company’s capital stock on a firm commitment basis registered under the Securities Act of 1933 pursuant to which such capital stock will be broadly distributed;

•	to the Company or one of its wholly-owned subsidiaries; or

•	to any person in connection with:

¡	an acquisition proposal consummated with any person, who is not an affiliate of the Investor and which acquisition proposal is approved by a majority of the Board of Directors, or

¡

a merger that is unanimously approved by the Board or where the holders of the voting stock of the Company prior to such transaction beneficially own at least 50% of the total voting power of the surviving company’s voting stock, and in which the Investor and its affiliates and the other non-affiliated public company stockholders all hold the same relative proportion of interests in the surviving company as they did in the Company prior to the merger.

Confidentiality

The Investor has agreed to keep confidential all confidential information relating to the Company that it receives in its capacity either as a stockholder of the Company or in connection with its rights under the Stockholders Agreement and information received by the Investor’s director designees, and to not use such information in any manner that is adverse to the Company or its subsidiaries and to not disclose such information to any third party without the written consent of the Company, subject to certain customary exceptions. In addition, the Investor and its affiliates may disclose, with reasonable advance notice to the Company, confidential information of the Company to any potential purchaser of the shares held by them, if such potential purchaser executes a confidentiality agreement in a form satisfactory to the Company. Under no circumstances will the Investor or its affiliates disclose any confidential information to any competitors of the Company or its subsidiaries or any affiliates of such competitors.

Amendments to Certain Documents

The Stockholders Agreement prohibits the Company from amending its certificate of incorporation or bylaws in any manner inconsistent with the Stockholders Agreement.

The Company has agreed that, without the prior consent of the Investor, it will not amend or modify:

•	the Company’s stockholder rights plan to lower the threshold upon which the rights thereunder are separated or distributed to beneficial ownership of less than 15% of the voting stock; or

•

the certificate of incorporation of the Company to become subject to the “interested stockholder” or “business combination” provisions at a threshold of beneficial ownership of less than 15% of the voting stock.

On June 27, 2008, the Company amended its stockholder rights plan to provide that Investor and its affiliates are included in the definition of “Exempt Person.”

Prohibited Acquisitions and Circumstances Permitting Acquisitions

The Investor and its affiliates are not permitted to acquire or agree or offer to purchase or otherwise acquire any capital stock of the Company such that the Investor, together with its affiliates, after giving effect to such transaction or transactions, would beneficially own:

•

one share more than the shares of capital stock purchased by the Investor pursuant to the Investment Agreement or the transactions contemplated thereby, unless such acquisition is directly from the Company in a transaction approved by the independent directors; or

•	50% or more of the total voting stock of the Company, except pursuant to one of the following (which must be in compliance with the Stockholders Agreement):

¡	an acquisition proposal by the Investor or its affiliates to acquire the Company that is approved by at least a majority of the non-management independent directors; or

¡

an acquisition proposal to acquire the Company that is a merger or consolidation that is approved by (1) the Board, including at least one non-management director independent of the Investor, and (2) at a special or annual meeting of stockholders, by the affirmative vote of at least a majority of the voting stock of the Company not beneficially owned by the Investor or its affiliates.

Registration Rights

Shelf Registration

If requested by the Investor prior to the second anniversary of the completion of the Rights Offering (but subject to the transfer restrictions in the Stockholders Agreement), the Company is required to use its commercially reasonable efforts to qualify for registration on and to file, a shelf registration statement on Form S-3 registering the sale of the registrable securities. The Company is required to facilitate any sale of securities using such registration statement by filing any required amendments thereto; provided, however, that no sales may be made from any such registration statement during periods when the trading window is not open for the Company’s senior management.

Demand Registration

At any time after the second anniversary of the closing of the Rights Offering, but subject to transfer restrictions contained in the Stockholders Agreement, if:

•	the Company has been requested and has not filed, and caused to be effective and maintained the effectiveness of a shelf registration statement; or

•

the holders of the registrable securities intend to sell such securities by means of an underwritten offering, then the Investor may request that the Company effect the registration of all or any part of the registrable securities held by such holders on whose behalf the Investor has made the request, then the Company will then be obligated to use its commercially reasonable efforts to cause such shares to be registered. The Company will not, however, be obligated to register shares for purposes of an underwritten offering unless such offering is for at least $50,000,000 in registrable securities, or at least $10,000,000 in the case of a shelf registration. The Investor is entitled to make only three demand registration requests, and the Company is not required to effect more than one such registration in any six month period. The Company may delay the requested registration for up to 60 days, although the Company may not delay a registration more than twice in any twelve month period, in certain circumstances where the registration of shares would require the Company to disclose material nonpublic information, and where the Board believes in good faith that the disclosure of such information would reasonably be expected to:

•	adversely affect the Company or its business;

•	interfere with the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or other similar transaction; or

•	otherwise require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.

Piggyback Registration

When the Company proposes to register common stock in connection with a public offering solely for cash, holders of registrable securities will have the right to register shares of the same class as being sold by the Company for sale along with the Company.

Registrable Securities

Pursuant to the Stockholders Agreement, registrable securities shall mean:

•

all shares of common stock, including common stock issued or issuable pursuant to the conversion, exercise or exchange of other securities, rights, options or warrants, beneficially owned by the Investor, whether owned on the date of the Stockholders Agreement or acquired thereafter;

•	all shares of common stock issued or issuable (directly or indirectly) pursuant to the conversion, exercise or exchange of the Senior Preferred Stock;

•	the Warrants;

•	the Senior Preferred Stock; and

•

any and all shares of common stock issued or issuable with respect to the securities referred to in the bullets above by way of stock dividend or a stock split or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization;

provided that securities shall cease to be registrable securities when: (a) a registration statement covering such registrable securities has been declared effective under the Securities Act by the SEC and such registrable securities have been disposed of pursuant to such effective registration statement, (b) with respect to any holder the entire amount of the registrable securities held by such holder may be sold in a single sale pursuant to Rule 144 under the Securities Act, (c) such registrable securities have been sold in a sale pursuant to Rule 144, or (d) the registrable securities are transferred to a person not entitled to the registration rights granted by the Stockholders Agreement.

Termination; Successors

The registration rights described above may be assigned (together with all related obligations), without the consent of the Company, to any permitted direct or indirect transferee of the Investor who after such transfer shall own total voting power of voting stock of the Company representing at least 10% of the total voting power of the Company’s voting stock, some or all of which shall be registrable securities, and who agrees in writing (in a form reasonably satisfactory to the Company) to be subject to and bound by all the terms and conditions of certain provisions of the Stockholders Agreement relating to the registration rights and other general provisions. The rights or benefits of successors and permitted assigns of the Investor under the Stockholders Agreement are subject to the Investor, together with its affiliates, owning total voting power of voting stock of the Company representing at least 10% of the total voting power of the Company’s voting stock.

Future Transactions with the Investor

The Company may from time-to-time enter into further transactions with the Investor or its affiliates. The Stockholders Agreement provides that any such proposed transactions with the Investor or its affiliates, other than the acquisition proposals described under the heading “Prohibited Acquisitions and Circumstances Permitting Acquisitions” above, will be required to be pre-approved by a majority of the non-management independent members of the Board. The Company will seek stockholder approval of any such transactions to the extent required under Delaware law or the NYSE Listed Company Manual. Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to:

•	a director, officer or substantial security holder of the company (each a “Related Party”);

•	a subsidiary, affiliate or other closely-related person of a Related Party; or

•	any company or entity in which a Related Party has a substantial direct or indirect interest;

if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. Under Section 312.04 of the NYSE Listed Company Manual, an interest consisting of less than either 5% of the number of shares of common stock or 5% of the voting power outstanding of a company or entity is not considered a substantial interest or cause the holder of such an interest to be regarded as a substantial security holder. If the Related Party involved in the transaction is classified as such solely because such person is a substantial security holder, and if the issuance relates to a sale of stock for cash at a price at least as great as each of the book and market value of the Company’s common stock, then stockholder approval will not be required unless the number of shares of common stock to be issued, or unless the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 5% of the number of shares of common stock or 5% of the voting power outstanding before the issuance. In addition, the Company can enter into transactions with the Investor and its affiliates in which it issues non-voting preferred stock or non-voting common stock without the necessity of seeking stockholder approval under Section 312.03. Such transactions may include the issuance of securities of the Company or exchange of property or assets of the Company for cash or other property or assets of the Investor.

Interests of the Company’s Management in the Proposals and Potential Conflicts of Interest

Management

Investment Agreement.    No directors or officers of the Company purchased any securities under the Investment Agreement.

Change in Control Agreements and Acceleration of Equity Grants.    The Company has entered into change of control agreements with each of its executive officers, other than its Chief Executive Officer, Jeffrey Peterson. Under these agreements, severance benefits are payable if the Company terminates the employment of the executive officer without cause or the executive officer terminates his or her employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control or prior to and in connection with, or in anticipation of, such a change. Subject to a payment cap designed to keep the severance benefits payable to each executive officer below the “excess parachute payments” threshold under Internal Revenue Code (the “Code”) Section 280G, the severance benefits generally consist of (1) a lump sum payment equal to two times the executive officer’s annual base salary and two times his or her average annual bonus and incentive compensation determined over the three prior years; and (2) continuation for two years of the Company life, health and disability insurance (without an exclusion for pre-existing conditions), car allowance and any cash-in-lieu payments. The conversion of the Senior Preferred Stock to Series B Preferred Stock will constitute a change of control as defined in the change of control agreements. As a result, if the employment of any of the Company’s executive officers, other than our Chief Executive Officer, is terminated without cause or for good reason, as defined in the change of control agreements, within the two year period after stockholder approval of Proposals 1 and 2, or in connection with such transactions contemplated by such proposals, they will be entitled to such payments. No payment is due to such executive officers if they continue to be employed by the Company in their current positions.

In addition, each of the Company’s executive officers has been granted stock options, restricted stock, and performance share awards pursuant to the terms of the Company’s various stock incentive plans. These awards, along with those granted to the Company’s other employees and its directors, will vest upon the conversion of the Senior Preferred Stock to Series B Preferred Stock pursuant to the terms of the awards, as well as pursuant to the change in control agreements described above.

The “Estimated Current Value of Change-in-Control Benefits” table below provides an estimate of the total cash payment and other value that would have been received by each of the current named executive officers and for all named executive officers as a group assuming that the Company had become obligated to pay the executive officers severance as of June 12, 2008.

Estimated Value of Change-In-Control Benefits as of June 12, 2008

Name	Severance Amount(1)	Miscellaneous Benefits(2)	Early Vesting of Outstanding Equity(3)	Total Change-in-Control Benefit
Jeffrey V. Peterson	$—	$—	$—	$—
Andrew H. Parnes	$3,878,667	$92,530	$183,628	$4,154,825
Scott D. Stowell	$5,693,328	$78,783	$187,559	$5,959,670
Clay A. Halvorsen	$2,088,667	$88,795	$91,812	$2,269,274
Total (Named Executive Officers)	$11,660,662	$260,108	$462,999	$12,383,769
Total (All Current Executive Officers as a Group (7 persons))	$20,653,594	$530,878	$734,092	$21,918,564

(1)	The Compensation Committee has established a cap on severance benefits which limits the amount payable to any named executive to the maximum that can be paid without triggering the “excess parachute payments” tax under the Internal Revenue Code. Subject to the cap, the amount reflected in this column is equal to two times the executive’s base salary plus two times the average of his bonus for the last three completed fiscal years.

(2)	This amount relates to the continuation of Company health and welfare benefits (life, health, hospitalization, dental and disability insurance and other employee insurance or welfare benefits) for two years following the change-in-control and a $10,000 outplacement fee benefit.

(3)	This amount represents the intrinsic value resulting from the acceleration of vesting of stock options and restricted stock (assuming a share price equal to $3.13 which was the closing price of our common stock on June 12, 2008).

Investor Directors

Pursuant to the terms of the Stockholder Agreement, the Investor was granted the right to nominate up to three directors to our Board following the First Closing. The Investor has nominated two persons for consideration to appointment to the Board, David Matlin, Chief Executive Officer and global portfolio manager and domestic portfolio manager of MatlinPatterson Global Advisers LLC, an affiliate of the Investor, and Kenneth Campbell III, a partner in MatlinPatterson Global Advisers LLC. Mr. Matlin and Mr. Campbell are expected to be appointed to the Board at its next regularly scheduled meeting on July 29, 2008.

Consequences if the Conversion of the Senior Preferred Stock and Issuance of Senior Preferred Stock Upon Exercise of the Warrant is not Approved

The failure of stockholders to approve Proposals 1 and 2 will have the following consequences:

Dividends.    The Senior Preferred Stock issued pursuant to the Investment Agreement will remain outstanding and receive a quarterly dividend, commencing on September 15, 2008, at an initial rate of 17% per annum, increasing by 0.5% every six months thereafter up to a maximum of 20% per annum, payable until such time as stockholder approval is obtained. The declaration and payment of special dividends will solely result in accretion of the amount of the accrued dividends to the liquidation preference and will not require the Company to make any payments in cash or any other form solely as a result of such declaration and payment, however, the accretion in the liquidation preference will increase the number of shares of Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock if Proposal 1 and 2 is subsequently approved. If Proposals 1 and 2 are not approved, the increase in liquidation preference potentially increases the amount payable by the Company in the event of the liquidation, winding up or dissolution of the Company, including upon a fundamental change.

Subsequent Stockholders’ Meetings.    Our Board will be required to cause additional stockholder’s meetings to be held every six months seeking stockholder approval of Proposals 1 and 2.

Restriction on Payment of Dividends and Share Repurchases.    We will be prohibited from redeeming, purchasing or acquiring any shares of common stock or other junior securities, subject to limited exceptions. In addition, we will be restricted from paying dividends on any shares of our common stock or other junior securities if the full quarterly dividends on the Senior Preferred Stock have not been paid in the applicable dividend period.

Liquidation Preference.    The Senior Preferred Stock will retain a right, upon our liquidation, dissolution or winding up, to receive the greater of: (1) the then-current liquidation preference plus any accrued dividends, and (2) the amount payable if the Senior Preferred Stock had been converted into Series B Preferred Stock and then converted into common stock immediately prior to the liquidating distribution (with no payments being made to holders of our common stock upon liquidation, dissolution or winding up unless the full liquidation preference on the Senior Preferred Stock is paid). In addition, a fundamental change (as defined in the Certificate of Designations for the Senior Preferred Stock) will constitute a liquidation, dissolution or winding up of the Company, unless waived by the holders of a majority of the Senior Preferred Stock.

Warrant.    The Warrant will remain exercisable for Senior Preferred Stock. In addition, under the terms of the Warrant, upon the occurrence of a fundamental change (as defined in the Warrant), the holder of the Warrant can require the Company to purchase the Warrant at the higher of the fair market value of the Warrant and the option value of the Warrant calculated using a Black-Scholes methodology (subject to certain limitations after the mandatory conversion of the Senior Preferred Stock to Series B Preferred Stock). If the stockholders approve Proposals 1 and 2, this provision terminates on the earlier of the second anniversary of the closing of the Rights Offering and March 15, 2011.

Consequences if the Conversion of the Senior Preferred Stock and Issuance of Senior Preferred Stock Upon Exercise of the Warrant is Approved

Stockholder approval of Proposals 1 and 2 will have the following consequences:

Concentration of Ownership; Dilution of Voting Power.    Our stockholders (other than the Investor) currently own 80.01% of the voting power of the Company and the Investor (through the Senior Preferred Stock) holds 19.99%. Upon the approval of the conversion of the Senior Preferred Stock to Series B Preferred Stock, our current stockholders (other than the Investor) will own 51% of the voting power of the Company and the Investor will own 49.0%. In addition, upon conversion of the Series B Preferred Stock to common stock and transfer to persons other than the Investor and its affiliates, such shares may initially have up to 78% of the voting power. As a result, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock (on an as-converted basis) if Proposals 1 and 2 are approved.

Board Representation.    The Investor will hold securities initially representing 49.0% of the voting power of the Company and will have the ability, so long as the Investor continues to hold at least 10% of our voting power, to designate such number of directors to serve on the Board as would be proportionate to the total voting power of the Company beneficially owned by the Investor, subject to a maximum number of directors equal to one less than a majority of directors then serving on the Board.

Rights of Series B Preferred Stock; Investor Voting Limitation; Automatic Conversion.    The rights and privileges associated with the Series B Preferred Stock issued upon conversion of the Senior Preferred Stock will be substantially identical to the rights and privileges associated with the common stock held by our existing stockholders, including voting rights, but the total voting power of any shares beneficially held by any holder will be reduced so that no holder ever holds voting power in excess of 49% of the total voting power of the Shares. The Series B Preferred Stock will automatically convert into shares of common stock upon the sale or other transfer of the Series B Preferred Stock by the Investor or its affiliates.

Elimination of Dividend and Liquidation Rights of Holders of Preferred Stock.    All shares of the Senior Preferred Stock will be converted into shares of Series B Preferred Stock. As a result, approval of the conversion of the Senior Preferred Stock will result in the elimination of the dividend rights and liquidation preference existing in favor of the Senior Preferred Stock.

Elimination on Restriction on Share Repurchases.    All shares of the Senior Preferred Stock will be converted into shares of Series B Preferred Stock. As a result, the restriction on our ability to redeem or repurchase any shares of our common stock or other junior securities will be eliminated.

Acceleration of Outstanding Equity Awards.    The conversion of the Senior Preferred Stock to Series B Preferred Stock will constitute a change of control for purposes of the Company’s various stock incentive plans. As a result all outstanding awards issued to our employees and directors under such plans will vest upon the conversion of the Senior Preferred Stock to Series B Preferred Stock pursuant to the plans.

PROPOSAL ONE—APPROVAL OF CONVERSION OF THE SENIOR PREFERRED STOCK INTO SERIES B PREFERRED STOCK, THE ISSUANCE OF SERIES B PREFERRED STOCK UPON THE EXERCISE OF THE WARRANT AND THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED STOCK

The purpose of Proposal 1 is to seek stockholder approval for the conversion of the Company’s outstanding Senior Preferred Stock into Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon conversion of the Series B Preferred Stock, as required by NYSE rules. The shares of Senior Preferred Stock that have already been issued to the Investor and the Senior Preferred Stock that is issuable upon exercise of the Warrant, have and will be issued from shares previously authorized by stockholders and you are not being asked to approve the issuance or sale of these securities.

Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if:

•

the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible or exercisable for common stock, or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible or exercisable for common stock.

The proposed conversion of the shares of Senior Preferred Stock into Shares of Series B Preferred Stock and exercise of the Warrant for Series B Preferred Stock falls under this rule because the shares of Series B Preferred Stock that will be issued upon conversion of the Senior Preferred Stock and exercise of the Warrant will have voting power in excess of 20% of the voting power outstanding before the issuance of the Senior Preferred Stock and the Warrant. In addition, the common stock issuable upon conversion of the Series B Preferred Stock will exceed 20% of the number of shares of our common stock outstanding before the issuance. The outstanding shares of Senior Preferred Stock will automatically be converted into Series B Preferred Stock if the stockholders approve Proposals 1 and 2. In addition, the Warrant will become exercisable for shares of Series B Preferred Stock. The Series B Preferred Stock will be convertible into shares of our common stock.

NYSE rules also require a company to obtain stockholder approval prior to an issuance of stock that will result in a change of control of the company. NYSE rules do not define “change of control.” The issuance of shares of Series B Preferred Stock upon conversion of the Senior Preferred Stock will result in the Investor holding securities representing 49.0% of the voting power of the Company. While we do not believe that such issuance constitutes a change of control of the Company, to ensure that there is no violation of the NYSE’s change of control requirement, we have included this disclosure for your consideration. If this issuance is deemed to result in a change of control under the NYSE rules, the approval of Proposal 1 by the Company’s stockholders will also constitute approval of such change of control.

If either Proposal 1 or Proposal 2, or both, are not approved, the mandatory conversion of the Senior Preferred Stock into Series B Preferred Stock cannot be completed and the Senior Preferred Stock will remain outstanding and the Warrant will remain exercisable for Senior Preferred Stock. In addition, we will be obligated to include such proposals (and our Board will be obligated to recommend approval of such proposals) at a meeting of our stockholders no less than once in each six-month period, measured from September 15, 2008, until such approvals are obtained.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 1. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy at the Special Meeting and cast on the proposal is required to approve this Proposal 1, provided that the total vote cast on the proposal represents over 50% of the voting power of the Shares entitled to vote. While the outstanding shares of Senior Preferred Stock generally vote on an as-converted basis with the holders of common stock, holders of the Senior Preferred Stock are not entitled to vote on this Proposal, and therefore the holders of Senior Preferred Stock will have no effect on the outcome of the vote on this Proposal. Abstentions are counted as present for purposes of determining the voting power of the Shares entitled to vote, and as a result, abstentions will have the same effect as a vote against the proposal. Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for Proposal 1.

PROPOSAL TWO—APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STANDARD PACIFIC CORP.

Stockholders are being asked to approve an Amended and Restated Certificate of Incorporation (the “Proposed Certificate”) which will, among other things:

•

increase the total number of shares of capital stock that the Company is authorized to issue from 210,000,000 to 610,000,000 shares by increasing the total number of authorized shares of common stock from 200,000,000 shares to 600,000,000 shares;

•	provide for declassification of the Company’s Board of Directors;

•

renounce, pursuant to Section 122(17) of the Delaware General Corporation Law, any interest or expectancy, that the Company may have in business opportunities presented to directors and stockholders affiliated with the Investor;

•	remove certain supermajority voting requirements; and

•	remove the prohibition on the ability of our stockholder’s to act by written consent for so long as the Investor and its affiliates hold at least 40% of our voting securities.

On June 26, 2008, our Board approved the Proposed Certificate in the form attached hereto as Appendix C, subject to stockholder approval, and directed that the Proposed Certificate be submitted to a vote of our stockholders. Our Board has determined that the Proposed Certificate is in the best interest of the Company and our stockholders and recommends approval by our stockholders. Pursuant to Delaware General Corporation Law, we are required to obtain stockholder approval to adopt the Proposed Certificate, which, pursuant to the terms of the Investment Agreement, we are required to use our commercially reasonable efforts to obtain.

If the Proposed Certificate is approved by our stockholders, the Proposed Certificate will become effective upon the filing with the Delaware Secretary of State, which filing is expected to occur promptly after approval of our stockholders.

Increase in the Number of Authorized Shares

Our Certificate of Incorporation currently authorizes the issuance of up to 200 million shares of common stock. As of the Record Date, there were 72,967,611 shares of common stock issued and outstanding, 10,679,999 shares reserved for issuance upon conversion of the Company’s 6% Convertible Senior Subordinated Notes due 2012 and 8,290,234 shares reserved for issuance pursuant to the terms of the Company’s equity incentive plans, leaving 108,061,652 shares of common stock available for future issuances.

As such, the number of shares of common stock available for future issuance is insufficient to fulfill our obligations with respect to the conversion into common stock of the Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock (provided Proposal 1 is approved). Under the terms of the Investment Agreement we have agreed to use our commercially reasonable efforts to have the number of authorized shares of common stock increased from 200,000,000 to 600,000,000 shares. This increase would allow us to reserve for issuance all of the shares of common stock issuable upon conversion of the Series B Preferred Stock, while providing us additional flexibility to issue common stock when advantageous market conditions present themselves. If the stockholders approve both Proposals 1 and 2, approximately 214.4 million shares of common stock will be issuable upon conversion of the Series B Preferred Stock. We currently have no specific plans or understandings with respect to the issuance of any other common stock except as described in this proxy statement, including issuing shares of common stock in the Rights Offering and pursuant to the Company’s equity incentive plans including the amended 2008 Plan.

The additional shares of common stock being authorized by the Proposed Certificate might be issued at times and under circumstances as to have a dilutive effect on earnings per share or the percentage ownership interest of the present holders of our common stock, none of whom have preemptive rights under our Certificate of Incorporation to subscribe for additional securities that we may issue. In addition, our Certificate of Incorporation authorizes our Board to issue new series of common stock without stockholder approval. If any such series were created, depending on the rights and terms of any new series created, and the reaction of the market to the series, the rights or the value of our outstanding common stock could be negatively affected.

Declassification of the Board

Our Certificate of Incorporation currently provides that our directors are divided into three classes, with each class serving a three-year term. Under the terms of the Proposed Certificate, the classified board structure will be eliminated. The Board has approved an immediate transition to a declassified board. As a result, commencing with our 2009 annual meeting, our directors would be elected for one-year terms rather than three-year terms and at our 2009 annual meeting and each annual meeting thereafter, our stockholders would be asked to vote for all of our directors.

Competing Lines of Business and Corporate Opportunities

The terms of the Proposed Certificate provide that the Investor and its affiliates would have no duty to refrain from engaging in the same or similar lines of business as the Company or from doing business with any client, customer or vendor of the Company. The Proposed Certificate also provides that the Investor and its affiliates will not be required to offer or communicate certain corporate opportunities to the Company before acquiring or pursuing such opportunities for itself, unless the knowledge of the potential transaction or matter came to the attention of such person as a result of his or her position with the Company. The Proposed Certificate also provides that in the event that an officer or director of the Company is also an officer, director or employee of the Investor or its affiliates, such person will not be required to offer or communicate certain corporate opportunities to the Company before acquiring or pursuing such opportunities for the Investor or its affiliates, unless the knowledge of the potential transaction or matter came to the attention of such person as a result of his or her position with the Company. This will not apply to any opportunity offered to an officer of the Company, which will belong to the Company and any opportunity offered to a director of the Company, which will belong to the Company if it was offered to such person in his or her capacity as such director. These provisions terminate once the Investor and its affiliates hold less than 10% of the Company’s voting securities. None of these provisions are currently present in our Certificate of Incorporation.

Termination of Supermajority Vote Provisions

Our Certificate of Incorporation currently provides that:

•

Any alteration, amendment, repeal or rescission of any provision of the Certificate of Incorporation must be approved by a majority of our directors and by the affirmative vote of the holders of a majority of the voting stock then outstanding; provided, however that changes to the Certificate of Incorporation, other than changes to the articles relating to our corporate name, registered office and time of our annual meeting, must also be approved either (i) by a majority of our directors and, if one or more interested stockholders exist, by a majority of the independent directors, or (ii) by the affirmative vote of the holders of not less than 80% of the shares of voting stock then outstanding; and if any such change is proposed by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, such change must also be approved by the affirmative vote of the holders of a majority of the disinterested shares then outstanding. Under the terms of the Proposed Certificate, all amendments to the Proposed Certificate are to be carried out pursuant to Delaware law, which, in general, requires approval by a majority of our directors then in office and by the affirmative vote of the holders of a majority of the voting stock then outstanding.

•	Changes to any provision of our bylaws must be approved by either a majority of our directors and, if one or more interested stockholders exist, by a majority of the independent directors, or by the affirmative vote of the holders of not less than 80% of the shares of voting stock then outstanding and, if the change is proposed by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, by the affirmative vote of the holders of a majority of the disinterested shares then outstanding. Under the terms of the Proposed Certificate, the additional approval requirements have been removed such that, subject to the power of our stockholders to alter or repeal any bylaw, our board will have authority to make alter or repeal the bylaws by majority vote of the number of directors then in office regardless of the existence of an interested stockholder.

•

In addition to any affirmative vote required by applicable law, the approval or authorization of any business combination with a stockholder that holds 5% or more of our voting securities, which has not been approved in advance by a majority of independent directors, requires the affirmative vote of the holders of not less than 66-2/3% of the disinterested shares then outstanding. The Proposed Certificate does not include similar provisions.

•

If a proposal for consideration at a special meeting requiring stockholder approval is made by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, or if an interested stockholder otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the independent directors shall be required to call a special meeting of stockholders for the purpose of considering such proposal. The Proposed Certificate does not include this requirement.

Stockholder Action by Written Consent

Our Certificate of Incorporation prohibits our stockholders from acting by written consent. The terms of the Proposed Certificate provide that for so long as the Investor, together with its affiliates, owns shares representing at least 40% of the voting power of the Company’s voting stock, any action required or permitted to be taken by stockholders of the Company may be effected without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

Other Changes

Both Article XIV of our Certificate of Incorporation regarding constituencies and Article XV of our Certificate of Incorporation regarding appraisal rights have been removed in their entirety and are not included in the Proposed Certificate. Article XIV provides that in evaluating any proposed transaction that would result in a person becoming a 5% stockholder or any such stockholder increasing its ownership of capital stock of the Company, or any transaction that would constitute a business combination with such a stockholder, the Board will give due consideration to all relevant factors, including, the independence and integrity of the Company’s operations, the social, economic and environmental effects on the stockholders, employees, customers, suppliers and other constituents of the Company and on the communities in which the Company operates or is located. Article XV provides that to the maximum extent provided by law, the stockholders of the Company have appraisal rights in connection with a business combination with a 5% stockholder. Removal of these provisions do not limit the matters that may be consideration by the Board in the exercise of its fiduciary duty or the stockholders appraisal rights under Delaware law.

The provisions of the Proposed Certificate discussed above summarize certain provisions of the Proposed Certificate and are qualified in their entirety by reference to the text of the Proposed Certificate, which is attached hereto as Appendix C. Before making a voting decision on this Proposal 2, stockholders are urged to read the entire text of the Proposed Certificate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2. The affirmative vote of a majority of the voting power of the Shares is required to approve Proposal 2. The outstanding shares of Senior Preferred Stock will be entitled to vote on an as-converted basis with the holders of common stock on this Proposal, provided that such shares shall not exceed 19.99% of the voting power of the Company. Abstentions and broker non-votes will be treated as votes against the Proposal. Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for Proposal 2.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO THE

STANDARD PACIFIC CORP. 2008 EQUITY INCENTIVE PLAN

On July 11, 2008, the Board of Directors adopted an amendment (the “2008 Plan Amendment”) to the 2008 Equity Incentive Plan (the “2008 Plan”), subject to approval by the Company’s stockholders at this Special Meeting. The 2008 Plan was originally adopted by the Board on March 14, 2008 and approved by the Company’s stockholders on May 20, 2008.

Proposal 3 seeks approval of the 2008 Plan Amendment to (1) add 19,023,543 shares of common stock to the 2,916,457 shares available for issuance under the 2008 Plan as of June 30, 2008, for a total of 21,940,000 shares, which represents approximately 6% of the Company’s outstanding shares, on a fully diluted basis and (2) commensurately increasing the maximum shares that may be issued pursuant to the exercise of incentive stock options and the aggregate number of shares that may be awarded to any employee or director during any calendar year. The other features of the 2008 Plan remain the same as under the terms of the 2008 Plan previously approved by the Company’s stockholders. In order for the 2008 Plan Amendment to take effect, it must be approved by the Company’s stockholders at the Special Meeting.

Why You Should Vote For The 2008 Plan Amendment

The Board recommends that the Company’s stockholders approve the 2008 Plan Amendment because it believes that stock-based incentives are an effective compensation tool to help achieve further alignment of management’s and other employees’ interests with those of the Company’s other stockholders, as well as to promote management ownership of the Company’s common stock and further the Company’s emphasis on pay for performance. In order to increase the aggregate number of shares available for stock-based incentives, the Board is seeking stockholder approval under Section 312.03 of the NYSE Listed Company Manual. The Board believes the Company’s ability to grant an appropriate number of equity-based awards continues to be crucial in allowing the Company to effectively compete for key employee talent against other homebuilding companies and that it is in the long-term interest of the Company and its stockholders to strengthen the ability to attract, motivate and retain employees, officers, directors, consultants, agents, advisors and independent contractors, and to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders.

Promotion of Good Corporate Governance Practices

The Board believes the use of equity incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the 2008 Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s stockholders. The 2008 Plan provides incentives to plan participants to operate the Company in the most efficient way possible.

Specific features of the 2008 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•

there can be no repricing of options or stock appreciation rights without stockholder approval, either by canceling the award in exchange for another award, option or stock appreciation right with an exercise price that is less than the exercise price of the original award, or by reducing the exercise price of the option or stock appreciation right, other than in connection with a change in the Company’s capitalization;

•

the ability to issue full-value awards (awards other than options and stock appreciation rights) is limited by requiring that these awards count one and a half times as much as options and stock appreciation rights against the authorized number of shares issuable under the 2008 Plan;

•

full value awards to employees that contain no restrictions or are subject to restrictions or vesting based solely on continuous employment or services have limited value because the 2008 Plan prohibits their vesting in full for thirty-six months as opposed to the twelve month period for performance-based full value awards;

•

the administrator of the 2008 Plan has discretion to pay to holders of restricted stock and restricted stock units their awards in cash or shares of common stock, according to the current cash or capitalization needs of the Company; and

•

there can be no recycling of shares from exercised awards, meaning shares of common stock subject to an award cannot be made available for issuance if the shares were subject to a stock-settled stock appreciation right and were not issued in the net settlement, were used to pay the exercise price of an option, were delivered or withheld to pay the withholding taxes related to an award, or were repurchased on the open market with the proceeds of an option award.

Need to Remain Competitive

The Board believes the use of incentive equity awards is an integral component of compensation for the Company’s employees. Employees consider equity awards an important part of their total compensation, and they expect these awards when they join the Company. Consequently, the Board believes the Company must continue to award its employees with equity awards to maintain its competitive position.

Section 162(m) of the Code

The Board continues to believe that it is in the best interests of the Company and its stockholders to continue to provide for an incentive plan under which stock-based and qualifying cash compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2008 Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code (“Section 162(m)”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2008 Plan, each of these aspects is discussed below, and stockholder approval of the 2008 Plan Amendment will be deemed to constitute re-approval of each of these aspects of the 2008 Plan for purposes of the approval requirements of Section 162(m).

Summary of the Plan

The following is a description of the material features of the 2008 Plan. The description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2008 Plan which is attached to this proxy statement as Appendix D and incorporated herein by reference. Stockholders are encouraged to read the text of the 2008 Plan in its entirety.

Purpose

The purpose of the 2008 Plan is to enable the Company and its subsidiaries to attract, retain and motivate their directors, officers, employees and service providers, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

Eligible Participants

Any person who is a current or prospective officer or employee of the Company or its subsidiaries, and any director of the Company or other service provider retained to provide consulting, advisory or other services to the Company or its subsidiaries, is eligible to be considered for the grant of awards under the 2008 Plan. As of June 30, 2008, approximately 1,467 employees and seven non-employee directors were eligible to participate in the 2008 Plan.

Available Shares

The maximum number of shares of common stock of the Company that may be issued pursuant to awards granted under the 2008 Plan will be 21,940,000 (subject to adjustments to prevent dilution), plus any shares subject to outstanding awards under the Company’s prior equity incentive plans that on or after June 30, 2008 cease for any reason to be subject to such awards, other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares. The aggregate number of shares issued under the 2008 Plan will equal only the number of shares actually issued upon exercise or settlement of an award and will not include shares subject to awards that have been canceled, expired or forfeited.

Tax Code Limitations

The aggregate number of shares subject to awards granted under the 2008 Plan during any calendar year to any one participant shall not exceed 3,000,000. The aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2008 Plan shall not exceed 28,000,000 (which is approximately equal to the number of shares being authorized plus the number of shares subject to existing awards under the prior plans as of June 30, 2008), which number is subject to antidilution adjustment to the extent that such adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Code Section 422. The maximum cash amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the 2008 Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $10,000,000.

Director Awards

The aggregate number of shares subject to options and stock appreciation rights granted under the 2008 Plan during any calendar year to any one non-employee director shall not exceed 250,000, and the aggregate number of shares issued or issuable under all awards other than options or stock appreciation rights during any calendar year to any one non-employee director shall not exceed 250,000.

Administration

The 2008 Plan is administered by a committee of the Board of Directors consisting of two or more directors, each of whom is (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and (2) is an “outside director” within the meaning of the regulations adopted under Section 162(m), provided however, that with respect to any award that is not intended to satisfy the conditions of Rule 16b-3 under the Exchange Act or Section 162(m)(4)(c), the committee may appoint one or more separate committees composed of one or more directors of the Company (who may but need not be members of the Compensation Committee of the Company) and may delegate to any such subcommittees the authority to grant awards under the 2008 Plan to eligible persons, to determine all terms of such awards, and to administer the plan or any aspect of it. Subject to the provisions of the 2008 Plan, the administrator has the power to do all things necessary or desirable in connection with the administration of the 2008 Plan.

Amendments

The Board may amend, alter or discontinue the 2008 Plan or any agreement or other document evidencing an award made under the plan, but, except as provided pursuant to the anti-dilution adjustment provisions of the plan, no such amendment may be made without the approval of the stockholders of the Company if it would:

•	increase the maximum number of shares of common stock for which awards may be granted;

•	reduce the price at which options or stock appreciation rights may be granted below the price provided for in the plan;

•	reduce the exercise price of outstanding options;

•	extend the term of the plan;

•	change the class of persons eligible to participate in the plan;

•	increase the maximum awards that may be granted during any calendar year to any one eligible person; or

•	increase the number of shares that are eligible for incentive stock awards.

No amendment may impair the rights of any participant under an award without their consent, provided that no consent is required prior to any change of control of the Company if the amendment is advisable in order for the Company, plan or award to satisfy any law or regulation, or meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Awards

The 2008 Plan authorizes the administrator to grant awards to eligible participants in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses, which may be paid in cash or stock or a combination thereof.

Stock Options

The administrator of the 2008 Plan may grant an option to purchase common stock of the Company, either from time to time in the discretion of the administrator or automatically upon the occurrence of specified events, such as the achievement of performance goals, or the satisfaction of an event or condition. Options may be incentive stock options that qualify under Code Section 422 (“Incentive Stock Options”) or nonstatutory stock options (“Nonqualified Stock Options”).

The exercise price per share of common stock subject to an option granted under the 2008 Plan must equal or exceed 100% of the fair market value of such common stock on the date the option is granted, except that:

•

the exercise price of an option may be higher or lower in the case of options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired; and

•

the exercise price of an incentive stock option granted to an individual owning more than 10% of the combined voting power of all classes of Company stock must equal or exceed 110% of the fair market value of such common stock.

In no event will the exercise price per share of common stock subject to an option that is intended to qualify as “performance based compensation” under Section 162(m) be less than 100% of the fair market value of such common stock on the date the option is granted. On July 11, 2008, the fair market value of a share of common stock of the Company was $3.15.

Unless the administrator provides for a shorter period, the maximum term of an option granted under the 2008 Plan, including any Incentive Stock Options, will be 7 years from the date of its grant, except that Incentive Stock Options granted to an individual who, at the time the option is granted to such individual, owns more than 10% of the combined voting power of all classes of stock of the Company will have a term no greater than 5 years from the date of grant. Options granted under the 2008 Plan will vest according to a schedule determined by the administrator, provided however, that no option, other than non-employee director options, may first become exercisable within one year from the date of grant, other than upon the death or disability of a participant or a change of control of the Company.

The administrator will determine the acceptable forms of payment of the exercise price of an option, which may include: (1) cash, (2) shares of capital stock of the Company, (3) an irrevocable commitment by a broker to pay over the amount from a sale of shares issuable under an option, (4) delivery of previously owned shares, (5) withholding of shares or (6) any combination of the above.

Incentive Bonus

An incentive bonus award is an award which confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period of not less than one year or, for incentive bonus awards settled solely in cash, not less than one calendar quarter. The maximum amount payable pursuant to an incentive bonus award granted under the 2008 Plan for any fiscal year to any participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) cannot exceed $10,000,000.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares of common stock of the Company the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares of common stock of the Company under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. An award with a vesting schedule that is not at least partially based on performance criteria cannot vest in less than thirty-six months, and an award with a vesting schedule that is at least partially performance-based cannot vest in less than twelve months from the date of grant, except for incentive stock awarded to non-employee directors and in the case of the death or disability of a participant or a change of control of the Company. The administrator will determine the extent to which awards of restricted stock and restricted stock units may be settled in cash, shares of common stock of the Company, or a combination of the above. Participants receiving restricted stock awards are entitled to the voting and dividend rights of the shares of common stock underlying the awards. Participants receiving restricted stock unit awards are not entitled to the voting rights of the underlying shares of common stock, and are entitled to the dividend rights only to the extent determined by the administrator.

Stock Appreciation Rights

A stock appreciation right is an award pursuant to which a participant may be entitled to receive the amount, if any, by which the fair market value of the common stock of the Company on the date of exercise exceeds a measurement value. The measurement value of a stock appreciation right must equal or exceed the fair market value of a share of common stock of the Company on the date of the grant. The grant, retention, vesting and/or transferability of the stock appreciation right is subject during specified periods of time to such conditions and terms as the administrator of the 2008 Plan deems appropriate. The vesting of an award will be over a period of not less than one year, except for stock appreciation rights awarded to non-employee directors and in the case of death or disability of a participant or a change of control of the Company. The stock appreciation right may be paid in cash or shares of common stock of the Company or a combination of the two, in the discretion of the administrator. Unless the administrator provides for a shorter period, the maximum term of a stock appreciation right granted under the 2008 Plan will be 7 years from the date of grant.

Performance Criteria

For purposes of the 2008 Plan, qualifying performance criteria means the following criteria, individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or one or more joint ventures, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator in the award:

•	revenue (including homebuilding and/or financial services revenue);

•

profit or earnings (including net income, operating income, pretax income, income from joint ventures and/or discontinued operations, earnings, earnings per share and earnings before any one or more of interest, taxes, depreciation and amortization);

•	debt levels and leverage and liquidity measures (including borrowing capacity, liquidity criteria, interest coverage ratio, debt to capital, and debt to equity or other leverage criteria);

•	cash balance or cash flow (including cash flow, before or after dividends and cash from operations);

•

operating measures consisting of gross, operating or pretax margin, SG&A ratio, overhead or other cost reduction, orders, backlog, deliveries, inventory turnover, increase or reduction, completed and unsold inventory, homes under construction, speculative homes under construction, cancellation or order rates, revenue or deliveries per employee, homes under construction to backlog ratio, lot supply or land position;

•	Company fundamentals consisting of stock price, market capitalization, shareholders’ equity or book value per share, and economic value added;

•	returns (including return on equity, capital, inventory, assets, operating revenue, and stockholder return);

•

other measures consisting of market share, customer service, customer or employee satisfaction, brand acceptance and recognition, product development, release or innovation, asset acquisition or sales (including division acquisitions or sales); and

•	contractual compliance (including maintaining compliance, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants).

Prior to the grant of an award, the administrator will determine whether or not it will appropriately adjust any evaluation of performance under the applicable performance criteria with respect to an award to exclude any of the following events that occur during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•	accruals of any amounts for payment under the plan or any other compensation arrangement maintained by the Company; and

•

any extraordinary non-recurring items as described in the applicable accounting literature and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

Change of Control of the Company

Unless the administrator provides otherwise in an award agreement, the administrator has the discretion to provide that a change of control of the Company will have such effect as specified by the administrator, or no effect.

Deferral

The administrator has the discretion to provide that payment of awards granted under the 2008 Plan may be deferred by the recipient to the extent permitted under Section 409A(a)(1)(B) of the Code.

Termination

The 2008 Plan will terminate on the tenth anniversary of its approval by the Company’s stockholders, unless the Board of Directors terminates it sooner.

Federal Income Tax Treatment

The following is a brief description of the federal income tax treatment that generally applies to awards made under the 2008 Plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the 2008 Plan, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.

Incentive Stock Options

Options granted under the 2008 Plan may qualify as Incentive Stock Options within the meaning of Code Section 422. If an optionee exercises an Incentive Stock Option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the Incentive Stock Option or within one year from the date of exercise (the “Required Holding Periods”), an optionee generally will not recognize ordinary income and the Company will not be entitled to any deduction, on either the grant or the exercise of the Incentive Stock Option. An optionee’s basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, an optionee’s gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an optionee’s gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee’s basis in the shares. The gain or loss will be long-term capital gain or loss if the shares are held for at least one year after exercise of the option; otherwise, it will be short-term.

If, however, an optionee disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then (subject to certain exceptions), the optionee will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (1) the amount realized on such disposition or (2) the fair market value of the shares on the date of exercise, over the optionee’s basis in the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by an optionee. Any gain in excess of such ordinary income amount will be a short-term or long-term capital gain, depending on the optionee’s holding period. If an optionee disposes of such shares for less than the optionee’s basis in the shares, the difference between the amount realized and the optionee’s basis will be short-term or long-term capital loss, depending upon the holding period of the shares.

Nonqualified Stock Options

In general, there are no tax consequences to the optionee or to the Company on the grant of a Nonqualified Stock Option. On exercise, however, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. Provided the shares received under a Nonqualified Stock Option are held as a capital asset, upon the subsequent disposition of the shares the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares. The basis will be equal to the sum of the price paid for the shares and the amount of income realized upon exercise of the option. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon the holding period of the shares.

Stock Appreciation Rights

Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted. If the employee receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the Stand-Alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to Tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to Stand-Alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Tandem SARs. However, upon the exercise of either a Stand-Alone SAR or a Tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock and Restricted Stock Units

Upon grant of restricted stock or restricted stock unit, a participant generally will not have taxable income. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted. The Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income.

Incentive Bonus

Receipt of a cash incentive bonus will cause the participant to recognize ordinary income with respect to such award at the earliest time at which the participant has an unrestricted right to receive the amount of the cash payment, and the Company will be entitled to a corresponding deduction.

Golden Parachute Provisions

The terms of awards granted under the 2008 Plan may provide for accelerated vesting or payment of an award in connection with a change of control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payment.

Section 162(m)

Section 162(m) imposes a $1 million limit on the amount of compensation that may be deducted by the Company in any tax year with respect to the Company’s named executive officers, other than the Company’s Chief Financial Officer, including any compensation relating to an award granted under the 2008 Plan. Compensation that is considered to be performance-based will not have to be taken into account for purposes of the $1 million limitation, and accordingly, should be deductible by the Company without limitation under Section 162(m). Options and other awards granted under the 2008 Plan may, at the administrator’s discretion, be intended to be performance-based compensation that qualifies for the exception from the $1 million limit.

Withholding Taxes

The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 2008 Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

Other Information

On June 30, 2008, (i) 5,957,370 shares were covered by stock options granted under the Company’s existing stock incentive plans, at exercise prices ranging from $4.02 to $43.53 per share, with a weighted average exercise price of $16.61 and a weighted average remaining term of 4.8 years; (ii) 79,653 shares were subject to unvested awards of restricted stock granted under the existing stock incentive plans, (iii) 190,000 shares were subject to unearned performance shares granted under the existing stock incentive plans; and (iv) 2,916,457 shares remained available to support additional awards under the 2008 Plan.

Participation in the 2008 Plan is in the discretion of the administrator. Accordingly, future participation by executive officers, other employees and directors under the 2008 Plan is not determinable. The Compensation Committee of the Board, however, in response to the request of the Investor to implement new management and employee incentives, is currently considering making initial equity incentive grants to the employees of the Company, including the executive officers, that would use approximately 60% of the shares available under the amended 2008 Plan. The actual percentage of shares subject to these initial grants, if any, may vary. These awards would result in the Company’s executive officers having a significant portion of their total compensation tied to the performance of the Company’s common stock price over the coming years. In addition, the benefits under the 2008 Plan that would have been received by or allocated to such persons for the last completed fiscal year had it been in effect cannot be determined. The 2008 Plan is not exclusive and does not limit the authority of the Board or the administrator to adopt such other incentive arrangements as they may deem desirable.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2008 with respect to the shares of common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders(1)(3)	5,623,068	$16.12	2,916,457
Equity compensation plans not approved by stockholders(2)(3)	334,302	$24.91	—

Total	5,957,370	$16.61	2,916,457

(1)	Consists of the 1991 Employee Stock Incentive Plan, the 1997 Stock Incentive Plan, the 2000 Stock Incentive Plan, and the 2005 Stock Incentive Plan and the 2008 Plan. Except for the 2008 Plan, no additional awards may be made under such plans. Under the 2008 Plan, 2,916,457 shares were available for award as incentive stock awards, including 1,944,304 shares as restricted stock. The maximum number of shares that may be issued under the 2008 Plan is equal to 1,275,000 shares of common stock plus all shares authorized for issuance under the 2000 Stock Incentive Plan, the 2001 Non-Executive Officer Stock Incentive Plan and the 2005 Stock Incentive Plan (the “Prior Plans”) that, as of March 21, 2008 remained available for issuance under the Prior Plans plus any shares subject to outstanding awards under the Prior Plans as of March 21, 2008 that on or after such date cease for any reason to be subject to such awards, other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares.

(2)	Consists of awards under our 2001 Non-Executive Officer Stock Incentive Plan, approved by our Board of Directors on April 24, 2001. No additional awards may be made under the 2001 Plan.

(3)	Each plan is administered by the Compensation Committee of the Board of Directors. The committee is authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant. Generally, each option granted under each plan will be exercisable no earlier than one year and no later than ten years from the date of grant (or seven years for the 2008 Plan), at an exercise price per share equal to or greater than the fair market value of common stock on the date of grant. In addition, options may not be repriced without the prior approval of the Company’s stockholders. Incentive bonus and incentive stock awards granted under each plan may be subject to performance criteria or other conditions designated by the committee at the time of grant.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3. The affirmative vote of a majority of the voting power of the Shares present in person or represented by proxy at the Special Meeting and cast on the proposal is required to approve this Proposal 3, provided that the total vote cast on the proposal represents over 50% of the voting power of the Shares entitled to vote. Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for Proposal 3.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The overall objectives of our executive compensation program are to (1) attract and retain key executives, (2) support our business strategy through a “pay for performance” philosophy, by providing incentives to our executives to achieve the Company’s strategic and financial goals, which are designed to ultimately enhance the value of the Company’s stock, and (3) align the long-term interests of our executives with those of our other shareholders.

Core Principles.    Consistent with these objectives, the Compensation Committee of the Board (the “Committee”) has developed its compensation program for executive officers, including the Company’s named executive officers, on the following core principles:

•

The Company’s executives should receive a base salary that is generally competitive with those paid by other publicly held homebuilding companies with consideration given to the executives’ experience, duties, responsibilities and prior contribution to the Company.

•	Annual incentive opportunities should represent a significant portion of total compensation for executives and should provide for variations in operating and individual performance.

•

Stock incentives, including stock options, restricted stock and stock grants, should be used so that our executives have a financial interest in the creation of long-term shareholder value and to encourage ownership of the Company’s equity by our executives. In addition, our executives should be encouraged to maintain a requisite level of stock ownership. These components directly align the executives’ interests and rewards with the risks and opportunities of the Company’s other shareholders, by exposing the executives to meaningful downside risk and upside potential.

•

The overall level of total compensation for executives should be reasonable in relation to and competitive with the compensation paid to similarly situated executives at other publicly-traded homebuilding companies, subject to variation for factors such as the individual executive’s experience, duties, responsibilities and prior contribution to the Company.

Elements of Compensation.    We use a variety of compensation elements to achieve these objectives, including (1) base salary, (2) predominantly cash annual incentive bonuses directly based on the performance of the Company and the individual, (3) performance share awards tied to achievement of an annual performance goal and which vest over a three year period, (4) long-term equity based incentive compensation in the form of stock options which terminate absent continued service with the Company, and (5) benefits and perquisites, each of which is discussed in more detail below. Each element of an executive’s compensation package is evaluated in light of all of the other elements of the executive’s compensation package to ensure that the executive’s total compensation is in line with the Company’s overall compensation philosophy as described above.

Compensation Allocation.    The Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the Committee assesses this allocation annually, giving significant weight to the Company’s historical practice of paying annual cash bonuses and its belief that annual incentive opportunities, which satisfy the Committee’s desire to focus executives on annual performance goals and tie compensation expense more closely to annual revenue and earnings, should represent a significant portion of total compensation for executives. In connection with this annual assessment, the Committee also generally reviews competitive peer group data regarding the level and mix of compensation. For 2007, the Committee reviewed information from the proxy statements of the following publicly traded homebuilders: Beazer Homes USA, Centex, D.R. Horton, Hovnanian Enterprises, KB Homes, Lennar, MDC Holdings, Meritage Homes, Pulte Homes, Ryland Group, Technical Olympic USA and Toll Brothers.

Section 162(m).    The Committee attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code. Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer. The Committee believes that it is generally in the Company’s best interests for its executives’ compensation to meet the requirements of Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Procedure for Setting Executive Compensation

The Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and levels of the compensation and benefits of the Company’s executive officers;

•

annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company’s compensation plans, including its stock incentive plans.

Each of the members of the Committee is an independent director.

From time to time the Committee has retained a compensation consultant to provide the Committee with benchmarking data, input on best practices and other developments in compensation, and to otherwise assist the Committee with its duties. In 2007, the Committee engaged Towers Perrin to assist the Committee in developing a performance scorecard that could be used to identify key performance criteria that are indicators of long-term shareholder value creation. After reviewing the scorecard provided by Towers Perrin, the Committee determined that, given the current economic conditions and the distressed state of the homebuilding industry, it did not make sense to implement use of the scorecard in 2007. The Committee continues to evaluate the scorecard concept and other alternatives that could be used to better tie executive compensation to Company performance and long-term shareholder value creation.

The Committee generally meets on a quarterly basis, at year-end in a special meeting, and from time to time at additional special meetings on an as needed basis. While the Company’s Chief Executive Officer generally attends Committee meetings, the Committee also meets in executive session without management, from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full Board, where both Committee members and other independent members of the Board are present without management.

The Committee makes compensation decisions for all of the Company’s executive officers, including the named executive officers. While the Committee evaluates performance, compensation levels and compensation program structure throughout the year, the Committee generally meets in December of each year to begin the process of setting salary and annual incentives for the following year. This process is generally completed in January or February once actual financial results are known. This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of performance based bonus payments, while maximizing the incentive effect of bonuses tied to annual performance. During the year, the Committee may also grant long-term incentives, which historically have been in the form of equity awards, if it determines that these are advisable to reward or motivate employees.

The Company’s Chief Executive Officer annually reviews each executive officer’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and bonus program for each executive officer. The Company’s Chief Executive Officer also makes recommendations for equity awards to the executive officers. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.

Compensation Components

Base Salary.    Base salaries for the named executive officers are established based on the scope of their responsibilities and relevant experience and prior contribution to the Company, taking into account compensation for similarly situated executives paid by peer companies in the public homebuilding group. The Committee believes base salaries should be adequate to attract and retain management, and to also provide a reasonable base level of compensation for years in which no, or a reduced, bonus may be earned.

Annual Bonuses.    The Committee believes that annual incentive opportunities should represent a significant portion of total compensation for executives and should provide for variations in operating and individual performance. The annual bonuses for those executives responsible for overseeing the Company’s overall or regional operations are designed to provide a direct link to the annual financial results of those operations and other important Company goals. For executives performing gatekeeper roles, the Committee has decided that it is not appropriate to link all of their annual bonus compensation to operating metrics. Therefore, these executives receive all or a significant portion of their annual bonus compensation at the discretion of the Committee, often based on other important Company goals.

Equity Compensation.    Equity awards are used by the Committee as a form of long-term compensation and to encourage executive ownership of the Company’s common stock to further the Company’s emphasis on pay for performance and to help align executives’ interests with those of the Company’s other shareholders. In addition, because the equity compensation generally vests over an extended timeframe, this compensation component encourages the Company’s executive officers to remain with the Company for long and productive careers, maximizing the value to the Company of their years of experience.

Equity award levels are determined by the Committee based on its evaluation of peer group practices, the Committee’s desire to keep each executive’s total compensation in line with the Company’s overall compensation philosophy, and the general availability of shares for grant under the Company’s stockholder approved equity incentive plans. Generally, the Committee does not consider an executive’s stock holdings or outstanding equity awards in determining the number of equity awards to be granted. The Committee believes that the Company’s executive officers should be fairly compensated each year relative to market pay levels of the Company’s peer group.

The Committee uses both performance share awards and stock options, as it believes each award type serves a different objective. The Committee believes that performance shares focus the executives on specific performance targets for a given fiscal year, while also increasing share ownership of the executives. On the other hand, stock options are designed to reward performance over a longer time frame and thus have a greater risk associated with them because of the fluctuations that occur in stock prices over time.

During the first quarter of each year, the Committee makes annual grants to executives of performance share awards. These awards are designed to incentivize management to meet or exceed an annual performance goal established by the Committee and to increase executive ownership of the Company’s common stock. Performance share awards entitle the participating executives to receive shares of restricted stock if the Company achieves or exceeds the applicable performance goal during the performance period, typically a calendar year. No restricted shares are issued if the threshold performance level is not met, but once the threshold level is met the number of shares of restricted stock to be issued increases based on the degree to which the Company exceeds the performance goal, up to the maximum number of restricted shares that may be issued under the grant. The Committee also retains the authority to reduce the number of shares of restricted stock to be issued by up to 25% of the targeted award based on the Committee’s subjective evaluation of the effectiveness of management during the performance period. Any restricted shares issued under the awards vest over a three year period from the issue date of the performance share awards. In addition, during this vesting period the restricted shares, including vested shares, are non-transferable, except to the extent sold to fund related tax withholding obligations. The

Committee believes that these vesting and non-transferability provisions result in significant long-term downside risk as well as upside potential to executives, further aligning their interests with the Company’s other shareholders.

The Committee has granted stock options (which incentivize executives on a long-term basis) from time to time to encourage executives to remain with the Company for long and productive careers and to provide another important equity link to other shareholders. The Committee has no set policy as to when stock options will be granted or the levels of management to which options will be issued. Rather, the Committee grants stock options when the Committee determines that a grant would be an effective tool to motivate and reward employees. The Committee believes that making such grants from time to time in conjunction with its regular review of the overall compensation program make them more effective at motivating and rewarding employees, than would a program that makes grants on a regular schedule, which the Committee believes leads to an expectation of grants and resultant sense of entitlement. In making a determination on timing and size of grants, the Committee also evaluates the number of outstanding Company stock options, the number of options available for grant under stockholder approved stock incentive plans, and reviews the equity awards being made by the home building peer group. Under the Company’s stock incentive plans, subject to limited exceptions, the exercise price of stock options must equal or exceed 100% of the fair market value of the underlying shares on the date of grant and outstanding stock options may not be repriced, unless the repricing is approved by shareholders. The Committee has never issued options to executives at an exercise price of less than fair market value.

Perquisites and Other Benefits.    The Committee believes that the Company’s named executive officers should participate in the same benefit programs as the Company’s other employees and that special executive perquisites should be kept at a minimum. Consistent with this philosophy, the named executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, disability coverage and the 401(k) Plan. Many of the senior managers at the Company, including each of the named executive officers, also receive a cash car allowance. The car allowances for the named executive officers are included in the “other compensation” column of the Summary Compensation Table above.

In addition to the above benefits, the Company pays for financial planning services for each of the named executive officers and makes a tax gross-up payment to reimburse the tax cost associated with this benefit. The cost of the financial planning benefit, including the tax gross-up, is approximately $15,491 per named executive officer. The Committee believes that good financial planning by experts reduces the amount of time and attention that senior management must spend on that issue and potentially maximizes the net financial award to the executive of the compensation received from the Company. While the Committee is generally sensitive to the cost of tax gross-up payments, in this instance the cost is very low and the Committee believes the tax payment is an appropriate incentive to encourage the named executive officers to take advantage of the financial planning service.

2007 and 2008 Named Executive Officer Compensation

Base Salaries.    In light of the challenging market conditions currently facing the Company and the homebuilding industry generally, the Committee decided to continue to freeze base salaries at 2006 levels for all continuing executives (with the exception that Mr. Stowell’s base salary was modified to reflect his promotion from Regional President to Chief Operating Officer in March 2007). As a result, Messrs. Stowell, Parnes, Krah and Halvorsen’s base salaries will remain at $750,000, $525,000, $365,000, and $440,000, respectively, for 2008. The Committee has set Mr. Peterson’s salary at $850,000 per year. The Committee feels this salary is competitive with the salaries of other CEO’s within our peer group and also is equitable with the base salaries of the other members of the executive team.

Annual Bonuses.    For 2008, the Company has established annual bonus programs for Mr. Stowell and the Company’s Regional Presidents, including Mr. Krah, that incorporate three components: (1) a percentage of consolidated pretax income, (2) a target bonus of up to 150% of the executive’s base salary, and (3) a discretionary bonus. The target bonus will be payable based 40% on the achievement of a targeted number of net new orders, 30% based on the achievement of a targeted inventory level, and 30% based on a targeted revenue level. The target levels for each of these components is derived from the Company’s business plan. The target bonus will be adjusted up or down based on the extent to which actual performance exceeds or falls short of the target. No target bonus will be paid if certain minimum thresholds are not achieved The discretionary bonus for Mr. Stowell will be paid based on the Committee’s subjective evaluation of his quality of service, employee morale, management development, strategic planning, SG&A management and internal controls. The discretionary bonus for Mr. Krah will be paid based on the Committee’s subjective evaluation of his leadership and his Region’s performance with respect to customer and employee satisfaction, SG&A management and internal controls. The Committee has not yet established a bonus program for the Company’s new Chairman, Chief Executive Officer and President, Jeffrey V. Peterson, who was elected on March 20, 2008.

In recognition of the important gatekeeper functions played by Mr. Halvorsen, the Company’s Executive Vice President and General Counsel, and Mr. Parnes, the Company’s Executive Vice President and Chief Financial Officer, the Committee has determined it is not appropriate to link all of their annual bonus compensation to operating metrics. In the case of Mr. Halvorsen, the amount of his 2008 annual bonus will be determined entirely at the discretion of the Committee. For Mr. Parnes, he will be entitled to receive an annual bonus of up to 150% of his base salary, 50% based on the Committee’s subjective evaluation of his performance with respect to the accounting, finance, treasury, investor relations and internal control functions and 50% based on the Company’s achievement of a targeted number of net sales and a targeted inventory level, each weighted at 50%. The target portion of Mr. Parnes’ bonus will be adjusted up or down based on the extent to which actual performance exceeds or falls short of the target.

For 2007, Stephen J. Scarborough, the Company’s Chairman, Chief Executive Officer & President until March 20, 2008, was eligible to receive an annual bonus equal to 2.25% of the Company’s consolidated pretax operating income. Because the Company experienced a loss during 2007, Mr. Scarborough did not receive an annual bonus. For 2007, Messrs. Stowell and Krah were eligible for bonuses equal to 1.25% of the pretax income of their respective regions, plus discretionary bonuses of up to $400,000 for Mr. Stowell and $600,000 for Mr. Krah. Because both of their regions experienced a loss during 2007, neither received a bonus based on their region’s pretax income. However, both did receive the full amount of their discretionary bonuses based on the Committee’s subjective evaluation of their respective performances and the performance of each of their regions in the following areas: achievement of inventory and sales targets, effectiveness of internal controls, management development and succession planning, and achievement of other corporate initiatives. The discretionary bonuses were designed to provide an incentive for achievement in these key operating areas.

For 2007, Mr. Parnes performance bonus was designed to provide an incentive for the achievement of two key corporate goals. He was eligible to receive a performance bonus of $625,000 if the ratio of the Company’s average homebuilding debt to total capitalization for the year, excluding, among other things, the impact of impairment charges, was below 52% and an additional performance bonus of $625,000 if the Company maintained compliance or obtained a waiver for any non-compliance with the interest coverage ratio contained in its revolving credit facility as in effect throughout the year. The Committee chose to exclude the impact of impairment charges from the leverage calculation to avoid creating the impression that the Company’s decision on whether or not to take impairment charges could be impacted by Mr. Parnes compensation structure. Both goals were attained so Mr. Parnes received a performance bonus of $1,250,000. He was also eligible for a discretionary bonus, which, when added to his base salary, was capped at $1,000,000. In light of Mr. Parnes significant contributions to the Company throughout the year, including his management of the accounting, treasury and investor relations functions, the completion of two amendments to the Company’s revolving credit facility and term loans, and the completion of the Company’s $100 million convertible notes offering, Mr. Parnes received an additional discretionary bonus of $375,000.

For 2007, Mr. Halvorsen was eligible to receive an annual bonus at the discretion of the Committee. In recognition of Mr. Halvorsen’s superior performance in both managing the Company’s legal affairs and as a member of the Company’s management team, Mr. Halvorsen was awarded a discretionary bonus of $560,000.

Performance Share Awards.

Each of the named executive officers received a performance share award during the first quarter of 2008. The targeted number of shares of restricted stock to be issued to the named executive officers pursuant to this award are: 90,000 to Mr. Scarborough, 40,000 to Mr. Parnes, 50,000 to Mr. Stowell and 20,000 to each of Messrs. Krah and Halvorsen. The awards will be earned based on the achievement of two key Company goals: (i) 50% on reducing inventory below a specified level by December 31, 2008 and (ii) 50% on achieving a targeted level of net new orders for 2008. The inventory reduction and net new orders targets set by the Committee for 2008 were established to reward performance consistent with the Company’s business plan. For each of the foregoing performance goals there is both a targeted level of achievement which will result in the full award being earned and a minimum, threshold level of achievement below which no award will be earned, with a formula for reducing the award between the target and the threshold.

Each of the named executive officers received a performance share award during the first quarter of 2007. The targeted number of shares of restricted stock to be issued to the named executive officers pursuant to this award were: 90,000 to Mr. Scarborough, 40,000 to Mr. Parnes and 20,000 to each of Messrs. Stowell, Krah and Halvorsen. The awards were to be earned based (i) 40% on reducing inventory below $3,385,000,000 by December 31, 2007, (ii) 30% on achieving a targeted level of 9,265 net new orders for 2007 and (iii) 30% on achieving $270,000,000 in EBITDA for 2007. The Company achieved the inventory reduction and EBITDA goals, but not the net new order goal. As a result, each of the named executive officers was entitled to, and received, 70% of their targeted restricted share awards as follows: Mr. Scarborough—63,000 shares, Mr. Parnes—28,000 shares and Messrs. Stowell, Krah and Halvorsen—14,000 shares.

Stock Options.

A grant of stock options to executive officers was made in January 2008, including 280,000 shares to Mr. Scarborough, 100,000 shares to Mr. Parnes, 200,000 shares to Mr. Stowell and 50,000 shares to each of Messrs. Krah and Halvorsen. Options issued pursuant to the grant have an exercise price of $4.02 (fair market value on the effective date of grant) and vest in three equal installments on the first three anniversaries of the date of grant. These options have a seven year term. A grant of stock options to executive officers was also made in January 2007. Options issued pursuant to the grant have an exercise price of $29.84 (fair market value on the date of grant) and vest in three equal installments, dependent on the Company’s common stock increasing in value by 7%, 14% and 21%. These options have a seven-year term.

Chief Executive Officer Retirement Agreement

Effective March 20, 2008, Stephen J. Scarborough retired from his position as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. In connection with his retirement, the Company has entered into a Retirement Agreement with Mr. Scarborough. The terms of the Retirement Agreement include Mr. Scarborough’s agreement not to disclose confidential Company information, disparage the Company, or solicit Company employees for two years, as well as his release of certain claims he might have against the Company. In exchange, the Company agreed to (i) pay Mr. Scarborough a lump sum severance payment of $950,000 (one year’s basic salary), (ii) pay COBRA premiums through February 2011, (iii) accelerate the vesting of 42,000 shares of restricted stock that would have vested in two equal tranches on February 19, 2009 and 2010 and 280,000 stock options that would have vested in three equal tranches on February 7, 2009, 2010 and 2011, (iv) allow Mr. Scarborough until April 1, 2010 to exercise any vested but unexercised stock options, (v) continue financial planning services provided to Mr. Scarborough through June 30, 2009, (vi) not disparage Mr. Scarborough and (vii) release him from certain claims.

Other Compensation Related Plans and Policies.

Deferred Compensation Plans.    All employees, including the named executive officers, may participate in the Company’s 401(k) Retirement and Savings Plan (the “401(k) Plan”). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company provides this plan to help its employees save a portion of their cash compensation for retirement in a tax efficient environment. Except for the deferred compensation plans described below, the Company does not maintain any separate or supplemental retirement plan for executives or key employees.

The Company maintains its deferred compensation plan (the “2002 plan”) and its 2005 deferred compensation plan (the “2005 plan”) which, until December 12, 2007, provided executives, directors, and other eligible key employees the opportunity to defer compensation which would otherwise be paid to such individuals on a current basis. On December 12, 2007, the Company amended the 2005 plan to prohibit future deferrals, and amended both plans to partially terminate the plans, and to make accelerated distributions in 2008 to certain plan participants. These amendments were designed to eliminate any incentive the plans may have created for employees to terminate their employment in order to receive accelerated plan distributions. Other than for directors, former employees, and certain officers who qualified for retirement under the plans for whom payments will not be accelerated, distributions of plan balances under the 2002 plan were made in January 2008, and distributions of plan balances under the 2005 plan generally were made on July 1, 2008. Deferred restricted stock and other deferred equity awards under the plans will not be distributed on an accelerated basis.

All deferrals under the plans (other than contributions of shares subject to vesting requirements) are 100% vested. All cash deferrals have been fully funded, and will be maintained in a “rabbi trust” until paid to plan participants. Participants elect deemed investments for their cash deferrals from a variety of benchmark funds. The return on the underlying benchmark fund determines the amount of earnings or losses that are credited or debited to the participant’s account. At present, the investment choices are the same funds offered by the Company in its 401(k) Plan to employees generally. In the case of deferrals of restricted or bonus stock, the shares are not issued or held in the plan, but the participant’s investment account is credited with the value of the dividends which would have been paid on the deferred shares had they been issued. The Company has never made any matching contributions to the plans and offers no preferred returns funded by the Company.

If Proposals 1 and 2 are approved, there will be an accelerated distribution of outstanding balances under both plans.

Employment Agreements.    The officers of the Company are elected annually and serve at the discretion of the Board of Directors. Because the Company’s executives are generally long-term employees who have been promoted from within the organization, the Company has not found it necessary to enter into long-term employment contracts to attract, retain or motivate its executive team. While each executive officer receives an annual compensation letter from the Company outlining his or her base salary and bonus programs, none of the named executive officers of the Company is currently a party to an employment contract with the Company.

Executive Stock Ownership Guidelines.    The Compensation Committee and Board have adopted Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s shareholders. Under the guidelines, each of the Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer, General Counsel, Regional Presidents, and other executive officers are required to own 200,000, 100,000, 75,000, 50,000, 40,000 and 25,000 shares, respectively, of common stock of the Company. As of December 31, 2007, each of the Company’s executive officers exceeded the guideline applicable to him or her. The Executive Stock Ownership Guidelines are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance”. In order to avoid creating conflicts between an executive’s interests and those of other shareholders, our Insider Trading Policy prohibits all covered persons, including executives, from engaging in hedging the economic risk of owning their shares.

Change in Control Agreements.    The Company has entered into change of control agreements with each of its executive officers. These agreements are designed to provide a degree of protection to each executive officer in the event that his or her employment is terminated or significantly modified following, or in contemplation of, a change of control. The agreements also reflect the Committee’s belief that the interests of shareholders will best be served if the interests of the Company’s executive officers are aligned with the other shareholders, and that providing change in control benefits should eliminate or at least reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

The Committee last reviewed and modified the terms of these change in control agreements during 2006. At that time, the Committee engaged a compensation consultant, Towers Perrin, to provide advice regarding market norms for change in control payment levels. In light of the advice provided by Towers Perrin, the Committee reduced the benefits payable under the Company’s change in control program to align the program more closely with market norms.

Under the program, severance benefits are payable if the Company terminates the employment of the executive officer without cause or the executive officer terminates his or her employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control or prior to and in connection with, or in anticipation of, such a change. Subject to a payment cap designed to keep the severance benefits payable to each executive officer below the “excess parachute payments” threshold under Internal Revenue Code Section 280G, the severance benefits generally consist of (1) a lump sum payment equal to two times the executive officer’s annual base salary and two times his or her average annual bonus and incentive compensation determined over the three prior years; and (2) continuation for two years of the Company life, health and disability insurance (without an exclusion for pre-existing conditions), car allowance and any cash-in-lieu payments. As Chief Executive Officer, Mr. Scarborough’s agreement provided for payments equal to three times his base salary and average annual bonus, and the continuation of benefits for three years, subject to the cap described above.

In addition, each of the Company’s executive officers has been granted stock options, restricted stock, and performance awards pursuant to the terms of the Company’s various stock incentive plans. These awards will vest upon a change of control of the Company pursuant to the terms of the awards as well as pursuant to the change in control agreements described above.

The “Estimated Current Value of Change-in-Control Benefits” table at page 60 of this proxy statement provides an estimate of the total cash payment and other value that would have been received by each named executive officer and for all named executive officers as a group assuming that the Company had become obligated to pay the executive officers severance as of December 31, 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2006 and 2007.

2007 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(3)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Stephen J. Scarborough(6) (Former Chief Executive Officer)	2007 2006	950,000 950,000	— —	2,039,493 3,509,813	3,316,762 621,890	— 3,487,207	27,970 39,090	6,334,225 8,608,000

Andrew H. Parnes (Executive Vice President and Chief Financial Officer)	2007 2006	525,000 525,000	375,000 465,000	481,190 515,592	501,243 163,693	1,250,000 1,000,000	27,632 31,981	3,160,065 2,701,266

Scott Stowell (Chief Operating Officer)	2007 2006	611,736 365,000	400,000 1,810,380	536,613 646,263	407,405 112,539	— —	27,790 31,999	1,983,544 2,966,181

Clay A. Halvorsen (Executive Vice President and General Counsel)	2007 2006	440,000 440,000	560,000 660,000	403,375 515,592	413,886 163,963	— —	27,466 31,710	1,844,727 1,811,265

Douglas C. Krah(7) (Former Northern California Regional President)	2007 2006	365,000 365,000	600,000 —	717,567 804,597	407,405 101,130	— —	28,539 32,542	2,118,511 1,303,269

(1)	Base salary is paid for ongoing performance throughout the year and is set annually for each executive by the compensation committee.

(2)	Annual bonus and non-equity incentive plan compensation is generally paid in February or March for the prior year’s performance. These amounts are described in more detail in the “Compensation Discussion and Analysis” section under the heading “Annual Bonuses” beginning at page 50 of this proxy statement.

(3)	Under the Company’s Management Incentive Bonus Plan, Mr. Scarborough was to be paid an incentive bonus equal to 2.25% of the 2007 consolidated pretax income of the Company. The Company did not earn consolidated pretax income in 2007 so no bonus was paid. For 2006, Mr. Scarborough was paid an incentive bonus equal to 2.25% of the 2006 consolidated pretax income of the Company. 80% of this incentive bonus was paid in cash and reflected in Column (g) and 20% was paid in Company common stock and reflected in Column (e). The Company common stock, valued at $871,781 was fully vested as of the date of issuance but was non-transferable for a one-year period.

(4)	Includes compensation cost recognized in the Company’s financial statements with respect to awards granted in previous fiscal years and the current fiscal year, calculated in accordance with FAS 123R, disregarding adjustments for forfeitures. The methodology and assumptions used to calculate the valuations of the stock awards and option awards granted to Messrs. Scarborough, Parnes, Stowell, Halvorsen and Krah are set forth in Note 11, “Stock Incentive Plans,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company, the value of flex credits provided to each executive to be applied against the cost of the executive’s participation in the Company’s cafeteria benefit plans, $9,179 of personal financial planning services provided to each executive, including a $6,391 tax “gross-up” paid to each executive to cover income taxes levied against such executive as a result of the Company’s provision of such personal financial planning services, dividends paid on the unvested portion of each executive’s restricted stock awards, the Company’s contribution to the executive’s 401(K) plan account, and a car allowance. None of the amounts described in this footnote exceeded $10,000.

(6)	Mr. Scarborough retired from his position as Chairman, Chief Executive Officer and President on March 20, 2008.

(7)	As part of its ongoing cost reduction initiatives, the Company decided to consolidate its Northern California and Southern California regions into one region. In connection with this consolidation, effective July 15, 2008, the Company eliminated the position held by Mr. Krah and his employment was terminated.

Grants of Plan-Based Awards.    The following table sets forth information concerning awards granted under the Company’s equity and non-equity incentive plans for 2007 to each of Messrs. Scarborough, Parnes, Stowell, Halvorsen and Krah.

GRANTS OF PLAN-BASED AWARDS FOR 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold		Target		Maximum	Threshold		Target		Maximum
		($)		($)		($)	(#)		(#)		(#)	($/Sh)	($)
(a)	(b)	(c)		(d)		(e)	(f)		(g)		(h)	(k)	(l)
Stephen J. Scarborough(1)	2/6/07	—		—		—	—		140,000	(3)	—	29.84	889,451
	3/23/07	—		—		—	36,000	(3)	90,000	(4)	—	—	2,088,000	(4)
Andrew H. Parnes	2/6/07	—		—		—	—		40,000	(3)	—	29.84	254,219
	3/23/07	—		—		—	16,000	(3)	40,000	(4)	—	—	928,000	(4)
	1/30/07	437,500	(2)	1,250,000	(2)	—	—		—		—	—	—
Scott D. Stowell	2/6/07	—		—		—	—		25,000	(3)	—	29.84	158,831
	3/23/07	—		—		—	8,000	(3)	20,000	(4)	—	—	464,000	(4)
Clay A. Halvorsen	2/6/07	—		—		—	—		25,000	(3)	—	29.84	158,831
	3/23/07	—		—		—	8,000	(3)	20,000	(4)	—	—	464,000	(4)
Douglas C. Krah	2/6/07	—		—		—	—		25,000	(3)	—	29.84	158,831
	3/23/07	—		—		—	8,000	(3)	20,000	(4)	—	—	464,000	(4)

(1)	Mr. Scarborough retired from his position as Chairman, Chief Executive Officer and President on March 20, 2008. Pursuant to their terms, the 140,000 unvested stock options listed in column (g) and described in footnote 3 terminated as of the date of his retirement.

(2)	For Mr. Parnes, payment of the target bonus amount was contingent upon the Company maintaining its average homebuilding debt to total capitalization ratio below a specified level and the Company maintaining compliance with the interest coverage ratio contained in its revolving credit agreement as in effect throughout the year. Please see the “Compensation Discussion and Analysis” section under the heading “2007 and 2008 Named Executive Officer Compensation” beginning on page 51 of this proxy statement for a more detailed description of Mr. Parnes bonus criteria.

(3)	Each option has (i) a fair market value exercise price as of its date of grant, (ii) five year term, and (iii) vests in three equal installments, dependent upon the Company’s share price meeting or exceeding price hurdles of 7%, 14%, and 21%, respectively, for five out of ten consecutive trading days.

(4)	The Company’s Performance Share Award program is described in more detail in the “Compensation Discussion and Analysis” section under the heading “Performance Share Awards” beginning at page 53 of this proxy statement. For 2007, 70% of the target shares were issued pursuant to the terms of this award based on the Company’s achievement of targeted levels of inventory and EBITDA (as defined in the Company’s Revolving Credit Facility). One-third of the shares vested upon issuance and the remaining two-thirds will vest on each of the first two anniversaries of the issuance date.

(5)	For a description of the methodology and assumptions used to calculate the grant date fair value of the stock awards and option awards granted, please see footnote (11), “Stock Incentive Plans,” contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards.    The following table provides a summary of awards granted to Messrs. Scarborough, Parnes, Stowell, Halvorsen and Krah under the Company’s equity incentive plans that were outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(9)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)
Stephen J. Scarborough	150,000	0			8.5000	01/27/2008	63,000	(4)	211,050
	206,668	0			6.0000	09/03/2008	43,333	(5)(8)	145,166
	150,000	0			5.6563	12/13/2009
	100,000	0			11.6875	12/13/2010
	100,000	0			8.2500	04/24/2011
	82,864	0			11.6700	01/14/2012
	90,000	0			11.0000	11/12/2012
	80,000	0			16.7050	07/24/2013
	60,000	0			27.5850	04/27/2014
			250,000	(1)	37.0300	02/03/2011
			140,000	(2)	29.8400	02/06/2014

Andrew H. Parnes	49,998	0			6.0000	09/03/2008	28,000	(4)	93,800
	20,000	0			11.6875	12/13/2010	4,166	(5)	27,916
	32,000	0			8.2500	04/24/2011	4,167	(5)(8)
	30,000	0			11.6700	01/14/2012
	30,000	0			11.0000	11/12/2012
	40,000	0			16.7050	07/24/2013
	20,000	0			27.5850	04/27/2014
			25,000	(1)	37.0300	02/03/2011
			40,000	(2)	29.8400	02/06/2014

Scott D. Stowell	30,000	0			11.6875	12/13/2010	14,000	(4)	46,900
	30,000	0			8.2500	04/24/2011	8,333	(5)(8)	27,916
	19,600	0			11.6700	01/14/2012	3,333	(6)	11,166
	30,000	0			11.0000	11/12/2012	1,179	(7)	3,950
	18,000	0			16.7050	07/24/2013
	15,000	0			27.5850	04/27/2014
			25,000	(1)	37.0300	02/03/2011
			25,000	(2)	29.8400	02/06/2014

Clay A. Halvorsen	6,136	0			11.6700	01/14/2012	14,000	(4)	46,900
	10,000	0			11.0000	11/12/2012	8,333	(5)(8)	27,916
	40,000	0			16.7050	07/24/2013
	20,000	0			27.5850	04/27/2014
			25,000	(1)	37.0300	02/03/2011
			25,000	(2)	29.8400	02/06/2014

Douglas C. Krah	8,000	0			11.0000	11/12/2012	14,000	(4)	46,900
	3,332	0			16.7050	07/24/2013	8,333	(5)	27,916
	10,000	0			27.5850	04/27/2014	3,333	(6)	11,166
			25,000	(2)	37.0300	02/03/2011	11,570	(7)	38,760
			25,000	(1)	29.8400	02/06/2014

(1)	These unearned options were granted in February 2006. Options issued pursuant to this grant vest in three equal installments, dependent upon the Company’s share price meeting or exceeding price hurdles of $50.00, $55.00 and $60.00 per share, respectively. Pursuant to their terms, Mr. Scarborough’s unearned options terminated on March 20, 2008, the date of his retirement.

(2)	These unearned options were granted in February 2007. Options issued pursuant to this grant vest in three equal installments, dependent upon the Company’s share price meeting or exceeding price growth hurdles of 7%, 14% and 21%, respectively, from a base price of $29.84 per share. Pursuant to their terms, Mr. Scarborough’s unearned options terminated on March 20, 2008, the date of his retirement.

(3)	In January 2004, the Compensation Committee began a program of annual grants to executives of performance share awards. These awards are described in more detail in the “Compensation Discussion and Analysis” section under the heading “Performance Share Awards” beginning at page 53 of this proxy statement.

(4)	This unvested restricted stock represents a February 15, 2007 grant pursuant to the Company’s Performance Share Award program. One-third of the total amount vested on February 15, 2008, and the other two-thirds will vest February 15, 2009, and February 15, 2010 if the executive remains an employee of the Company through such date.

(5)	This unvested restricted stock represents the final one-third of a February 16, 2006 grant pursuant to the Company’s Performance Share Award program and vested on February 16, 2008.

(6)	This unvested restricted stock represents the final one-third of a February 1, 2005 discretionary restricted stock grant and vested on February 1, 2008.

(7)	This unvested restricted stock represents the final two-thirds of a February 16, 2006 discretionary restricted stock grant. One-third of the total amount vested on February 16, 2008, and the remaining one-third will vest February 16, 2009 if the executive remains an employee of the Company through such date.

(8)	At the election of the executive, receipt of these shares was deferred pursuant to the terms of the Company’s 2005 Deferred Compensation Plan. The executive’s deferred compensation plan investment account is credited with the value of the dividends which would have been paid on the deferred shares had they been issued. The Company’s deferred compensation program is described in more detail in the “Compensation Discussion and Analysis” section under the heading “Deferred Compensation Plans”, which begins at page 54 of this proxy statement.

(9)	The market value of the unvested restricted stock reflected in this column was obtained by multiplying the number of shares by the closing price of the Company’s common stock as of December 31, 2007 which was 3.35 per share.

Option Exercises and Stock Vested.    The following table sets forth on an aggregated basis for each of Messrs. Scarborough, Parnes, Stowell, Halvorsen and Krah, the number and value of shares of Company common stock acquired upon exercise of stock options, and the number and value of shares of Company common stock acquired upon vesting of restricted stock during 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)	(c)	(d)		(e)
Stephen J. Scarborough	128,000	2,681,162	90,000	(1)	2,532,600
Andrew H. Parnes	14,000	335,700	17,667	(1)	497,149
Scott D. Stowell	—	—	21,590	(1)	606,176
Clay A. Halvorsen	—	—	17,667	(1)	497,149
Douglas C. Krah	—	—	26,784		752,335

(1)	At the election of the executive, receipt of 43,333 shares by Mr. Scarborough, 4,167 shares by Mr. Parnes, 8,334 shares by Mr. Stowell, and 8,334 shares by Mr. Halvorsen was deferred pursuant to the terms of the Company’s 2005 Deferred Compensation Plan.

Deferred Compensation.    The Company has two non-qualified deferred compensation plans pursuant to which the named executive officers, directors, and other eligible employees have been permitted to defer a portion of their compensation. The first plan was closed to new contributions on December 31, 2004. The second plan was closed to new contributions beginning January 1, 2008. The table below provides a summary of Messrs. Scarborough, Parnes, Stowell, Halvorsen and Krah’s contributions, earnings, withdrawals, and aggregate year end balances for 2007 under the two plans. The Company’s deferred compensation program is described in more detail in the “Compensation Discussion and Analysis” section under the heading “Deferred Compensation Plans”, which begins at page 54 of this proxy statement.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY($)	Aggregate Earnings in Last FY($)(1)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)
(a)	(b)	(c)	(d)	(e)
Stephen J. Scarborough	—	($2,983,889)	$560,772	$1,190,003
Andrew H. Parnes	—	($145,237)	—	$300,292
Scott D. Stowell	—	($431,064)	—	$2,897,283
Clay A. Halvorsen	—	($500,262)	—	$1,301,502
Douglas C. Krah	—	—	—	—

(1)	The amounts listed in this column are not required to be reported as compensation earned during the last fiscal year in the “Summary Compensation Table” at page 56 of this proxy statement because no portion of these earnings is a preferred return funded in whole or in part by the Company.

ESTIMATED VALUE OF CHANGE-IN-CONTROL BENEFITS AS OF DECEMBER 31, 2007

Name	Severance Amount(1)	Miscellaneous Benefits(2)	Early Vesting of Outstanding Equity(3)	Total Change-in-Control Benefit
Stephen J. Scarborough	$23,202,342	$46,527	$446,666	$23,695,535
Andrew H. Parnes	$3,866,667	$46,989	$161,916	$4,075,572
Scott D. Stowell	$5,681,328	$32,663	$110,031	$5,824,022
Clay A. Halvorsen	$2,076,667	$34,392	$94,916	$2,205,975
Douglas C. Krah	$3,063,762	$42,857	$144,841	$3,251,460
Total (Named Executive Officers)	$37,890,766	$203,428	$958,370	$39,052,564
Total (All Executive Officers as a Group (9 persons))	$48,031,031	$382,308	$1,250,565	$49,663,904
Total (All Current Executive Officers as a Group (7 Persons)	$20,581,594	$248,267	$609,929	$21,439,790

(1)	The Compensation Committee has established a cap on severance benefits which limits the amount payable to any named executive to the maximum that can be paid without triggering the “excess parachute payments” tax under the Internal Revenue Code. Subject to the cap, the amount reflected in this column is equal to two times the executive’s base salary plus two times the average of his bonus (three times such amounts in the case of Mr. Scarborough) for the last three completed fiscal years.

(2)	This amount relates to the continuation of Company health and welfare benefits (life, health, hospitalization, dental and disability insurance and other employee insurance or welfare benefits) for two years (except for Mr. Scarborough who would have received three years) following the change-in-control and a $10,000 outplacement fee benefit.

(3)	This amount represents the intrinsic value resulting from the acceleration of vesting of stock options and restricted stock (assuming a share price equal to $3.35 which was the closing price of our Common Stock on December 31, 2007).

The following report of the Compensation Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the contents of the “Compensation Discussion and Analysis” section that begins at page 48 of this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Larry D. McNabb

J. Wayne Merck

F. Patt Schiewitz

July 11, 2008

DIRECTOR COMPENSATION

Each October, the Compensation Committee reviews the Company’s non-management director compensation program, with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders and, from time to time, a discussion with an outside compensation consultant (although no such discussions were held this year).

Following the October 2007 annual review, the Committee decided to recommend to the full Board a new compensation program for 2008 that the Committee believes better achieves its goals. Recognizing that the role of the Board of Directors had changed over the last few years, resulting in more frequent meetings of often shorter duration, the Committee decided that paying an annual retainer and meeting fees was no longer the best method to compensate non-management directors. Paying fees for each individual meeting had resulted in extra administrative work for the Company’s staff and had created inconsistent compensation among non-management directors that was not justified. In addition, the Committee concluded that committee chairman and general committee members now had very similar workloads and that an extra payment to committee chairman was no longer warranted. In light of the foregoing, the Committee decided that the most appropriate pay structure for non-management directors would consist of two components, an annual retainer and an annual equity grant.

Pursuant to the terms of the Committee’s 2008 two-pronged program, each non-management director will receive total annual compensation valued at $180,000, consisting of an annual cash retainer of $80,000 and an annual grant of common stock valued at $100,000. The Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.

The annual cash retainer will be paid in four equal installments on February 15, May 15, August 15 and November 15. The annual stock grant will be paid in quarterly installments in shares of Company common stock that are priced at the closing price of the Company’s common stock on each of March 31, June 30, September 30 and December 31. The stock will be fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director will receive an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors. Upon election or appointment to the Board of Directors, each new director will receive a grant of 5,000 shares of restricted Company common stock which will vest in full one year after the date of grant.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards ($)(2)(3)	Total($)
(a)	(b)	(c)	(h)
Bruce A. Choate	$43,000	$70,700	$113,700
James L. Doti	$56,000	$104,065	$160,065
Ronald R. Foell	$74,000	$104,065	$178,065
Douglas C. Jacobs	$88,000	$111,135	$199,135
Larry D. McNabb	$84,500	$111,135	$195,635
J. Wayne Merck	$38,500	$70,700	$109,200
Jeffrey V. Peterson	$83,500	$118,205	$201,705
F. Patt Schiewitz	$47,500	$71,667	$119,167

(1)	For 2007, non-management directors received an annual fee of $35,000 payable in quarterly installments and received $1,500 for each Board meeting attended. Each non-management director who is a member of a committee of the Board of Directors received $1,500 for each committee meeting attended.

(2)	For 2007, continuing non-management directors received an annual grant of 4,000 shares of restricted Company common stock on the date of the Company’s annual meeting of stockholders, while newly elected or appointed non-management directors received 5,000 shares of restricted stock on the date they joined the Board of Directors. In addition, the chairman of the Audit, Compensation, and Nominating and Corporate Governance Committees, as well as the Lead Independent Director, received an additional annual grant of 500 shares of restricted Company common stock on the date of the Company’s annual meeting of stockholders. All of the restricted stock vests 100% on the date of the Company’s first annual meeting of stockholders following the date of grant if the director continues to serve as a member of the Board to that date. The amount we have reflected in this column includes compensation cost recognized in the Company’s financial statements with respect to awards granted in the previous fiscal year and the current fiscal year, calculated in accordance with FAS 123R. The grant date fair value of each award granted in 2007 to Messrs. Choate, Doti, Foell, Jacobs, McNabb, Merck, Peterson and Schiewitz was $106,050, $84,840, $84,840, $95,445, $95,445, $106,050, $106,050 and $107,500, respectively. The methodology and assumptions used to calculate the valuations of the stock awards granted to non-management directors are set forth in Note l1, “Stock Incentive Plans,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	No stock options were granted to our directors in 2007. As of December 31, 2007, the following equity awards were outstanding to Messrs. Choate, Doti, Foell, Jacobs, McNabb, Merck, Peterson and Schiewitz: 5,000, 4,000, 4,000, 4,500, 4,500, 5,000, 5,000 and 5,000 shares of restricted Company common stock, respectively, and options to purchase 0, 0, 38,000, 34,000, 30,000, 0, 36,000 and 0 shares, respectively, of Company common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee for the 2007 calendar year consisted of the following members of the Board of Directors: Larry D. McNabb (Chairman), Jeffrey V. Peterson and F. Patt Schiewitz. There are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 17, 2008 (except as noted otherwise) regarding ownership of each class of the Company’s equity securities by (1) each director of the Company and each named executive officer of the Company named in the Summary Compensation Table, (2) all directors and executive officers of the Company as a group, and (3) each person known by the Company to be the beneficial owner of more than 5% of the Company’s equity securities. This table is based on information supplied to the Company by the executive officers, directors, certain stockholders and on Schedule 13Gs filed with the Securities and Exchange Commission.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares indicated. Equity securities subject to options currently exercisable or exercisable within 60 days after June 17, 2008, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

	Common Stock		Senior Preferred Stock
Name of Beneficial Owner	Shares(1)	Percent of Class**	Shares	Percent of Class
Directors and Executive Officers
Jeffrey V. Peterson	58,000	*	0	—
Andrew H. Parnes	339,873	*	0	—
Scott D. Stowell	265,301	*	0	—
Clay A. Halvorsen	139,713	*	0	—
Bruce A. Choate	15,144	*	0	—
Dr. James L. Doti	31,044	*	0	—
Ronald R. Foell	382,392	*	0	—
Douglas C. Jacobs	61,644	*	0	—
Larry D. McNabb	52,667	*	0	—
J. Wayne Merck	15,144	*	0	—
F. Patt Schiewitz	15,144	*	0	—
Directors and Executive Officers as a Group (14 persons)	1,635,652	2.24	0	—
Directors and Executive Officers as a Group (14 persons) assuming the approval of Proposals 1 and 2(2)	2,422,418	3.32	0	—
Former Executive Officers
Stephen J. Scarborough	2,365,314(9)	3.24	0	—
Douglas C. Krah	79,443	*	0	—
5% Beneficial Owners
MP CA Homes LLC(3)	(3)	(3)	653,920(3)	100%
FMR LLC(4)	9,398,368	12.89	0	—
State Street Bank & Trust Co.(5)	6,426,974	8.81	0	—
Barclays Global Investors, NA(6)	7,925,897	10.87	0	—
Citadel Investment Group, L.L.C.(7)	5,296,854	7.26	0	—
Capital Group International, Inc.(8)	4,971,860	6.82	0	—

*	Less than one percent.

**	Applicable percentage of ownership is based on 72,915,839 shares of the Company’s common stock outstanding as of June 17, 2008. To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers.

(1)	The total number of shares listed in the “Shares” column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director which are exercisable within 60 days after June 17, 2008: Mr. Peterson 36,000, Mr. Parnes 221,998, Mr. Stowell 142,600, Mr. Halvorsen 76,136, Mr. Choate 0, Dr. Doti 0, Mr. Foell 34,000, Mr. Jacobs 34,000, Mr. McNabb 30,000, Mr. Merck 0, Mr. Schiewitz 0, and all directors and executive officers as a group 695,434. As of June 17, 2007, all of these options were underwater.

(2)	If Proposals 1 and 2 are approved, the following number of shares of common stock subject to options held by the named executive officers will become exercisable: Mr. Parnes 165,000, Mr. Stowell 250,000, Mr. Halvorsen 100,000, and all directors and executive officers as a group 786,766. As of June 17, 2007, all of these options were underwater.

(3)

MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisors LLC, beneficially owns 653,920 shares of Senior Preferred Stock of the Company with respect to which it has sole dispositive power. The address of MP CA Homes LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. The Investor beneficially owns, and is the record holder of, 653,920 shares of Senior Preferred Stock, comprised of 381,250 shares of Senior Preferred Stock and the Warrant to acquire 272,670 shares of Senior Preferred Stock. The Senior Preferred Stock represents 19.99% of the total voting power of the Company’s voting stock and votes on an as-converted basis with the common stock but is not convertible into common stock. Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Senior Preferred Stock will receive for each share of Senior Preferred Stock, payment of a liquidating distribution in the amount of the greater of: (i) the then-current liquidation preference plus any accrued dividends, and (ii) the amount payable if the Senior Preferred Stock had been converted into Series B Preferred Stock and then converted into common stock immediately prior to the liquidating distribution. For such purposes, the as-converted number for the Senior Preferred Stock would be 214,400,000 shares of common stock, or 74.6% of the outstanding common stock. Upon stockholder approval of Proposals 1 and 2, the Senior Preferred Stock will automatically convert into Series B Preferred Stock, which is convertible into common stock. The Series B Preferred Stock will vote with the common stock on an as-converted basis provided that the votes attributable to such shares of Series B Preferred Stock with respect to any holder of Series B Preferred Stock cannot exceed 49% of the total voting power of the Company’s voting stock. The Series B Preferred Stock is initially convertible into 214,400,000 shares of common stock; however, the Investor is not entitled to convert the Series B Preferred Stock into common stock unless after such conversion it would hold no more than 49% of the voting power of the Company’s voting stock.

(4)	FMR LLC, an affiliate of Fidelity Management and Research Company, beneficially owns 9,398,368 shares of common stock of the Company with respect to which it has sole dispositive power. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G/A filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2008.

(5)	State Street Bank & Trust Co. beneficially owns 6,426,974 shares of common stock of the Company over which it has shared dispositive power and sole voting power. The address of State Street Bank & Trust Co. is State Street Financial Center, One Lincoln Street, Boston, MA 02111. This information is based on a Schedule 13G filed by State Street Bank and Trust Co. with the Securities and Exchange Commission on February 12, 2008.

(6)	Barclays Global Investors, NA beneficially owns 7,925,897 shares of common stock of the Company, 7,065,678 shares of which it has sole dispositive power and voting power. The address of Barclays Global Investors NA is 45 Fremont Street, San Francisco, California 94105. This information is based on a Schedule 13G/A filed by Barclays Global Investors, NA with the Securities and Exchange Commission on May 8, 2008.

(7)

Citadel Investment Group, L.L.C., beneficially owns 5,296,854 shares of common stock of the Company with respect to which it has shared voting and dispositive power. The address of Citadel Investment Group, L.L.C. is 131 S. Dearborn Street, 32nd floor, Chicago, Illinois 60603. This information is based on a Schedule 13G/A filed by Citadel Investment Group, L.L.C. on February 13, 2008.

(8)	Capital Group International, Inc. beneficially owns 4,971,860 shares of common stock of the Company over which it has sole dispositive power and 2,254,000 shares over which it has sole voting power. The address of Capital Group International, Inc. is 11100 Santa Monica Blvd., Los Angeles, CA 90025. This information is based on a Schedule 13G filed by Capital Group International, Inc. with the Securities and Exchange Commission on February 12, 2008.

(9)	The shares listed for Mr. Scarborough are an estimate based on the 1,215,782 shares of common stock owned by Mr. Scarborough as of March 20, 2008, the date of his retirement from the Company and the 1,149,532 shares subject to options held by Mr. Scarborough and exercisable as of June 17, 2008.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Exchange Act. Statements that are not historical facts may include forward-looking statements, and the words “anticipate,” “attempt,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” project,” “seek,” “will” and similar terms and phrases may identify forward-looking statements. In addition, other statements we may make from time to time, such as press releases, oral statements made by Company officials and other reports we file with the SEC, may also contain such forward-looking statements. These statements, which represent our expectations or beliefs regarding future events, may include, but are not limited to, statements regarding:

•	our ability to weather the downturn and compete aggressively as market conditions improve;

•	the timing and amounts of the equity incentive grants to the employees of the Company, including the executive officers, under the amended 2008 Plan;

•	our prompt commencement of the Rights Offering, and the Company’s ability to consummate the sale of an additional 50 million shares;

•	our expectations as to the appointment of investor nominees to our Board;

•	our ability to comply with the covenant contained in the Investment Agreement requiring us to convene a stockholders meeting every six months until the Proposals are approved; and

•	potential further transactions with the Investor and its affiliates.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements.

The factors described in this proxy statement and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and subsequently filed Quarterly Reports on Form 10-Q may cause actual results to differ materially from the forward-looking statements made in this proxy statement. Such factors include, but are not limited to, the following:

•

local and general economic and market conditions, including consumer confidence, employment rates, interest rates, housing affordability, the cost and availability of mortgage financing, and stock market, home and land valuations;

•	the supply and pricing of homes available for sale in the new and resale markets;

•	the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict;

•	the cost and availability of suitable undeveloped land, building materials and labor;

•	the cost and availability of construction financing and corporate debt and equity capital;

•	our significant amount of debt and the impact of restrictive covenants in our credit agreements, public notes and private term loans and our ability to comply with these covenants;

•	potential adverse market and lender reaction to our financial condition (including limitations on our ability to incur additional debt and make investments in joint ventures);

•	a negative change in our credit rating or outlook;

•	the demand for single-family homes;

•	cancellations of purchase contracts by homebuyers;

•	the cyclical and competitive nature of our business;

•	governmental regulation, including the impact of “slow growth,” “no growth,” or similar initiatives;

•	delays in the land entitlement and other approval processes, development, construction, or the opening of new home communities;

•	adverse weather conditions and natural disasters;

•	environmental matters;

•	risks relating to our mortgage financing operations, including hedging activities;

•	future business decisions and our ability to successfully implement our operational, growth and other strategies;

•

risks relating to our unconsolidated joint ventures, including restricted payment, entitlement, development, contribution, completion, financing (including remargining), investment, partner dispute and consolidation risk;

•	risks relating to acquisitions; and

•	litigation and warranty claims.

All of our forward-looking statements should be considered in light of these factors.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this proxy statement. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2009 proxy solicitation materials, including director nominations, must set forth such proposal in writing and submit it to the Company’s Corporate Secretary on or before December 2, 2008. The Board will review proposals from eligible stockholders if they are received by December 2, 2008 and will determine whether such proposals will be included in the Company’s 2009 proxy solicitation materials. A stockholder is eligible to present proposals to the Board of Directors for inclusion in the Company’s proxy solicitation materials if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2009 Annual Meeting and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. In addition, proposals must be submitted in accordance with the Company’s bylaws and comply with SEC regulations promulgated pursuant to Rule 14a-8 of the Exchange Act. If a stockholder desires to have a proposal presented at the Company’s annual meeting of stockholders in 2009 and the proposal is not intended to be included in the Company’s related 2009 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices not less than 90 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of the meeting. All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth below for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement incorporates by reference the information listed below that we have previously filed with the SEC. We incorporate by reference Items 7, 7A, 8 and 9 from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and Items 1, 2 and 3 from Part I of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and any other items in that Quarterly Report expressly updating the above referenced items from our Annual Report on Form 10-K. You can read and obtain copies of the information incorporated into this proxy statement at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

The Company will also provide, without charge, a copy of the incorporated materials upon the written or oral request of any stockholder or beneficial owner of Shares. Requests should be directed to the following address:

Clay A. Halvorsen

Corporate Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618-2338

(949) 789-1600

Representatives of Ernst & Young LLP will be present at the Special Meeting and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 18, 2008

This proxy statement is available on the Company’s website at www.standardpacifichomes.com/proxy.htm.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters which would be presented for action at the Special Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

/S/ CLAY A. HALVORSEN

Clay A. Halvorsen
Secretary

Irvine, California
July 17, 2008

APPENDIX A

CERTIFICATE OF DESIGNATIONS FOR SENIOR PREFERRED STOCK

CERTIFICATE OF DESIGNATIONS

OF

SENIOR CONVERTIBLE PREFERRED STOCK

OF STANDARD PACIFIC CORP.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Standard Pacific Corp., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on June 26, 2008, adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby designates 1,500,000 shares of the preferred stock, par value $.01 per share, of the Corporation as “Senior Convertible Preferred Stock” (the “Senior Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Senior Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Designations with the Delaware Secretary of State:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Senior Convertible Preferred Stock”. The number of shares constituting such series shall be 1,500,000. The Senior Preferred Stock shall have par value $.01 per share and the liquidation preference of the Senior Preferred Stock shall initially be $1,000 per share.

Section 2. Ranking. The Senior Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank (i) on a parity with each other class or series of preferred stock established after the Effective Date by the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (ii) senior to the Corporation’s common stock (the “Common Stock”), Series A Junior Participating Cumulative Preferred Stock, Series B Junior Participating Convertible Preferred Stock (the “Series B Preferred Stock”) and each other class or series of capital stock outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Certificate of Designations, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons. For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b) “Aggregate Share Cap” has the meaning set forth in Section 14(f).

(c) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(d) “As-Converted Basis” means with respect to (i) any share of Senior Preferred Stock, such number of shares of Common Stock that such share of Senior Preferred Stock would be then convertible into assuming that the Mandatory Conversion Date had occurred and that shares of Series B Preferred Stock received in exchange for such share of Senior Preferred Stock are contemporaneously converted into shares of Common Stock, and (ii) any share of Series B Preferred Stock, such number of shares of Common Stock that such share of Series B Preferred Stock would be then convertible.

(e) “Beneficial Owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Certificate of Designations, such Person or Group shall be deemed to have “beneficial ownership” of all shares that any such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(f) “Board of Directors” has the meaning set forth in the preamble hereto.

(g) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(h) “Certificate of Designations” has the meaning set forth in the preamble hereto.

(i) “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(j) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(k) “Common Stock” has the meaning set forth in Section 2.

(l) “Conversion Price” means for each share of Senior Preferred Stock, $1,000.00 per share, provided, that such price shall be subject to adjustment as set forth herein.

(m) “Corporation” has the meaning set forth in the preamble hereto.

(n) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(o) “Effective Date” means the date on which shares of the Senior Preferred Stock are first issued.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(q) “Exchange Property” has the meaning set forth in Section 11(a).

(r) “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10, provided that if the issuance or distribution giving rise to an adjustment to the Conversion Price does not result from such an issuance or distribution on the Common Stock, then the Ex-Date shall be the effective date of the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(s) “Fundamental Change” means one of the following:

(i) a “person” or “group” (other than any “person” or “group” that includes the Investor or any of its Affiliates) within the meaning of Section 13d of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Corporation representing more than fifty percent (50%) of the voting power of the outstanding Voting Stock; or

(ii) the occurrence, prior to the Mandatory Conversion Date, of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, with, into or to any Person other than one or more of the Corporation’s subsidiaries or the Investor or any of its Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(t) “Holder” means, as of any date, the Person in whose name the shares of the Senior Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Senior Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(u) “Investor” means MP CA Homes LLC and its permitted successors.

(v) “Junior Securities” has the meaning set forth in Section 2.

(w) “Liquidation Preference” means, as to the Senior Preferred Stock, $1,000 per share, plus any accrued dividends, whether or not declared.

(x) “Liquidation Transaction” has the meaning set forth in Section 5(a).

(y) “Mandatory Conversion Date” means, with respect to the shares of Senior Preferred Stock of any Holder, the day on which the Corporation has received all Stockholder Approvals necessary to permit such Holder to convert such shares of Senior Preferred Stock into authorized shares of Series B Preferred Stock without such conversion resulting in a Violation (and permitting shares of Common Stock to be issued upon conversion of the Series B Preferred Stock).

(z) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(aa) “Parity Securities” has the meaning set forth in Section 2.

(bb) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(cc) “Record Date” has the meaning set forth in Section 4(e).

(dd) “Reorganization Event” has the meaning set forth in Section 11(a).

(ee) “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(ff) “Section 4(c) Dividend Period” has the meaning set forth in Section 4(d).

(gg) “Senior Preferred Stock” has the meaning set forth in the preamble hereto.

(hh) “Series B Preferred Stock” has the meaning set forth in Section 2.

(ii) “Special Dividend” has the meaning set forth in Section 4(c).

(jj) “Special Dividend Rate” means (i) from and after September 15, 2008 to but not including March 15, 2009, 17%, (ii) from and after March 15, 2009 to but not including September 15, 2009, 17.5%, (iii) from and after September 15, 2009 to but including March 15, 2010, 18%, (iv) from and after March 15, 2010 to but not including September 15, 2010, 18.5%, (iv) from and after September 15, 2010 to but not including March 15, 2011, 19%, (v) from and after March 15, 2011 to but not including September 15, 2011, 19.5%, (vi) from and after September 15, 2011, 20%.

(kk) “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to (i) approve the conversion of the Senior Preferred Stock into the Series B Preferred Stock and the Series B Preferred Stock into Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual, and (B) amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Series B Preferred Stock (including without limitation shares of Series B Preferred Stock issued in exchange for and following the conversion of shares of Senior Preferred Stock) into Common Stock.

(ll) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(mm) “Violation” means a violation of the stockholder approval requirements of Section 312.03 of the NYSE Listed Company Manual.

(nn) “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4. Dividends.

(a) From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, (i) non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and (ii) cumulative dividends as set forth in Section 4(c), and no more.

(b) If the Board of Directors declares and pays a cash dividend in respect of any shares of Common Stock, then the Board of Directors shall declare and pay to the Holders of the Senior Preferred Stock a cash dividend in an amount per share of Senior Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Senior Preferred Stock would then be ultimately convertible if Stockholder Approvals had been obtained.

(c) Unless the Mandatory Conversion Date shall have occurred on or before September 15, 2008, until the Mandatory Conversion Date, in addition to the dividends provided for in Section 4(b), dividends shall commence accruing from September 15, 2008 and continue to accrue, whether or not declared, and be payable quarterly in arrears on December 15, March 15, June 15 and September 15 of each year (each, a “Section 4(c) Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day; provided that the first date that such dividends shall be declared by the Board shall be September 15, 2009 or the next succeeding Business Day. Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will, for each outstanding share of Senior Preferred Stock, accrete at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Special Dividends will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. Special Dividends accrued and payable during any Section 4(c) Dividend Period will be added to the Liquidation Preference on the earliest of (i) such Section 4(c) Dividend Payment Date, (ii) for any partial period prior to a Section 4(c) Dividend Payment Date, the date of a liquidation, dissolution or winding up of the Corporation, or (iii) for any partial period prior to a Section 4(c) Dividend Payment Date, the Mandatory Conversion Date. Each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.” For the avoidance of doubt, the declaration and payment of Special Dividends shall solely result in accretion of the accrued dividends to the Liquidation Preference and shall not require the Corporation to make any payments in any form solely as a result of such declaration and payment.

(d) Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Junior Securities unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Senior Preferred Stock.

(e) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4(c), shall be on the first day of the month in which the relevant Section 4(c) Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month.

(f) Dividends payable pursuant to Section 4(b) on the Senior Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Common Stock, the Holders of such Senior Preferred Stock will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Senior Preferred Stock or the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock or the Common Stock.

(g) If the Mandatory Conversion Date with respect to any share of Senior Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Transaction”), each Holder at the time shall be entitled to receive for each share of Senior Preferred Stock held by such Holder liquidating distributions in the amount of the greater of (i) the then-current Liquidation Preference per share of Senior Preferred Stock, plus an amount equal to any accrued dividends, whether or not declared, thereon to and including the date of such liquidation, dissolution or winding up to the extent not added to the Liquidation Preference pursuant to Section 4(c), provided, that, if a liquidation, dissolution, or winding up occurs prior to the December 15, 2008, the accrued Special Dividend, whether or not declared, shall be deemed to be the full amount that would have accrued between September 15, 2008 and December 15, 2008, and (ii) the amount that would be payable if the share of Senior Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Series B Preferred Stock equal to the Liquidation Preference divided by the Applicable Conversion Price and the shares of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock in accordance with the terms thereof; in each case out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Series B Preferred Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders of the Senior Preferred Stock shall not be entitled to participate in any further distribution of the remaining assets of the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any Liquidation Transaction, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Senior Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up; provided, that, a Fundamental Change shall be deemed a Liquidation Transaction unless waived by the vote or consent of the Holders of a majority of the shares of Senior Preferred Stock at the time outstanding voting as a single class.

Section 6. Maturity. The Senior Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions. The Senior Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, such share of Senior Preferred Stock shall automatically convert into shares of Series B Preferred Stock as set forth below. The number of shares of Series B Preferred Stock into which a share of Senior Preferred Stock shall be convertible shall be determined by dividing the then-current Liquidation Preference by the Applicable Conversion Price (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares in accordance with Section 13.

Section 9. Conversion Procedures.

(a) Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date applicable to such Holder;

(ii) the number of shares of Series B Preferred Stock to be issued upon conversion of each share of Senior Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) the place or places where certificates for shares of Senior Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Series B Preferred Stock.

(b) In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within 30 days after the Mandatory Conversion Date, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8. Effective immediately prior to the close of business on the Mandatory Conversion Date with respect any share of Senior Preferred Stock, dividends shall no longer be declared or accrue on any such converted share of Senior Preferred Stock and such share of Senior Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared or accrued and unpaid dividends on such share to the extent provided in Section 4(g) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Series B Preferred Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, shares of Series B Preferred Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Senior Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Series B Preferred Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Series B Preferred Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Series B Preferred Stock or other securities issuable upon conversion) by virtue of holding such share of Senior Preferred Stock.

(d) Shares of Senior Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Senior Preferred Stock.

(e) The Person or Persons entitled to receive the Series B Preferred Stock and/or cash, securities or other property issuable upon conversion of Senior Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Series B Preferred Stock and/or securities as of the close of business on the

Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Series B Preferred Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Senior Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

(f) On the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, certificates representing shares of Series B Preferred Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Senior Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments.

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Series B Preferred Stock in shares of Series B Preferred Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Series B Preferred Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Series B Preferred Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Series B Preferred Stock. If the Corporation subdivides, splits or combines the shares of Series B Preferred Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Series B Preferred Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Series B Preferred Stock are not subdivided, split or combined, the

Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Series B Preferred Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Series B Preferred Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Series B Preferred Stock at less than the Current Market Price (on an As-Converted Basis) on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0+ Y
OS0 + X

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Series B Preferred Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Series B Preferred Stock equal to the aggregate price payable to exercise such rights or warrants divided by the aggregate Current Market Price of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock.

For the purposes of this clause (iii), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Series B Preferred Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Series B Preferred Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Series B Preferred Stock actually delivered. In determining the aggregate offering price payable for such shares of Series B Preferred Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Series B Preferred Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any dividend or distribution referred to in clause (i) above, (b) any rights or warrants referred to in clause (iii) above, (c) any dividend or distribution paid exclusively in cash, (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and (e) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0

SP0 = the aggregate Current Market Price of the Common Stock issuable upon conversion of one share of Series B Preferred Stock.

FMV = the fair market value of the portion of the distribution applicable to one share of Series B Preferred Stock on such date as determined by the Board of Directors.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Series B Preferred Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0 + MPs

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution aggregated for all shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock.

MPs = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Series B Preferred Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Series B Preferred Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Series B Preferred Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Senior Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with a Liquidation Transaction, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

SP0 = the aggregate Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date for all shares that are issuable upon conversion of one share of Series B Preferred Stock.

DIV = the amount per share of Series B Preferred Stock of the dividend or distribution.

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Series B Preferred Stock where the cash and the value of any other consideration included in the payment per share of the Series B Preferred Stock exceeds the aggregate Closing Price for the shares of the Common Stock issuable upon conversion of one share of Series B Preferred Stock, with such Closing Price being that on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

SP0 = the aggregate Closing Price for the shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock, with such Closing Price being that on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1= the number of shares of Series B Preferred Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Series B Preferred Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made with respect to such shares.

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Senior Preferred Stock, Holders will receive, in addition to the shares of Series B Preferred Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Series B Preferred Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may, with the consent of Holders of a majority of the Senior Preferred Stock, make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Series B Preferred Stock resulting from any dividend or distribution of shares of Series B Preferred Stock (or issuance of rights or warrants to acquire shares of Series B Preferred Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)(i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Senior Preferred Stock (including without limitation pursuant to Section 4(b)), without having to convert the Senior Preferred Stock, as if they held the full number of shares of Series B Preferred Stock into which a share of the Senior Preferred Stock may then be converted.

(iii) Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Series B Preferred Stock or Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Series B Preferred Stock under any plan;

(B) upon the issuance of any shares of Series B Preferred Stock or Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Series B Preferred Stock or Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Senior Preferred Stock were first issued and not substantially amended thereafter;

(D) for a change in the par value or no par value of Series B Preferred Stock;

(E) for accrued and unpaid dividends on the Senior Preferred Stock; or

(F) in connection with the rights offering of the Corporation to the Corporation’s stockholders as contemplated by that certain Investment Agreement, between the Corporation and the Investor, dated May 26, 2008, as amended through the date hereof.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the threshold set forth in Section 10(c); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the threshold set forth in Section 10(c) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event of, and only if such event is not a Fundamental Change:

(i) any consolidation, merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock including into securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Senior Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible, when and if convertible pursuant to the terms hereof, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization

Event or an Affiliate of such counterparty) of that number of shares of Common Stock (on an As-Converted Basis) into which the share of Senior Preferred Stock would then be convertible assuming the Mandatory Conversion Date has occurred (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Senior Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Series B Preferred Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive the securities, cash and other property that such Holders would have been entitled to receive upon a liquidation, dissolution or winding up of the Corporation pursuant to Section 5, or (ii) in each case, subject to obtaining the required consent specified in Section 5(c), (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole. For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change; provided, that the Senior Preferred Stock is treated as set forth in the preceding sentence.

Section 12. Voting Rights.

(a) Holders of the Senior Preferred Stock shall be entitled to vote, on an As-Converted Basis, with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, provided, that the votes attributable to such shares with respect to any Holder shall automatically be reduced, (i) pro rata amongst all Holders, such that the total voting power of all of the shares of Senior Preferred Stock is not more than 19.99% of the total voting power of the outstanding Common Stock on the date of issuance of the Senior Preferred Stock and (ii) pro rata amongst Holders included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) with such Holder, and in making any such pro rata determination, taking into account any other Capital Stock beneficially owned by such Holders and any other holders of Capital Stock of the Corporation included in such person or group, so that no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), except that for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty-nine percent (49%) of the total voting power of the Voting Stock. The voting rights set forth in this

Section 12(a) shall be interpreted consistent with the definition of “Change of Control” set forth in the indentures governing the Corporation’s public notes, outstanding on the date hereof, such that a “Change of Control” shall not occur as a result of the voting rights of any Holders of the Senior Preferred Stock (and, for this purpose, taking into account any other Holders and any other holders of Capital Stock of the Corporation included in the same “person” or “group” as such Holder and any other Capital Stock beneficially owned by such Holder, including any other holders included in the same “person” or “group”). For the avoidance of doubt, such determination of total voting power of the Voting Stock shall include all Capital Stock beneficially owned, and not just the Senior Preferred Stock.

(b) So long as any shares of Senior Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Senior Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Senior Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Certificate of Incorporation including any certificate of designations (whether by merger, consolidation, business combination or otherwise) to authorize or create, or increase the authorized amount of, any shares of, any Parity Securities or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking prior to the Senior Preferred Stock in the payment of dividends or in the distribution of assets in a Liquidation Transaction; or

(iii) the consummation of a binding share exchange or reclassification involving the Senior Preferred Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Senior Preferred Stock shall become convertible into Exchange Property, or (z) in each case, subject to obtaining the required consent specified in Section 5(c), (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of the Senior Preferred Stock, or any securities convertible into preferred stock ranking equally with and/or junior to the Senior Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a Liquidation Transaction, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Senior Preferred Stock and the Holders will have no separate right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the

Senior Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Senior Preferred Stock shall have been converted into shares of Series B Preferred Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Series B Preferred Stock will be issued as a result of any conversion of shares of Senior Preferred Stock.

(b) In lieu of any fractional share of Series B Preferred Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the aggregate Closing Price of the Common Stock issuable upon conversion of a share of Series B Preferred Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Senior Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Series B Preferred Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Senior Preferred Stock so surrendered.

Section 14. Reservation of Capital Stock.

(a) Following a Mandatory Conversion Date, the Corporation shall at all times reserve and keep available out of its authorized and unissued Series B Preferred Stock and Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of all outstanding shares of Senior Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Series B Preferred Stock and Common Stock as shall from time to time be issuable upon the conversion of all the shares of Senior Preferred Stock then outstanding or Series B Preferred Stock issuable in respect of such Senior Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date. For purposes of this Section 14(a), the number of shares of Series B Preferred Stock that shall be deliverable upon the conversion of all outstanding shares of Senior Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Senior Preferred Stock, as herein provided, shares of Series B Preferred Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Series B Preferred Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Series B Preferred Stock delivered upon conversion of the Senior Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Senior Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Series B Preferred Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e) The Corporation hereby covenants and agrees that, if at any time the Series B Preferred Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Series B Preferred Stock shall be so listed on such exchange or automated quotation system, all the Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Series B Preferred Stock until the first conversion of Senior Preferred Stock into Series B Preferred Stock in accordance with the provisions hereof, the Corporation covenants to list such Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time. For the avoidance of doubt, nothing herein shall require the Corporation to list the Series B Preferred Stock or the Senior Preferred Stock.

(f) Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall the Corporation be required to deliver shares of Series B Preferred Stock upon conversion of the Senior Preferred Stock in excess of 5,000,000 shares (subject to any adjustments to the Conversion Price provided in Section 10) (the “Aggregate Share Cap”). For the avoidance of doubt, under no circumstances will the Corporation be required to deliver cash in lieu of any shares of Series B Preferred Stock otherwise deliverable hereunder in excess of the Aggregate Share Cap.

Section 15. Repurchases of Junior Securities. For as long as the Senior Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or acquire any of its Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan and (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.

Section 16. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate representing any Senior Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing any Senior Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Senior Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Series B Preferred Stock pursuant to the terms of the Senior Preferred Stock formerly evidenced by the certificate.

Section 17. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to: Standard Pacific Corp., 15326 Alton Parkway, Irvine, CA 92618, Attention: Corporate Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Senior Preferred Stock or shares of Series B Preferred Stock or other securities issued on account of Senior Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Senior Preferred Stock or Series B Preferred Stock or other securities in a name other than that in which the shares of Senior Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND This Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD The date of adoption of this Certificate of Designations was June 26, 2008.

FOURTH This Certificate of Designations was duly adopted by the Board of Directors of the Corporation.

FIFTH No stockholder action was required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Andrew H. Parnes, Executive Vice President-Finance and Chief Financial Officer as of this 26th day of June, 2008.

STANDARD PACIFIC CORP.

/s/ ANDREW H. PARNES
By:	Andrew H. Parnes
Title:	Executive Vice President-Finance and Chief Financial Officer

APPENDIX B

CERTIFICATE OF DESIGNATIONS FOR SERIES B PREFERRED STOCK

CERTIFICATE OF DESIGNATIONS

OF

SERIES B JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF STANDARD PACIFIC CORP.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Standard Pacific Corp., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on June 26, 2008, adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby designates 5,000,000 shares of the preferred stock, par value $.01 per share, of the Corporation as “Series B Junior Participating Convertible Preferred Stock” (the “Series B Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Designations with the Delaware Secretary of State:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Series B Junior Participating Convertible Preferred Stock”. The number of shares constituting such series so designated shall be 5,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors.

Section 2. Ranking. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank, pari passu to the Series A Junior Participating Cumulative Preferred Stock of the Company (the “Series A Preferred Stock”) and junior to the Senior Convertible Preferred Stock, par value $.01 per share, of the Corporation and all other preferred stock of the Corporation, other than a class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Certificate of Designations, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons. For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b) “Aggregate Share Cap” has the meaning set forth in Section 14(f).

(c) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(d) “Board of Directors” shall have the meaning set forth in the preamble hereto.

(e) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(f) “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(g) “Certificate of Designations” has the meaning set forth in the preamble hereto.

(h) “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(i) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(j) “Common Stock” shall have the meaning set forth in Section 4(b).

(k) “Conversion Price” means for each share of Series B Preferred Stock, $3.05 per share; provided, that such price shall be subject to adjustment as set forth herein.

(l) “Corporation” shall have the meaning set forth in the preamble hereto.

(m) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(n) “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(p) “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(q) “Exchange Property” shall have the meaning set forth in Section 11(a).

(r) “Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries or the Investor or any of its Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(s) “Holder” shall mean, as of any date, the Person in whose name the shares of the Series B Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(t) “Investor” means MP CA Homes LLC and its permitted successors.

(u) “Investor Transfer” shall have the meaning set forth in Section 8(b).

(v) “Mandatory Conversion” shall have the meaning set forth in Section 8(b).

(w) “Mandatory Conversion Date” shall have the meaning set forth in Section 8(b).

(x) “Mandatory Conversion Shares” shall have the meaning set forth in Section 8(b).

(y) “Notice of Conversion” shall have the meaning set forth in Section 9.

(z) “Optional Conversion” shall have the meaning set forth in Section 8(a).

(aa) “Optional Conversion Date” shall have the meaning set forth in Section 9(a)(2).

(bb) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(cc) “Record Date” has the meaning set forth in Section 4(d).

(dd) “Reorganization Event” shall have the meaning set forth in Section 11(a).

(ee) “Series A Preferred Stock” shall have the meaning set forth in Section 2.

(ff) “Series B Preferred Stock” shall have the meaning set forth in the preamble hereof.

(gg) “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to (i) approve the conversion of the Series B Preferred Stock into Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual, and (B) amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Series B Preferred Stock into Common Stock.

(hh) “Trading Day” means a day on which the shares of Common Stock:

(1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(ii) “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4. Dividends and Distributions.

(a) From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and no more.

(b) If the Board of Directors declares and pays a dividend in the form of cash or other assets (other than shares of Common Stock or rights or warrants to subscribe for Common Stock) in respect of any shares of common stock of the Corporation, par value $.01 per share (the “Common Stock”), then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock a dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

(c) Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Series B Preferred Stock.

(d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which, with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock.

(e) Dividends payable pursuant to Section 4(b) are non-cumulative. If the Board of Directors does not declare a dividend pursuant to Section 4(b) in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock or Common Stock.

Section 5. Liquidation, Dissolution or Winding Up.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders of the Series B Preferred Stock at the time shall be entitled to receive liquidating distributions of the remaining assets of the Corporation as if each share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into shares of Common Stock.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and outstanding shares of Common Stock and Series A Preferred Stock and any other securities ranking pari passu with the Common Stock, Holders of the Series B Preferred Stock and holders of shares of Common Stock and Series A Preferred Stock and any other securities ranking pari passu with the Common Stock shall share ratably in any distribution of the assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions. The Series B Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8. Conversion

(a) Optional Conversion. Subject to the terms and conditions set forth in this Section 8(a), each share of Series B Preferred Stock shall be convertible at any time, at the option of the Holder thereof (each an “Optional Conversion”), into shares of Common Stock as set forth in Section 8(c); provided that any Holder may only convert such number of shares of Series B Preferred Stock into shares of Common Stock such that such Holder (including a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that includes such Holder), does not become a beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that for purposes of this clause, any such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than forty-nine percent (49%) of the total voting power of the Voting Stock after giving effect to such conversion. This clause shall be interpreted consistent with the terms of Section 12(a).

(b) Mandatory Conversion. Effective as of the consummation (each, a “Mandatory Conversion Date”) of any sale, transfer or other disposition of shares of Series B Preferred Stock by the Investor or its Affiliates to any Person (other than the Investor or an Affiliate of the Investor) (each an “Investor Transfer”), such transferred shares of Series B Preferred Stock (“Mandatory Conversion Shares”) shall automatically convert into shares of Common Stock as set forth in Section 8(c) (each, a “Mandatory Conversion”).

(c) Number of Shares Upon Conversion. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing $1,000 by the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) Each Holder seeking an Optional Conversion shall provide the Corporation with notice of such conversion and each Holder seeking a Mandatory Conversion shall prior to or promptly upon the consummation of an Investor Transfer provide the Corporation with notice of such conversion (each, a “Notice of Conversion”). In addition to any information required by applicable law or regulation, the Notice of Conversion with respect to such Holder shall state, as appropriate:

(1) Whether such conversion is an Optional Conversion or a Mandatory Conversion;

(2) The date on which the optional conversion is to take place (the “Optional Conversion Date”) or the Mandatory Conversion Date, as applicable;

(3) The transferee with respect to Mandatory Conversion Shares;

(4) The number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to an Optional Conversion or Mandatory Conversion; and

(5) The place or places where certificates of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) In the event that some, but not all, of the shares of Series B Preferred Stock held by such Holder, are to be converted pursuant to an Optional Conversion or a Mandatory Conversion, such Holder shall be entitled to select the shares to be surrendered pursuant to this Section 9 such that, after such surrender, such Holder no longer holds shares of Series B Preferred Stock as to which the Optional Conversion or Mandatory Conversion shall have occurred. In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within thirty (30) days after delivery of the Notice of Conversion, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8. Effective immediately prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall only represent such number of shares of Common Stock issuable upon conversion thereof and shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holders is otherwise entitled pursuant to Section 8, Section 11 and Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock. Prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series B Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(d) Shares of Series B Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

(f) On the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock as to which the Optional Conversion or Mandatory Conversion shall have occurred, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing such Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(1) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (1), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(2) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (2), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (2) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(3) Issuance of Stock Purchase Rights. If the Corporation issues to all Holders of the shares of Common Stock (and does not make the equivalent issuance to the Holders of Series B Preferred Stock) rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to sixty (60) days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0+ Y
OS0 + X

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

For the purposes of this clause (3), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (3) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(4) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock (and does not make the equivalent offer to the Holders of Series B Preferred Stock) where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1= the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(5) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Optional Conversion Date or the Mandatory Conversion Date, as applicable, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Optional Conversion Date or Mandatory Conversion Date, as applicable, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Optional Conversion Date or Mandatory Conversion Date, as applicable, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(c) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(d) Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(3) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B Preferred Stock were first issued and not substantially amended thereafter;

(4) for a change in the par value or no par value of Common Stock;

(5) for accrued and unpaid dividends on the Series B Preferred Stock; or

(6) in connection with the rights offering of the Corporation to the Corporation’s stockholders as contemplated by that certain Investment Agreement, between the Corporation and the Investor, dated May 26, 2008, as amended through the date hereof.

(e) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a), taking into account the threshold set forth in Section 10(b); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) taking into account the threshold set forth in Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event of:

(1) any consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(3) any reclassification of the Common Stock into securities including securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series B Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in the Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party as described in Section 11(a), (ii) provides that each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock as provided in Section 8(c), or (iii) provides that (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole. For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change provided that the Series B Preferred Stock is treated as set forth in the preceding sentence.

Section 12. Voting Rights.

(a) The Holders of the Series B Preferred Stock vote together with the Holders of Common Stock on all matters upon which the Holders of Common Stock are entitled to vote. Each share of Series B Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the time of the record date for any such vote, provided, that the votes attributable to such shares with respect to any Holder shall be automatically reduced pro rata amongst Holders included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) with such Holder, and in making any such pro rata determination, taking into account any other Capital Stock beneficially owned by such Holders and any other holders of Capital Stock of the Corporation included in such person or group, so that no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), except that for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty-nine percent (49%) of the total voting power of the Voting Stock. The voting rights set forth in this Section 12(a) shall be interpreted consistent with the definition of “Change of Control” set forth in the indentures governing the Corporation’s public notes, outstanding on the date hereof, such that a “Change of Control” shall not occur as a result of the voting rights of any Holders of the Series B Preferred Stock (and, for this purpose, taking into account any other Holders and any other holders of Capital Stock of the Corporation included in the same “person” or “group” as such Holder and any other Capital Stock beneficially owned by such Holder, including any other holders included in the same “person” or “group”). For the avoidance of doubt, such determination of total voting power of the Voting Stock shall include all Capital Stock beneficially owned, and not just the Series B Preferred Stock.

(b) So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(1) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or

(2) the consummation of a binding share exchange or reclassification involving the Common Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Series B Preferred Stock shall be convertible into the Exchange Property, or (z) (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities or common stock of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities or common stock, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, or any securities convertible into preferred stock ranking junior to, equally with and/or senior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding Section 251 of the General Corporation Law of the State of Delaware or any other provision of Delaware law, Holders will have no right to separately vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Optional Conversion Date or Mandatory Conversion Date, as applicable.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) Following the receipt of the Stockholder Approvals for conversion of outstanding shares of Series B Preferred Stock (including outstanding Senior Preferred Stock convertible into shares of Series B Preferred Stock), the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of such shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all such shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Common Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

(f) Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall each share of the Series B Preferred Stock be convertible into more than 327.86885 shares of Common Stock (subject to any adjustments to the Conversion Price provided in Section 10) (the “Aggregate Share Cap”). For the avoidance of doubt, under no circumstances will the Corporation be required to deliver cash in lieu of any shares of Common Stock otherwise deliverable hereunder in excess of the Aggregate Share Cap.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate representing Series B Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing Series B Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series B Preferred Stock on or after the Optional Conversion Date or Mandatory Conversion Date, as applicable, other than with respect to shares of Series B Preferred Stock that were not converted. In place of the delivery of a replacement certificate following the Optional Conversion Date or Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to: Standard Pacific Corp., 15326 Alton Parkway, Irvine, CA 92618, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND: This Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD: The date of adoption of this Certificate of Designations was June 26, 2008.

FOURTH: This Certificate of Designations was duly adopted by the Board of Directors of the Corporation.

FIFTH: No stockholder action was required.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Andrew H. Parnes, Executive Vice President-Finance and Chief Financial Officer as of this 26th day of June, 2008.

STANDARD PACIFIC CORP.

/s/ ANDREW H. PARNES
By:	Andrew H. Parnes
Title:	Executive Vice President-Finance and Chief Financial Officer

Signature Page to Series B Preferred Certificate of Designations

APPENDIX C

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STANDARD PACIFIC CORP.

(Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware)

Standard Pacific Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was August 14, 1991.

SECOND: This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and it amends and restates the provisions of the Certificate of Incorporation of the Corporation.

THIRD: The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Standard Pacific Corp.

ARTICLE II

DEFINITIONS

For purposes of this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law, as in effect on the date hereof:

(A) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Amended and Restated Certificate of Incorporation, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons.

(B) “Board” shall mean the Board of Directors of the Corporation.

(C) “Investor” shall mean MP CA Homes LLC, a Delaware limited liability company.

(D) “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other legal entity.

(E) “Voting Stock” shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

ARTICLE III

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE IV

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE V

AUTHORIZED CAPITAL STOCK

SECTION 1 Number of Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of all classes of stock that the Corporation shall have authority to issue is six hundred ten million (610,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock, par value of $.01 per share, and ten million (10,000,000) shares of Preferred Stock, par value $.01 per share.

SECTION 2 Common Stock. Shares of Common Stock may be issued from time to time in one or more series. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each series of Common Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Common Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Common Stock then outstanding. Unless and until the Corporation shall file with the Delaware Secretary of State a certificate of designations creating a series of Common Stock, all shares of Common Stock shall be of one class without series and shall be denominated “Common Stock.” Upon the first filing with the Delaware Secretary of State of a certificate of designations creating a series of Common Stock, which series shall be denominated “Class B Common Stock,” each share of Common Stock outstanding or held in the treasury immediately prior to such filing shall be denominated “Class A Common Stock,” and each certificate representing then outstanding shares of Common Stock shall thereafter be deemed to represent shares of Class A Common Stock.

SECTION 3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Preferred Stock then outstanding.

SECTION 4 Distributions Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board in the resolution or resolutions creating such series and providing for the issuance of such shares, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock and any Preferred Stock with rights to participate with the Common Stock in such event. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section 4. After payment in full of said preferential amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of each series of Common Stock and shares of Common Stock without series, and any Preferred Stock with rights to participate with the Common Stock in such event, each in accordance with the resolution or resolutions of the Board creating such series and providing for the issuance of such shares.

ARTICLE VI

ANNUAL MEETINGS OF STOCKHOLDERS

The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation. Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution by the Board of Directors or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other Person or Persons or in any other manner.

ARTICLE VIII

NUMBER OF DIRECTORS

The number of directors that shall constitute the whole Board shall be as specified in the Bylaws of the Corporation, as the same may be amended from time to time. Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (A) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of shares of such series of Preferred Stock, voting as a class, shall be entitled to elect such specified number of directors in accordance with the procedure set forth in the resolution or resolutions of the Board creating such series and providing for the issuance of such shares and (B) each such additional director shall serve until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the resolution or resolutions of the Board creating such series of Preferred Stock and providing for the issuance of shares of such series, whichever occurs earlier. Whenever the holders of shares of such series of Preferred Stock are divested of such right to elect directors pursuant to the resolution or resolutions of the Board creating such series and providing for the issuance of such shares, the terms of office of all directors elected by the holders of such series of Preferred Stock pursuant to such rights, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

ARTICLE IX

STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to any rights of the holders of any series of Preferred Stock to act by written consent as set forth in the applicable certificate of designations, any action required or permitted to be taken by stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting; provided, however, that so long as the Investor, together with its Affiliates, owns shares representing at least 40% of the voting power of the Voting Stock, any action required or permitted to be taken by stockholders of the Corporation at any annual or special meeting of stockholders may be effected without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

ARTICLE X

LINES OF BUSINESS

SECTION 1 Duties. In recognition and anticipation (i) that directors, officers and/or employees of members or partners of the Investor and its Affiliates may serve as directors and/or officers of the Corporation, (ii) that the Investor or members or partners of the Investor and its Affiliates may engage and are expected to continue to engage in the same, similar or related lines of business and/or other business activities as those in which the

Corporation or any of its subsidiaries, directly or indirectly, may engage, and that the Investor or members or partners of the Investor and its Affiliates may compete with the Corporation and its subsidiaries in one or more of such business lines and/or business activities, (iii) that the Investor or members or partners of the Investor and its Affiliates may have an interest in the same areas of corporate opportunity as the Corporation and its subsidiaries, (iv) that the Investor or members or partners of the Investor and its Affiliates may engage in material business transactions with the Corporation and its subsidiaries, and (v) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of the Investor and the members or partners of the Investor and its Affiliates, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of the Investor or members or partners of the Investor and its Affiliates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and its subsidiaries, on the one hand, and the Investor or members or partners of the Investor and its Affiliates, on the other hand, and in recognition of the benefits to be derived by the Corporation through its contractual, corporate and business relations with the Investor and members or partners of the Investor and its Affiliates (including possible service of directors, officers or employees of the Investor or members or partners of the Investor and its Affiliates as directors, officers or employees of the Corporation or its subsidiaries), the provisions of this Article X shall, to the fullest extent permitted by law, regulate and define the conduct of certain of the businesses and affairs of the Corporation in relation to the Investor and members or partners of the Investor and its Affiliates and the conduct of certain affairs of the Corporation as they may involve the Investor and the members or partners of the Investor and its Affiliates and their respective directors, officers and employees, and the power, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article X.

SECTION 2 Similar Activities or Lines of Business. Except as otherwise set forth herein or agreed in writing between the Corporation and the Investor or its Affiliates, the Investor and its Affiliates shall, to the fullest extent permitted by law, have no duty to refrain from (x) engaging in the same, similar or related lines of business and/or other business activities as the Corporation or any of its subsidiaries, or (y) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, and neither any member or partner of the Investor and its Affiliates nor any officer, director or employee thereof (except as provided in Section 3 of this Article X) shall to the fullest extent permitted by law be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation by reason of engaging in any such line of business or activity. In the event that the Investor or a member or partner of the Investor and its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation or any of its subsidiaries and the Investor or a member or partner of the Investor and its Affiliates, provided that knowledge of the potential transaction or matter came to the attention of such Persons other than as a result of his, her or its position with the Corporation or that of their Affiliates with the Corporation, none of the Investor or any such member or partner of the Investor and its Affiliates, to the fullest extent permitted by law, shall (i) be determined to have failed to comply with its duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such corporate opportunity, (ii) have a duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, or (iii) be determined to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or any of its subsidiaries or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that the Investor or such member or partner of the Investor and its Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not communicate or offer information regarding such corporate opportunity to the Corporation.

SECTION 3 Shared Officers and Directors. Except as otherwise agreed in writing between the Corporation and the Investor or its Affiliates in the event that a director or officer of the Corporation who is also a director, officer or employee of the Investor or a member or partner of the Investor and its Affiliates (a “Shared Officer”) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation or any of its subsidiaries and the Investor or a member or partner of the Investor and its Affiliates, provided that knowledge of the potential transaction or matter came to the attention of such Persons other than as a result of his, her or its position with the Corporation or that of their Affiliates with the Corporation, to the fullest extent permitted by law, no such Shared Officer shall (i) be determined to have failed to comply with his or her duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such corporate opportunity, (ii) have a duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, or (iii) be determined to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that the Investor or any member or partner of the Investor and its Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person; or does not communicate or offer information regarding such corporate opportunity to the Corporation; provided, with respect to each of (i), (ii), and (iii) above, that such director or officer acts in a manner consistent with the following:

(A) any corporate opportunity offered to any person who is a Shared Officer by virtue of an officer position with the Corporation or an officer and director position with the Corporation shall belong to the Corporation (in which case such Shared Officer must present the opportunity in the first instance to the Corporation);

(B) any corporate opportunity offered to any person who is a Shared Officer by virtue of having a director position with the Corporation shall belong to the Corporation if such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation (in which case such Shared Officer must present the opportunity in the first instance to the Corporation);

(C) any corporate opportunity offered to any person who is a Shared Officer shall belong to the Investor or the applicable member or partner of the Investor and its Affiliates if such opportunity was expressly offered to such person solely in his or her capacity as a director, officer or employee of the Investor or such member or partner (in which case such Shared Officer must present the opportunity in the first instance to the Investor or such member or partner); and

(D) any corporate opportunity otherwise offered to any person who is a Shared Officer shall belong to the Investor or the applicable member or partner of the Investor and its Affiliates.

The Corporation renounces its interest and expectancy in, or in being offered an opportunity to participate in, any corporate opportunity not expressly allocated to it under this Article X.

SECTION 4 Expiration. This Article shall expire on the date that the Investor, together with its Affiliates, ceases to own shares representing at least 10% of the voting power of the Voting Stock.

ARTICLE XI

ELECTION OF DIRECTORS

SECTION 1 Board. The Board of Directors shall consist of only one class. Except as set forth in Article VIII, (A) each director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified or shall otherwise be removed, and (B) in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term or his prior death, resignation or removal.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may, unless the Board of Directors determines otherwise, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

SECTION 2 Stockholder Nominees. Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

SECTION 3 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause at any time, and only by the affirmative vote of the holders of a majority of the shares of Voting Stock then outstanding.

ARTICLE XII

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “Delaware Law”), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE XIII

AMENDMENT OF CORPORATE DOCUMENTS

SECTION 1 Certificate of Incorporation. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved herein.

SECTION 2 Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by                 , its                  as of this     th day of                 , 2008.

Name:
Title:

APPENDIX D

STANDARD PACIFIC CORP. 2008 EQUITY INCENTIVE PLAN

(as proposed to be amended)

STANDARD PACIFIC CORP.

2008 EQUITY INCENTIVE PLAN

(as amended                     , 2008)

1. Purpose

The purpose of the Standard Pacific Corp. 2008 Equity Incentive Plan (the “Plan”) is to enable Standard Pacific Corp., a Delaware corporation and its Subsidiaries (collectively, the “Company”) to attract, retain and motivate is non-employee directors, officers, employees and service providers, and to further align the interests of such persons with those of Company stockholders by providing for or increasing the proprietary interest of such persons in the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “Change in Control” shall mean:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons acting in concert (other than the Company or any subsidiary thereof or any employee benefit plan of the Company or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Company’s capital stock) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote in the election of directors (“voting stock”);

(ii) during any period subsequent to the effective date of this Plan, a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or those persons who are nominated as new directors by a majority of the current directors or their successors who have been so nominated;

(iii) there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (meaning assets representing fifty percent (50%) or more of the net tangible assets of the Company or generating fifty percent (50%) or more of the Company’s operating cash flow, in each case measured over the Company’s last four full fiscal quarters), or any other similar business combination or transaction, but excluding any business combination or transaction which would result in the voting stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than seventy percent (70%) of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

(v) the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act as in effect on the date hereof; or

(vi) any other event specified by the Administrator, regardless of whether at the time an Award is granted or thereafter.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g) “Fair Market Value” means, as of any date, the closing price per share at which the Shares are sold in the regular way on the New York Stock Exchange or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange or, if the Shares are at any time no longer traded on the New York Stock Exchange, the closing price per share at which the Shares are sold on such other exchange, listing, quotation or similar service, or, if no such closing price is available, such other method, consistent with Section 409A of the Code, as the Administrator may determine.

(h) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(i) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(j) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(k) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(m) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(n) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(o) “Prior Plans” means the Company’s 2000 Stock Incentive Plan, 2001 Non-Executive Officer Stock Incentive Plan and 2005 Stock Incentive Plan.

(p) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(q) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(r) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(s) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(t) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(v) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(w) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3. Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of March 20, 2008, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority of the outstanding Shares present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company does not occur within one year of the date that this Plan was adopted by the Board, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 21,940,000, plus any Shares subject to outstanding awards under the Prior Plans as of June 30, 2008 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted as Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and one-half (1.5) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that again become available for grant pursuant to Section 5(a) or this Section 5(b) shall be added back as one (1) Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and as one and one-half (1.5) Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under a Prior Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 28,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $10,000,000.

(d) Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 250,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or

Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 250,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options in exchange for other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award).

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death. Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within thirty (30) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement. Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Other Reasons. Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1) and (e)(2) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Other than with respect to Awards to Nonemployee Directors, the grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death or disability or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9. Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year or, for Incentive Bonus Awards settled solely in cash, no less than one calendar quarter.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Adjustment of and Changes in the Stock

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 5(a) and 5(c) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Sections 5(a) and 5(c) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Subsidiary or one of more joint ventures, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (1) revenue (including homebuilding and/or financial services revenue), (2) cash balance or cash flow (including cash flow, before or after dividends, and cash from operations), (3) returns (including return on equity, capital, inventory, assets; operating revenue; stockholder return), (4) profit or earnings (including net income; operating income; pretax income; income from joint ventures and/or discontinued operations; earnings; earnings per share and earnings before any one or more of interest, taxes, depreciation, amortization, impairments and write-offs), (5) debt levels and leverage and liquidity (including borrowing capacity; liquidity criteria; interest coverage ratio; debt to capital; debt to equity or other leverage criteria) (6) operating measures consisting of gross, operating or pretax margin; SG&A ratio; overhead or other cost reduction; orders; backlog; deliveries; inventory turnover, increase or reduction; completed and unsold inventory; homes under construction; speculative homes under construction; cancellation or order rates; revenue or deliveries per employee, homes under construction to backlog ratio; lot supply or land position, (7) company fundamentals consisting of stock price; market capitalization; shareholders’ equity or book value per share; economic value added, (8) contractual compliance (including maintaining compliance, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants), or (9) other measures consisting of market share; customer service; customer or employee satisfaction; brand acceptance and recognition; product development, release or innovation; and asset acquisitions or sales (including division acquisitions or sales). To the extent consistent with Section 162(m) of the Code, the Administrator (A) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30), Statement of Financial Accounting Standards No. 111, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs or impairments, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Impact of Change in Control

The Administrator may provide, either at the time an Award is granted or thereafter, that a Change in Control shall have such effect as specified by the Administrator, or no effect, as the Administrator in its discretion may provide. Without limiting the foregoing, the Administrator may but need not provide, either at the time an Award is granted or thereafter, that if a Change in Control occurs, then effective as of a date selected by the Administrator, the Administrator (which for purposes of the Changes in Control described in (i), (ii) and (iii) of the definition of Change in Control contained in Section 2 shall be the Compensation Committee of the Board as constituted prior to the occurrence of such Change in Control) acting in its discretion without the consent or approval of any Participant, may effect one or more of the following alternatives or combination of alternatives with respect to all outstanding Awards (which alternatives may be conditional on the occurrence of such of the Changes in Control specified above and which may vary among individual Participants):

(i) in the case of a Change in Control specified in clause (iii) of the definition of Change in Control, accelerate the time at which Options or Stock Appreciation Rights then outstanding may vest or be exercised in full for a limited period of time on or before a specified date (which will permit the Participant to participate with the common stock received upon exercise of such Option or Stock Appreciation Right in the event of a Change in Control specified in clause (iii) of the definition of Change in Control) fixed by the Administrator, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate,

(ii) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Options or Stock Appreciation Rights may be exercised in full for their then remaining term (or such shorter period as determined by the Administrator),

(iii) accelerate the vesting of Restricted Stock Awards or Restricted Stock Units, or

(iv) require the mandatory surrender to the Company of outstanding Options or Stock Appreciation Rights or unvested Restricted Stock or Restricted Stock Units held by such Participant (irrespective of whether such Options or Stock Appreciation Rights are then exercisable under the provisions of this Plan) as of a date, before or not later than 60 days after such Change in Control, specified by the Administrator, and in such event the Administrator shall thereupon cancel such Options and Stock Appreciation Rights and unvested Restricted Stock and Restricted Stock Units and the Company shall pay to each Participant an amount of cash equal to the excess of the fair market value of the aggregate Shares subject to such Option or Stock Appreciation Right over the aggregate Option or Stock Appreciation Right exercise price of such Shares or the fair market value of the aggregate unvested Shares of Restricted Stock or Restricted Stock Units, as applicable; provided, however, the Administrator shall not select an alternative (unless consented to by the Participant) that would result in the Participant’s owing any money by virtue of operation of Section 16(b) of the Exchange Act. If all such alternatives have such a result, the Administrator shall take such action, which is hereby authorized, to put such Participant in as close to the same position as such Participant would have been in had the selected alternative been made but without resulting in any payment by such Participant pursuant to Section 16(b) of the Exchange Act. Notwithstanding the foregoing, with the consent of the Participant, the Administrator may in lieu of the foregoing make such provision with respect of any Change in Control as it deems appropriate.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

18. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may be repriced, regranted through cancellation, including cancellation in exchange for other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award, or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in Section 12) without the approval of the Company’s stockholders.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the

American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

STANDARD PACIFIC CORP.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE SPECIAL MEETING OF STOCKHOLDERS ON AUGUST 18, 2008

P R O X Y

The undersigned, a stockholder of STANDARD PACIFIC CORP., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement; and, revoking any proxy previously given, hereby constitutes and appoints Jeffrey V. Peterson, Andrew H. Parnes and Clay A. Halvorsen, and each of them, as his, her or its true and lawful agents and proxies with full power of substitution in each, to vote the shares of voting stock of the Company standing in the name of the undersigned at the Special Meeting of Stockholders of the Company to be held at Standard Pacific Corp., 15326 Alton Parkway, Irvine, CA 92618-2338, on Monday, August 18, 2008, at 10:30 A.M., local time, and at any postponement or adjournment thereof, on all matters coming before such meeting as set forth on the reverse hereof.

IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU FAIL TO MARK ONE OF THE BOXES FOR A PROPOSAL, THIS PROXY WILL BE VOTED, IN THE CASE OF PROPOSAL 1, 2 AND 3, FOR THE PROPOSAL.

SEE REVERSE SIDE	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE.	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Special Meeting of Stockholders of

Standard Pacific Corp.

Will be held at:

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618-2338

August 18, 2008

10:30 A.M., Local Time

Please Mark Here for Address Change SEE REVERSE SIDE

Unless otherwise specified, this proxy will be voted FOR proposals 1, 2 and 3.

1.	To approve the conversion of shares of Senior Preferred Stock into Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon the conversion of the Series B Preferred Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve and authorize the adoption of the Company’s Amended and Restated Certificate of Incorporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve the amendment to the Standard Pacific Corp. 2008 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
Please check this box if you plan to attend the Special Meeting. ☐

Signature	Date	Signature	Date

This proxy must be signed exactly as the stockholder name appears hereon. Executors, administrators, trustees, etc., should give their full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on August 17, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/spf Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 18, 2008:

This proxy statement is available on the Company’s website at www.standardpacifichomes.com/proxy.htm

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.